UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Inter-Tel (Delaware), Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Inter-Tel (Delaware), Incorporated.

2)	Aggregate number of securities to which transaction applies:

27,060,862 shares of Inter-Tel common stock (representing the number of shares outstanding as of May 4, 2007 and excluding treasury shares); 4,175,659 options to purchase Inter-Tel common stock (representing the number of options outstanding as of May 4, 2007); and 154,250 performance shares (representing the number of performance shares outstanding as of May 4, 2007).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 27,060,862 shares of Inter-Tel common stock multiplied by $25.60 per share; (B) options to purchase 4,175,659 shares of Inter-Tel common stock with exercise prices less than $25.60 multiplied by $6.54 (which is the difference between $25.60 and the weighted average exercise price of $19.06 per share); and (c) 154,250 performance shares multiplied by $25.60 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$724,015,677

5)	Total fee paid:

$22,228

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPY

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Inter-Tel (Delaware), Incorporated stockholder:

The Board of Directors of Inter-Tel (Delaware), Incorporated, based in part on the recommendation of the Special Committee of the Board of Directors, approved an Agreement and Plan of Merger dated as of April 26, 2007, by and among Inter-Tel, Mitel Networks Corporation, a corporation organized under the laws of Canada, and Arsenal Acquisition Corporation, a wholly-owned subsidiary of Mitel Networks Corporation. Pursuant to the merger agreement, Arsenal Acquisition Corporation will be merged with and into Inter-Tel, and Inter-Tel will survive the merger as a wholly-owned subsidiary of Mitel. Additional information about the votes of the Special Committee and the Board of Directors is included in the attached proxy statement.

If the merger is completed, at the effective time of the merger, each share of common stock of Inter-Tel will be converted into the right to receive $25.60 in cash, without interest.

At a special meeting, Inter-Tel stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement described in the proxy statement. The Board of Directors, based in part on the recommendation of the Special Committee, has approved the merger agreement and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, fair to and in the best interests of Inter-Tel and its stockholders, and resolved to recommend that the Inter-Tel stockholders adopt the Merger Agreement.

Accordingly, Inter-Tel’s Board of Directors recommends that Inter-Tel stockholders vote “FOR” adoption of the merger agreement.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:

                , 2007

                 a.m.

________________

The proxy statement attached to this letter provides you with detailed information about the special meeting of Inter-Tel stockholders and the proposed merger. Please read the entire proxy statement carefully and the merger agreement itself, which is attached as Annex A to the proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Inter-Tel common stock please take the time to vote your shares by completing, signing, dating and mailing the enclosed proxy card in the envelope provided, or vote by telephone or over the Internet, in accordance with the instructions contained on the enclosed proxy card or instructions contained on the voting form provided by your broker or bank.

/s/ NORMAN STOUT
Norman Stout
Chief Executive Officer
Inter-Tel (Delaware), Incorporated

PRELIMINARY COPY

1615 S. 52nd Street

Tempe, Arizona

(480) 449-8900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2007

To Inter-Tel stockholders:

On April 26, 2007, the Board of Directors of Inter-Tel (Delaware), Incorporated, a Delaware corporation, approved an Agreement and Plan of Merger dated as of April 26, 2007, by and among Inter-Tel, Mitel Networks Corporation, a corporation organized under the laws of Canada, and Arsenal Acquisition Corporation, a wholly-owned subsidiary of Mitel Networks Corporation. Pursuant to the merger agreement, Arsenal Acquisition Corporation will be merged with and into Inter-Tel, and Inter-Tel will survive the merger as a wholly-owned subsidiary of Mitel Networks Corporation. At the effective time of the merger, each share of Inter-Tel common stock, par value $0.001 per share, will be converted into the right to receive $25.60 in cash, without interest. The Board of Directors, based in part on the recommendation of the Special Committee of the Board of Directors, has approved the merger agreement, and declared the merger, the merger agreement, and the transactions contemplated by the merger agreement, advisable, fair to and in the best interests of Inter-Tel and its stockholders, and resolved to recommend that the Inter-Tel stockholders adopt the merger agreement.

A special meeting of Inter-Tel stockholders will be held on                 , 2007, at                  a.m., local time, at                                  for the following purposes:

•	To consider and vote upon a proposal to adopt the merger agreement; and

•

To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the special meeting.

The Board of Directors has fixed the close of business on May 25, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting, including at any adjournments or postponements of the special meeting.

At the close of business on the record date, there were                      shares of Inter-Tel common stock outstanding and entitled to vote at the special meeting. Holders of Inter-Tel common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger - Appraisal Rights,” beginning on page 55 of the attached proxy statement.

Your vote is important. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card in the envelope provided to ensure that your shares will be represented at the special meeting if you are unable to attend. You may also vote by telephone or over the Internet by following the instructions on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” adoption of the merger agreement and “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the special meeting.

The Board of Directors recommends that you vote “FOR” adoption of the Merger Agreement and “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if that there are not sufficient votes in favor of the adoption of the merger agreement at the special meeting.

This proxy statement is dated         , 2007 and is first being mailed to Inter-Tel stockholders on or about         , 2007.

/s/ NORMAN STOUT
Norman Stout Chief Executive Officer
Inter-Tel (Delaware), Incorporated

Tempe, Arizona

            , 2007

i

(continued)

ii

(continued)

iii

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning Inter-Tel’s current expectations, assumptions, estimates and projections about Inter-Tel, Inter-Tel’s industry and the proposed Merger. Statements that are not historical or current facts, statements based on assumptions, suppositions and uncertainties, statements about beliefs and expectations, and Inter-Tel management’s projections and evaluations of future events are forward-looking statements. Forward-looking statements may be statements in the future tense and often include the words “may,” “might,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions.

Forward-looking statements are subject to various risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, product development or introductions, statements regarding the proposed Merger with Mitel, and other matters are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond Inter-Tel’s control and may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements.

Important factors that might affect actual results, performance or achievements include, among other things, failure to complete the proposed Merger; effects of the announcement and pendency of the Merger on Inter-Tel’s business; the potential for diversion of management from Inter-Tel’s business; employee recruiting, retention and attrition during the period prior to the completion of the Merger; the potential effect of the proposed Merger on Inter-Tel’s relations with suppliers, customers, service providers and other stakeholders; the ability to retain existing dealers and customers; market acceptance of new and existing Inter-Tel products, software and services; evolution in customer demand for Inter-Tel’s products and services; fluctuations in quarterly results and seasonality; uncertainty of future operating results; availability of inventory from vendors and suppliers; industry, competitive and technological changes; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; international sales and operations; protection of intellectual property, dependence on licensed technology and new product development; risk of product defects and product liability; expansion of indirect channels; management of growth; consolidation in Inter-Tel’s industry sectors, and general market trends or economic changes; and the impact of recently enacted or proposed regulations. Certain other important factors relating to the proposed Merger that may cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the Merger by Inter-Tel stockholders; the failure to obtain antitrust and other governmental approvals in a timely manner or at all; the failure of Mitel to satisfy the conditions to the financing commitments for the proposed Merger; and the failure of various other closing conditions contained in the Merger Agreement to be satisfied as provided therein. For additional information about risk factors that could cause actual results to differ materially from those described in the forward-looking statements, please see Inter-Tel’s filings with the SEC, including Inter-Tel’s Form 10-K filed on March 16, 2007, Inter-Tel’s Form 10-K/A filed on April 30, 2007, Inter-Tel’s Form 8-K filed on April 27, 2007, and Inter-Tel’s Quarterly Reports on Form 10-Q, as described under “Where You Can Find More Information” on page 75.

Reliance on forward-looking statements involves risks and uncertainties. Although Inter-Tel believes that the assumptions on which Inter-Tel’s forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate or incomplete, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that Inter-Tel will necessarily achieve any plans, objectives or projected financial results referred to in any of the forward-looking statements. Inter-Tel does not undertake any obligation to update or revise any forward-looking statements to reflect future events or circumstances, except to the extent expressly required by law.

CERTAIN DEFINITIONS

The following defined terms are referenced in this proxy statement:

•	“Arsenal Acquisition Corporation” means Arsenal Acquisition Corporation, a wholly-owned subsidiary of Mitel Networks Corporation.

•	“Board of Directors” means the Board of Directors of Inter-Tel (Delaware), Incorporated.

•	“DGCL” means the Delaware General Corporation Law.

•	“Inter-Tel” means Inter-Tel (Delaware), Incorporated.

•

“Merger Agreement” means the Agreement and Plan of Merger dated as of April 26, 2007 by and among Inter-Tel, Mitel Networks Corporation, a corporation organized under the laws of Canada, and Arsenal Acquisition Corporation.

•

“Merger” means the merger of Arsenal Acquisition Corporation with and into Inter-Tel pursuant to the Merger Agreement, with Inter-Tel surviving the Merger as a wholly-owned subsidiary of Mitel Networks Corporation.

•	“Merger Consideration” means the $25.60 in cash without interest, payable per share of Inter-Tel common stock pursuant to the Merger.

•	“Mitel” means Mitel Networks Corporation.

•	“SEC” means the Securities and Exchange Commission.

•	“Special Committee” means the Special Committee of the Board of Directors.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The questions and answers below highlight selected information contained elsewhere in this proxy statement and may not describe all of the information that is important to you. To understand the Merger and its legal terms fully, you should carefully read the entire proxy statement and the documents referred to herein and the annexes attached hereto. See also “Where You Can Find More Information” on page 75.

The Merger Agreement is attached as Annex A to the proxy statement. Please read the Merger Agreement in its entirety, as it is the legal document that governs the Merger.

Q:	What will Inter-Tel stockholders receive in the Merger?

A:	As a result of the Merger, Inter-Tel stockholders will receive $25.60 in cash, without interest, for each share of Inter-Tel common stock they own. For example, if you own 100 shares of Inter-Tel common stock, you will receive $2,560.00 in cash pursuant to the Merger in exchange for your Inter-Tel shares.

Q:	What am I being asked to vote on?

A:	At the special meeting, you will be asked to vote on the following two proposals:

•	A proposal to adopt the Merger Agreement; and

•

A proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors, based in part on the recommendation of the Special Committee, has approved the Merger Agreement and declared the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement, advisable, fair to and in the best interests of Inter-Tel and its stockholders and resolved to recommend that the Inter-Tel stockholders adopt the Merger Agreement.

Accordingly, the Board of Directors of Inter-Tel recommends that Inter-Tel stockholders vote “FOR” adoption of the Merger Agreement. The Board also recommends that Inter-Tel stockholders vote “FOR” adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

For additional information regarding these recommendations and the votes of the Special Committee and the members of the Board of Directors on these matters, see “The Merger - Reasons for the Merger and Recommendation by the Board of Directors” beginning on page 31.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes, and carefully consider how the Merger will affect you and how you want to vote on the proposal to adopt the Merger Agreement and the other matters to be voted on at the special meeting. Then simply mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. You may also vote in person at the special meeting, or by telephone or over the Internet by following the procedures described in the following paragraphs.

Q:	What happens if I do not return a proxy card?

A:	The failure to execute and return your proxy card, or to submit a proxy by telephone or over the Internet, will have the same effect as voting against the adoption of the Merger Agreement and no effect on the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting. See “The Special Meeting - Voting of Proxies” beginning on page 15.

Q:	May I vote in person?

A:	Yes. If you hold shares in your name as the stockholder of record and not in “street name,” you may vote those shares in person at the meeting by filling out and submitting a ballot at the special meeting before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, the Board of Directors recommends that you vote your shares in advance by mail, telephone or over the Internet, as described in this proxy statement, so your vote will be counted even if you later decide not to attend. See “The Special Meeting-Revocability of Proxies” on page 16.

If you hold shares in “street name” through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary bank, broker, or other nominee giving you the right to vote the shares. To do this, you should contact your bank, broker, or other nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares at the special meeting by following the procedure provided by your broker. Without instructions, your broker will not vote your shares, which will have the effect of a vote against the adoption of the Merger Agreement and no effect on the voting for the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting. See “The Special Meeting - Voting of Proxies” beginning on page 15.

Q:	How do I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record and not in “street name”, you may vote your shares without attending the special meeting by completing, signing, dating and returning the proxy card in the envelope provided. You may also vote by telephone or over the Internet by following the instructions on the enclosed proxy card.

If you hold your shares in “street name” through a broker, bank, or other nominee, you may vote by completing and returning the voting form provided by your broker, bank, or nominee, or by telephone or over the Internet if telephone and Internet voting are provided by your broker or bank. If Internet or telephone voting is available through your broker or bank, please follow the instructions for telephone or Internet voting provided by your broker or bank. Your broker will not vote your shares unless you provide your broker with voting instructions by following the voting procedures provided to you by your broker. See “The Special Meeting-Voting of Proxies” beginning on page 15.

Q:	May I change my vote after I have submitted a proxy?

A:	Yes. You may change your vote at any time before the vote is taken at the special meeting. You can do this in one of three ways:

•	You can send a signed, dated notice to the Corporate Secretary of Inter-Tel, stating that you would like to revoke your proxy;

•

You can complete, date, sign and return a later dated proxy card, or submit a later dated vote by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card; or

•	If your shares are registered in your name, you can attend the meeting and vote in person.

Your attendance at the special meeting alone will not revoke your proxy. If you have instructed a broker on how to vote your shares, you must follow directions received from your broker to change those instructions. See “The Special Meeting - Revocability of Proxies” on page 16.

Q:	Should I send in my Inter-Tel stock certificates now?

A:	No, you should not send any stock certificates now. After the Merger is completed, you will receive written instructions for surrendering your shares of Inter-Tel common stock for the Merger Consideration of $25.60 per share in cash, without interest, for each share of Inter-Tel common stock you own. See “The Merger - Conversion of Shares; Procedures for Exchange of Certificates” beginning on page 48.

Q:	When do you expect the Merger to be completed?

A:	The parties have agreed in the Merger Agreement to use their respective reasonable best efforts to complete the Merger as quickly as possible. Inter-Tel currently expects the Merger to be completed in the third quarter of 2007. In addition to obtaining Inter-Tel stockholder approval, before the Merger can be completed, all closing conditions in the Merger Agreement must be satisfied or waived, including the expiration or termination of waiting periods under applicable United States and foreign anti-trust and competition laws.

Q:	Am I entitled to appraisal rights?

A:	Yes. Inter-Tel stockholders have the right under the DGCL to dissent from the adoption of the Merger Agreement and to exercise appraisal rights under the DGCL, as described in detail in this proxy statement under the caption “The Merger - Appraisal Rights” beginning on page 55.

Q:	What will happen to my Inter-Tel stock options or other equity incentive awards?

A:	Pursuant to the Merger Agreement, all options to purchase shares of Inter-Tel common stock under Inter-Tel’s equity incentive plans and all performance share awards for which Inter-Tel common stock may be issued upon attaining specified performance goals granted under the 1997 Long-Term Incentive Plan that are outstanding immediately prior to the effective time of the Merger will vest and be canceled, in exchange for cash in an amount determined by multiplying:

•	the excess, if any, of the Merger Consideration of $25.60 per share of Inter-Tel common stock, without interest, over the applicable exercise price of the option or other equity incentive award, by

•	the number of shares of common stock that

•	the holder could have purchased in the case of a stock option (assuming full vesting of such stock options); or

•	that could be issued to the holder in connection with a performance share award (assuming full vesting of such awards and attainment of specified performance goals).

See “The Merger-Treatment of Outstanding Stock Options and Equity Awards” beginning on page 49.

Q:	Will I owe taxes as a result of the Merger?

A:	The exchange of Inter-Tel common stock for the cash Merger Consideration will be a taxable transaction to Inter-Tel stockholders for United States federal income tax purposes. See “The Merger - Material United States Federal Income Tax Consequences of the Merger” beginning on page 52 for additional information about the tax consequences of the Merger.

Please note that the particular tax consequences of the Merger to you will depend on your particular facts and circumstances, and you should consult with your own tax advisor to fully understand the tax consequences of the Merger to you.

Q:	Who can help answer my other questions?

A:	If you would like additional copies of this proxy statement or the enclosed proxy card, or if you need assistance in voting your shares, you should contact Innisfree M&A Incorporated, Inter-Tel’s proxy solicitor for the special meeting, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free at: (888) 750-5834

Banks and Brokers Call Collect at: (212) 750-5833

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not describe all of the information that is important to you. To understand the Merger and its legal terms fully, you should carefully read this entire proxy statement and the documents referred to herein and the annexes attached hereto. See “Where You Can Find More Information” on page 75.

The Merger Agreement is attached as Annex A to this proxy statement. Please read the Merger Agreement in its entirety as it is the legal document that governs the Merger.

The Companies

Inter-Tel (Delaware), Incorporated.

•

Inter-Tel is a single-point-of-contact, full-service provider of IP and converged voice, video and data business communications platforms, multi-media contact center applications, remote-control software to provide real-time communications and instantaneous, browser-to-browser Web conferencing and help desk support solutions. Inter-Tel also provides a wide range of managed services, including voice and data network design and traffic provisioning, local and long distance calling services, custom application development, maintenance, leasing, and support services for its products. Inter-Tel’s customers include business enterprises, government agencies and non-profit organizations. Inter-Tel was originally incorporated in Arizona in 1969 and was reincorporated in Delaware in 2006.

•	Inter-Tel’s offices are located at 1615 S. 52nd Street, Tempe, AZ 85281, telephone: 480-449-8900.

•	See “The Companies - Inter-Tel” on page 17 for additional information about Inter-Tel.

Mitel Networks Corporation

•

Mitel, a corporation organized and existing under the laws of Canada, is a leading provider of integrated communications solutions and services for business customers. Mitel’s Internet Protocol, or IP, based communications solutions consist of a combination of telephony hardware products, such as communications platforms and desktop devices, and software applications that integrate voice, video and data communications with business applications and processes. Mitel complements its communications solutions with a range of services, including the design of communications networks, implementation, maintenance, training and support services. Mitel has been a leading vendor of business communications systems for over 25 years. Mitel offers packaged software applications that are designed to solve particular business communications challenges, including applications for contact centers, mobility, teleworking, messaging and collaboration. Mitel also develops solutions that focus on specific industries as well as custom software applications that address the needs of specific customers. Mitel’s customers include prominent hotel chains, governmental agencies, retail chains and healthcare providers worldwide. Mitel operates from over 40 locations around the world and sells its communications solutions through a distribution network of over 1,400 channel partners that includes wholesale distributors, solutions providers, authorized resellers, communication services providers, systems integrators, and other distribution channels.

•	Mitel’s offices are located at 350 Legget Drive, Kanata, Ontario, Canada K2K 2W7, Telephone: (613) 592-2122.

•	For more information about Mitel, see “The Companies - Mitel Networks Corporation” on page 18.

Arsenal Acquisition Corporation

•

Arsenal Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Mitel. Arsenal Acquisition Corporation was organized solely for the purpose of entering into the Merger Agreement with Inter-Tel and completing the Merger and has not conducted any business operations.

•	Arsenal Acquisition Corporation is located at c/o Mitel Networks Corporation, Mitel Networks Corporation, 350 Legget Drive, Kanata, Ontario, Canada K2K 2W7, Telephone: (613) 592-2122.

•	See “The Companies - Arsenal Acquisition Corporation” on page 18 for additional information about Arsenal Acquisition Corporation.

Merger Consideration

•

If the Merger is completed, you will receive $25.60 in cash, without interest, in exchange for each share of Inter-Tel common stock that you own immediately prior to the Merger. After the Merger is completed, you will have the right to receive the Merger Consideration but you will no longer have any rights as an Inter-Tel stockholder, except to the extent you have dissented from adoption of the Merger Agreement and asserted your rights to an appraisal of the “fair value” of your shares under the DGCL.

•	See “The Merger - Merger Consideration” on page 48 and “The Merger—Appraisal Rights” beginning on page 55.

Treatment of Outstanding Stock Options and Equity Awards

•

Pursuant to the Merger Agreement, all options to purchase shares of Inter-Tel common stock under Inter-Tel’s equity incentive plans and all performance share awards for which Inter-Tel common stock may be issued upon attaining specified performance goals granted under the 1997 Long-Term Incentive Plan that are outstanding immediately prior to the effective time of the Merger will vest and be canceled, in exchange for cash in an amount determined by multiplying:

•	the excess, if any, of the Merger Consideration of $25.60 per share of Inter-Tel common stock, without interest, over the applicable exercise price of the option or other equity incentive award, by

•	the number of shares of common stock that

•	the holder could have purchased in the case of a stock option (assuming full vesting or such stock options); or

•	that could be issued to the holder in connection with a performance share award (assuming full vesting of such awards and attainment of specified performance goals).

•	See “The Merger - Treatment of Outstanding Stock Options and Equity Awards” beginning on page 49 for additional information.

Interests of Inter-Tel’s Directors and Management in the Merger

•

When considering the recommendation of the Board of Directors “FOR” the adoption of the Merger Agreement, you should be aware that members of the Board of Directors and certain officers of Inter-Tel have interests in the Merger that are different from yours, including, the following:

•

Norman Stout, Inter-Tel’s Chief Executive Officer, entered into an employment agreement with Inter-Tel, pursuant to which he is entitled to certain severance and termination benefits if his employment is terminated under specified circumstances before or after the Merger.

•

Certain of Inter-Tel’s officers and directors have entered into change of control agreements with Inter-Tel pursuant to which they are entitled to receive certain severance and termination benefits if their employment is terminated under specified circumstances before or after the Merger.

•

Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of the surviving corporation will include provisions for exculpation and indemnification of directors and officers that are equivalent in all material respects to those set forth in Inter-Tel’s certificate of incorporation and bylaws in effect as of the date of the Merger Agreement, which provisions may not be amended for a period of six years after the effective time of the Merger, except as required by law or to enlarge the scope of the indemnification provided.

•

Pursuant to the Merger Agreement, directors’ and officers’ liability insurance for persons who are covered by Inter-Tel’s directors’ and officers’ liability insurance as of the date of the Merger Agreement will be maintained for six years after the effective time of the Merger on terms comparable to those currently in effect.

•

Pursuant to the Merger Agreement, Mitel agreed to make available up to $150,000 of cash to pay retention bonuses to individuals, in amounts and upon terms and conditions, to be agreed by Mitel and Inter-Tel. Although these bonuses have not been fixed and will not be paid to Inter-Tel’s directors, or its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technical Officer or the General Counsel, it is possible that other members of management could receive payments from this bonus pool.

•

Each of Inter-Tel’s directors and executive officers currently holds options to acquire Inter-Tel common stock or performance share awards to be issued Inter-Tel common stock upon achieving certain specified performance goals. All such stock options and performance share awards will be accelerated and fully vested upon the effective time of the Merger, and, as a result of the merger, will be exchanged for cash in the amount of (a) $25.60 per share of Inter-Tel common stock that the holder of such option could have purchased or that could have been issued to such holder in connection with a performance share award less (b) the applicable exercise price, if any, for such shares, whether or not such options and performance share awards were vested and exercisable at such time, and regardless of whether specified performance goals were attained as of the effective time of the Merger with respect to performance share awards.

•	See “The Merger - Interests of Inter-Tel’s Directors and Management in the Merger” beginning on page 50 for additional information.

Reasons for the Merger

•

The Board of Directors has approved the Merger Agreement, and declared the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Inter-Tel and its stockholders, based in part on the recommendation of the Special Committee and on various other factors more fully described in this proxy statement, and resolved to recommend that the Inter-Tel stockholders adopt the Merger Agreement.

•	See “The Merger - Reasons for the Merger and Recommendation by the Board of Directors” beginning on page 31.

Recommendation to Stockholders

Inter-Tel’s Board of Directors, having approved the Merger Agreement, based in part on the recommendation of the Special Committee, having declared the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement, advisable, fair to and in the best interests of Inter-Tel and its stockholders, and having resolved to recommend that the Inter-Tel stockholders adopt the Merger Agreement:

•	recommends that Inter-Tel stockholders vote “FOR” the adoption of the Merger Agreement; and

•

recommends that Inter-Tel stockholders vote “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

For additional information regarding the Board’s recommendations and the votes of the Special Committee and the Board of Directors with respect to these matters, see “The Merger - Reasons for the Merger and Recommendation by the Board of Directors” beginning on page 31.

Opinion of Inter-Tel’s Financial Advisor

•

UBS Securities LLC, Inter-Tel’s financial advisor (“UBS”), delivered to the Board of Directors its written opinion dated as of April 26, 2007 that, subject to various assumptions, matters considered and limitations described in the written opinion, as of April 26, 2007, the Merger Consideration of $25.60 per share to be received by holders of Inter-Tel common stock (excluding Mr. Mihaylo and his affiliates), was fair, from a financial point of view, to such holders.

•

The full text of the UBS written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by UBS, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Inter-Tel common stock are encouraged to read the opinion carefully in its entirety. UBS provided its opinion to the Special Committee and the Board of Directors to assist the Special Committee and Board of Directors in their evaluation of the Merger Consideration from a financial point of view.

•

UBS’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Merger. See “The Merger - Opinion of Inter-Tel’s Financial Advisor” beginning on page 34.

Certain Projections

•	Inter-Tel does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance.

•

In connection with the review of the proposed acquisition of Inter-Tel by Mitel, Inter-Tel’s management prepared non-public financial projections reflecting management’s views as to possible future performance of Inter-Tel for the final three quarters of fiscal year 2007 and fiscal years 2008 through 2011. The projections for the final three quarters of 2007 were provided to Mitel on a confidential basis, but the projections for fiscal years 2008 through 2011 were not provided to Mitel before executing the Merger Agreement. All of these projections were provided to UBS. The inclusion of these projections should not regarded as an indication that Inter-Tel or Mitel considered or now considers these projections to be a reliable prediction of future results. Inter-Tel has not updated the projections for the last three quarters of 2007 since they were provided to Mitel, or the projections for fiscal years 2008 through 2011, since they were provided to UBS.

•

Inter-Tel does not intend to update or otherwise revise any of the projections included in this proxy statement. Please see “The Merger - Certain Projections” on page 40 for additional information about the projections.

Financing of the Merger

Mitel is financing the Merger Consideration, in part, with the proceeds of equity and debt financings, as well as Inter-Tel cash on hand at the closing of the Merger. Mitel estimates that the total amount of funds necessary to fund the Merger Consideration and to make payments to holders of Inter-Tel’s options and equity incentive awards as required by the Merger Agreement, consummate the Merger and the related transactions contemplated thereby will be approximately $724 million. According to Mitel, the following arrangements are in place as of the date of the Merger Agreement to provide Mitel the necessary financing to consummate the Merger (see “The Merger - Financing of the Merger” beginning on page 43 for additional information):

•

Equity Financing. Mitel has received an equity financing commitment (referred to in this proxy statement as the Equity Financing Commitment) of $303,546,000 from Francisco Partners II, L.P. (“Francisco Partners”), a financial sponsor through which the equity commitment financing is being funded on behalf of Francisco Partners’ affiliated entities. Pursuant to an equity commitment letter and subject to the conditions contained therein, Francisco Partners, on behalf of its affiliated entities, has agreed to make an aggregate equity investment of $303,546,000 in exchange for issuance to Francisco Partners and/or its affiliates of a new class of preferred shares of Mitel on the terms and conditions set forth in the equity commitment letter.

•

Debt Financing. Mitel has received an aggregate debt financing commitment of $460,000,000 (referred to in this proxy statement as the Debt Financing Commitment) from Morgan Stanley Senior Funding, Inc. and Morgan Stanley Senior Funding (Nova Scotia) Co.

(collectively, and together with their respective affiliates, referred to as “Morgan Stanley”), pursuant to which Morgan Stanley has provided its financing commitment and has agreed to use commercially reasonable efforts to arrange a syndicate of lenders to provide the Debt Financing Commitment, as further specified in the debt commitment letter.

•	The Debt Financing Commitment consists of a new secured first lien term loan and revolving credit facilities, and a new secured second lien loan facility, as follows:

•	up to $275.0 million in a senior secured first lien loan facility, comprised of:

•	a $245.0 million term loan facility;

•	a $30.0 million revolving credit facility, consisting of U.S. and Canadian sub-facilities; and

•	up to $185.0 million in a senior secured second lien term credit facility

•

Availability of Equity and Debt Financing. The availability of the Equity Financing Commitment and the Debt Financing Commitment is subject to the satisfaction of various conditions contained in the debt and equity financing commitment letters delivered to Inter-Tel by Mitel pursuant to the Merger Agreement.

•	These conditions are in general customary for acquisition financings with an equity contribution and levered debt components.

•

There can be no assurance that all of the conditions to the Equity and Debt Financing Commitments will be met or that Mitel will be able to obtain alternative financing in the event conditions precedent to the funding of the Equity and Debt Financing Commitments are not met as required under the equity and debt financing commitment letters. See “The Merger - Financing of the Merger” beginning on page 43 for additional information.

Recent Developments and Certain Litigation

•

Inter-Tel has recently been made a party to two shareholder class action lawsuits related to the proposed Merger. Among various claims, the plaintiffs seek an injunction to the consummation of the proposed Merger. While Inter-Tel is in the process of conducting discovery of the various claims brought in the Shareholder Actions, Inter-Tel believes that the claims are without merit and Inter-Tel intends to vigorously defend against all claims brought in these actions. For additional information regarding the claims brought in these suits, see “The Merger - Recent Developments and Certain Litigation” beginning on page 47 of this proxy statement for additional information.

•

In addition and as previously disclosed in Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 16, 2006, Inter-Tel and certain members of the Board of Directors are defendants in a stockholder class action suit alleging, among other things, that the defendants failed to pursue a “value maximizing plan” for the Inter-Tel stockholders. Inter-Tel has filed a motion to dismiss all of these claims. Inter-Tel believes that the claims are without merit, and Inter-Tel plans to vigorously defend against all claims brought in this action. See “The Merger - Recent Developments and Certain Litigation” beginning on page 47 of this proxy statement for additional information.

The Special Meeting of Inter-Tel’s Stockholders

•	Date, Time and Place. A special meeting of Inter-Tel stockholders will be held on , 2007, at a.m., local time at , to consider and vote upon the following matters:

•	a proposal to adopt the Merger Agreement; and

•

a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

•

Record Date and Voting Power. Stockholders who own shares of Inter-Tel common stock at the close of business on May 25, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of Inter-Tel common stock you owned at the close of business on the record date. There were              shares of Inter-Tel common stock outstanding on the record date and entitled to be voted at the special meeting.

•	Required Vote.

•

The adoption of the Merger Agreement requires that stockholders holding a majority of the shares of Inter-Tel common stock outstanding at the close of business on the record date and entitled to vote on the proposal, vote “FOR” the adoption of the Merger Agreement.

•

The adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting, requires that stockholders holding a majority of shares of Inter-Tel common stock having voting power, present in person or represented by proxy, vote “FOR” the adjournment or postponement of the special meeting.

•

Share Ownership of Directors and Management. Inter-Tel’s directors and executive officers and their affiliates (excluding Steven G. Mihaylo and his affiliates) own approximately             % of the shares outstanding on the record date for the special meeting entitled to vote at the special meeting. Steven G. Mihaylo, Inter-Tel’s former chief executive officer and a current director of the Company, and his affiliates, own approximately             % of the shares outstanding on the record date for the special meeting entitled to vote at the special meeting. Each Inter-Tel director who voted to approve the Merger Agreement and each Inter-Tel executive officer has indicated to Inter-Tel that they will vote “FOR” the adoption of the Merger Agreement.

•	See “The Special Meeting” beginning on page 14 for additional information regarding the special meeting.

•

See “The Merger - Reasons for the Merger and Recommendation by the Board of Directors” beginning on page 31 for additional information regarding the Board’s recommendation and the votes of the Special Committee and the Board of Directors with respect to the Merger Agreement and the Merger.

Conditions to the Completion of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of specific conditions set forth in the Merger Agreement, which include the following mutual conditions (see “The Merger Agreement - Conditions to the Completion of the Merger” beginning on page 60 for additional information):

•	the holders of a majority of the outstanding shares of Inter-Tel common stock must have voted in favor of adopting the Merger Agreement;

•	there must not be any applicable law in force prohibiting the consummation of the Merger;

•	all applicable United States and foreign anti-trust waiting periods must have terminated or expired;

•	all actions by or filings with any governmental authority required to permit the consummation of the Merger must have been taken or made.

Mitel’s obligations to complete the Merger are also subject to the satisfaction or waiver by Mitel of the following conditions, among others:

•	Inter-Tel must have performed in all material respects all of its obligations under the Merger Agreement;

•	Inter-Tel’s representations and warranties contained in the Merger Agreement

•	that are qualified by materiality or a material adverse effect on Inter-Tel must be true and correct; and

•	that are not qualified by materiality or a material adverse effect on Inter-Tel must be true and correct except as would not have a material adverse effect on Inter-Tel;

•	no “material adverse effect” (as defined in the Merger Agreement and as described in “The Merger Agreement - Material Adverse Effect” beginning on page 61) on Inter-Tel shall have occurred; and

•	Inter-Tel and its subsidiaries must have no less than $179 million of “readily available cash” as defined in the Merger Agreement.

Inter-Tel’s obligation to complete the Merger is also subject to the satisfaction or waiver by Inter-Tel of the following conditions, among others:

•	each of Mitel and Arsenal Acquisition Corporation must have performed in all material respects all of its obligations under the Merger Agreement; and

•

the representations and warranties of each of Mitel and Arsenal Acquisition Corporation contained in the Merger Agreement (i) that are qualified by materiality or a material adverse effect on Mitel must be true and correct, and (ii) that are not qualified by materiality or a material adverse effect on Mitel must be true and correct except as would not have a material adverse effect on Mitel.

Termination of the Merger Agreement

Mitel and Inter-Tel may terminate the Merger Agreement at any time prior to the effective time of the Merger, even after the Inter-Tel stockholders have adopted the Merger Agreement, under certain circumstances, including:

•	by mutual written agreement;

•	by either Inter-Tel or Mitel if:

•

the Merger has not been consummated by September 30, 2007, provided that no breach by the terminating party of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

•	consummation of the Merger would violate any nonappealable final order of any governmental authority having competent jurisdiction; or

•	the Inter-Tel stockholders do not adopt the Merger Agreement.

•	by Mitel, if a “company triggering event” (as defined in the Merger Agreement and as described in “The Merger Agreement - Termination” beginning on page 64) has occurred;

•

by either Mitel or Inter-Tel, if the other party is in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, and such breach is incapable of being cured or is not cured within 15 days after written notice of breach;

•

by Inter-Tel, to enter into a definitive agreement with respect to a “superior proposal” (as defined in the Merger Agreement and as described in “The Merger Agreement - Termination” beginning on page 64), provided that Inter-Tel has complied in all material respects with its no solicitation obligations contained in the Merger Agreement, pays a $20 million termination fee to Mitel (as discussed in “The Merger Agreement - Termination Fees and Expenses” beginning on page 65) simultaneously with the termination of the Merger Agreement and immediately thereafter enters into a definitive agreement with respect to such “superior proposal”; or

•

by Inter-Tel, if the conditions to the obligations of both parties and substantially all of the conditions to the obligations of Mitel and Arsenal Acquisition Corporation have been satisfied on or prior to August 15, 2007 and Mitel fails to consummate the Merger within five business days after satisfaction of such conditions.

Limitation on Considering Other Acquisition Proposals

•

The Merger Agreement contains detailed provisions restricting Inter-Tel’s right to solicit competing acquisition proposals, subject to certain enumerated exceptions to allow the Board of Directors to exercise its fiduciary duties under the DGCL when presented with alternative transactions the Board of Directors deems to be, or considers reasonably likely to lead to, a “superior proposal” (as defined in the Merger Agreement and as described in “The Merger Agreement - Termination” beginning on page 64).

•	See “The Merger Agreement - No Solicitation” beginning on page 62 for additional information.

Termination Fees and Expenses

The Merger Agreement provides that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such fees, costs and expenses, except:

•

if the Merger Agreement is terminated by Mitel or Inter-Tel in specified circumstances where Inter-Tel stockholders fail to adopt the Merger Agreement, Inter-Tel must reimburse Mitel for all reasonable and documented out of pocket expenses of Mitel incurred in connection with the Merger Agreement and the transactions contemplated thereby, up to $6 million;

•	Inter-Tel must pay Mitel a termination fee of $20 million if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement; and

•	in certain other termination events specified in the Merger Agreement, Mitel must pay Inter-Tel a termination fee of $20 million.

•	See “The Merger Agreement - Termination Fees and Expenses” beginning on page 65 for additional information.

Market Price and Dividend Data

•

Inter-Tel common stock is listed on The Nasdaq Global Market under the symbol “INTL.” On April 26, 2007, the last full trading day prior to the public announcement of the proposed Merger, Inter-Tel common stock closed at $ 23.79. On             , 2007, the last full trading day prior to the date of this proxy statement, Inter-Tel common stock closed at $            .

•	See “Market Price and Dividend Data” on page 13 for additional information.

Material United States Federal Income Tax Consequences of the Merger

•

The exchange of Inter-Tel common stock for the cash Merger Consideration will be a taxable transaction to Inter-Tel stockholders for United States federal income tax purposes. See “The Merger - Material United States Federal Income Tax Consequences of the Merger” beginning on page 52.

•

Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular facts and circumstances. You should consult with your own tax advisor to fully understand the tax consequences of the Merger to you.

Regulatory Matters

•

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Merger may not be completed until Inter-Tel and Mitel have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period under the HSR Act has expired or been terminated. On May 10, 2007, Inter-Tel and Mitel filed notification reports under the HSR Act with the Federal Trade Commission and the Department of Justice.

•

Inter-Tel and Mitel cannot assure you that a challenge to the Merger on antitrust grounds will not be made by federal or state antitrust authorities or private parties or, if a challenge is made, of the result of any such challenge, nor can Inter-Tel or Mitel assure you that Inter-Tel and Mitel will obtain the regulatory approvals necessary to complete the Merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the Merger or require changes to the terms of the Merger. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the termination date of the Merger Agreement or at all.

•

The Department of Justice, the Federal Trade Commission, and state antitrust authorities frequently scrutinize the legality of transactions under the antitrust laws. One or more of these agencies could issue requests to Mitel and/or Inter-Tel for additional information regarding the proposed Merger. If such requests for additional information were made, the waiting period referred to above would be extended until the end of the 30th day after both Mitel and Inter-Tel have substantially complied with the requests for additional information or such later time as is agreed among the parties and the subject agency, unless the waiting period is earlier terminated because the subject agency determines to close its review.

•	See “The Merger - Regulatory Matters” beginning on page 54 for additional information.

A ppraisal Rights

•

Inter-Tel stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Inter-Tel common stock determined in accordance with Delaware law.

•

The fair value of shares of Inter-Tel common stock as determined in accordance with Delaware law may be more or less than the Merger Consideration of $25.60 per share to be paid to non-dissenting Inter-Tel stockholders in the Merger.

•

Inter-Tel stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement and must follow specific procedures outlined in Section 262 of the DGCL to exercise appraisal rights. Dissenting Inter-Tel stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost.

•

This proxy statement summarizes the procedures for exercising appraisal rights. The actual provisions of Section 262 of the DGCL that grant such appraisal rights and govern the precise procedure for exercising them are attached as Annex C. Please read these provisions carefully and in their entirety. See “The Merger—Appraisal Rights” beginning on page 55 and Annex C attached to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Inter-Tel common stock is listed on The Nasdaq Global Market under the symbol “INTL.” Following the Merger there will be no public market for Inter-Tel common stock. The following sets forth the high and low bid prices for Inter-Tel common stock for each quarter during the periods indicated.

Quarter	Inter-Tel Common Stock
	Low	High
Fiscal Year Ended December 31, 2004
First quarter	$24.40	$34.50
Second quarter	20.80	33.00
Third quarter	18.74	24.93
Fourth quarter	21.83	30.78
Fiscal Year Ended December 31, 2005
First quarter	$24.36	$30.00
Second quarter	17.27	24.66
Third quarter	18.45	25.34
Fourth quarter	18.12	21.01
Fiscal Year Ending December 31, 2006
First quarter	$19.03	$22.83
Second quarter	19.84	24.18
Third quarter	19.37	22.5
Fourth quarter	20.16	22.72

The closing per share sales price of Inter-Tel common stock, as reported on The Nasdaq Global Market, was $23.79 on April 26, 2007, the last full trading day before the public announcement of the proposed Merger, and $             on             , 2007, the latest practicable trading day before the printing of this proxy statement.

Since December 31, 1997, Inter-Tel has paid quarterly cash dividends for every share of its common stock to stockholders of record. Dividend payments have traditionally been made on or about 15 days after the end of each fiscal quarter. During the 2005 and 2006 fiscal years, the quarterly dividend was $0.08 per share, except for the second quarter of the 2005 fiscal year when the quarterly dividend was $1.08 per share. Most recently, according to Inter-Tel’s normal business practice, the Board of Directors declared a quarterly dividend of $0.08 per share to stockholders of record as of April 2, 2007, which was paid on or about April 15, 2007. Under the Merger Agreement, Inter-Tel is not permitted to pay any additional cash dividend on its common stock after the date of the Merger Agreement without Mitel’s consent.

T HE SPECIAL MEETING

Inter-Tel is furnishing this proxy statement to Inter-Tel stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting.

Date, Time and Place

Inter-Tel will hold the special meeting of Inter-Tel stockholders on             , 2007 at              a.m., local time at                                                      , to consider and vote upon the following two proposals:

•	a proposal to adopt the Merger Agreement; and

•

a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

Purpose of Special Meeting

At the special meeting, Inter-Tel stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement. The Board of Directors, based in part on the recommendation of the Special Committee, has approved the Merger Agreement and declared the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, advisable, fair to and in the best interests of Inter-Tel and its stockholders and resolved to recommend that the Inter-Tel stockholders adopt the Merger Agreement. The Board of Directors therefore recommends that Inter-Tel stockholders vote “FOR” the adoption of the Merger Agreement.

In addition, at the special meeting, Inter-Tel stockholders will be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting. The Board of Directors recommends that Inter-Tel stockholders vote “FOR” the adoption of the proposal to adjourn or solicit the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

Record Date; Stockholders Entitled to Vote; Quorum

Only Inter-Tel stockholders of record at the close of business on May 25, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, there were                      shares of Inter-Tel common stock issued and outstanding held by approximately                      holders of record. Inter-Tel stockholders of record on the record date are entitled to one vote per share at the special meeting on each of the proposals to be brought before the meeting.

A quorum will be present at the special meeting if a majority of the shares of Inter-Tel common stock issued and outstanding and entitled to vote on the record date are represented at the special meeting in person or by proxy. If there is no quorum present at the special meeting, the Board of Directors expects to adjourn or postpone the meeting to solicit additional proxies to establish a quorum. Abstentions and so-called “broker non-votes” will count for the purpose of determining whether a quorum is present.

Vote Required; Abstentions; Broker Non-Votes

The adoption of the Merger Agreement requires that stockholders holding a majority of the shares of Inter-Tel common stock outstanding at the close of business on the record date and entitled to vote on the proposal, vote “FOR” the adoption of the Merger Agreement. The adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting, requires that stockholders holding a majority of the shares of Inter-Tel common stock having voting power, present in person or represented by proxy, vote “FOR” the adjournment or postponement of the special meeting.

If an Inter-Tel stockholder abstains from voting at the special meeting, the abstention will count as a vote against the adoption of the Merger Agreement and against the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

If your shares are held in “street name” by a broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and the broker can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares.

Because brokers have no discretionary authority to vote on the proposal to adopt the Merger Agreement, broker non-votes will have the same effect as a vote against the adoption of the Merger Agreement. However, a broker non-vote will have no effect on the proposal adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

Voting by Inter-Tel’s Directors, Executive Officers and Certain Stockholders

Inter-Tel’s directors and executive officers and their affiliates (excluding Steven G. Mihaylo and his affiliates) own approximately             % of the shares outstanding on the record date for the special meeting entitled to vote at the special meeting. Steven G. Mihaylo, Inter-Tel’s former chief executive officer and a current director of the Company, and his affiliates, own approximately             % of the shares outstanding on the record date for the special meeting entitled to vote at the special meeting. Each Inter-Tel director who voted to approve the Merger Agreement and each Inter-Tel executive officer has indicated to Inter-Tel that they will vote “FOR” the adoption of the Merger Agreement.

Voting of Proxies

All shares represented by valid proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Valid proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

Shares of Inter-Tel common stock represented at the special meeting but not voting, including shares of Inter-Tel common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

In order for your shares of Inter-Tel stock to be included in the vote, if you are a stockholder of record, you must vote your shares by dating, signing and returning the enclosed proxy card, by voting by telephone or over the Internet by following the telephone or Internet voting instructions on the enclosed proxy card, or by voting in person at the special meeting. If no voting instructions are indicated on your signed proxy card, the proxy will be treated as a vote “FOR” the adoption of the Merger Agreement and a vote “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting. If you do not execute and return a proxy, or vote by telephone or over the Internet, or in person at the special meeting, it will effectively count as a vote against the adoption of the Merger Agreement, but will have no effect on the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting.

If your shares are held in “street name” through a broker, bank, or other nominee, you may vote by completing, signing and returning the voting form provided by your broker, bank, or nominee, or by telephone or over the Internet if telephone or Internet voting is provided by your broker or bank. Your broker will not vote your shares unless you instruction the broker how to vote by following the voting procedures provided to you by your broker. If telephone or Internet voting is available through your broker or bank, please follow the telephone or Internet voting instructions provided by your broker or bank.

Inter-Tel does not expect that any matter other than the proposal to adopt the Merger Agreement and the proposal adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the special meeting, will be brought before the special meeting. If, however, the Board of Directors properly presents other matters at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote the shares represented by your proxies in accordance with their reasonable judgment as to matters that they believe to be in the best interests of Inter-Tel stockholders.

Revocability of Proxies

The grant of a proxy does not mean that you cannot vote in person at the special meeting. You may also revoke a proxy at any time prior to the time it is voted at the special meeting in one of three ways:

•	You can send a written, dated notice to the Corporate Secretary of Inter-Tel, stating that you would like to revoke your proxy;

•

You can complete, date, sign and return a later dated proxy card, or submit a later dated vote by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card; or

•	If your shares are registered in your name, you can attend the meeting and vote in person.

Your attendance at the special meeting alone will not revoke your proxy. If you instructed your broker to vote your shares (whether by mail, telephone or over the Internet), the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by our broker to change your voting instructions.

Costs of Solicitation

All costs of soliciting proxies for the special meeting will be borne by Inter-Tel. Inter-Tel has retained Innisfree M&A to aid in soliciting proxies and to verify records relating to the solicitation. Innisfree will receive customary fees of approximately $50,000 and reimbursement of reasonable expenses for providing these services. Proxies may be solicited by Inter-Tel’s directors, officers and regular employees, but such persons will not receive any additional compensation for doing so. Proxies may be solicited in person, or by telephone, over the Internet or by facsimile. Inter-Tel also expects to reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to Inter-Tel stockholders.

Conversion of Shares; Procedures for Exchange of Stock Certificates

Please do not send stock certificates with your proxies. A letter of transmittal with instructions for surrendering any Inter-Tel common stock certificate will be mailed to Inter-Tel stockholders as soon as reasonably practicable after completion of the Merger. See “The Merger - Conversion of Shares; Procedures for Exchange of Certificates” beginning on page 48.

THE COMPANIES

Inter-Tel

Inter-Tel is a single-point-of-contact, full-service provider of IP and converged voice, video and data business communications platforms, multi-media contact center applications, remote-control software to provide real-time communications and instantaneous, browser-to-browser Web conferencing and help desk support solutions. Inter-Tel also provides a wide range of managed services, including voice and data network design and traffic provisioning, local and long distance calling services, custom application development, maintenance, leasing, and support services for its products. Inter-Tel’s customers include business enterprises, government agencies and non-profit organizations. Inter-Tel was originally incorporated in Arizona in 1969 and was reincorporated into Delaware in 2006.

Inter-Tel common stock is quoted on the Nasdaq Global Market under the symbol “INTL.” As of March 31, 2007, Inter-Tel employed 1,939 communications professionals, and services its business customers through a network of fifty-seven (57) company-owned, direct sales offices and a network of hundreds of authorized dealers and value-added resellers (VARs) primarily in the United States, United Kingdom (UK), Ireland, other parts of Europe, South Africa and Australia. Inter-Tel also has a dealer in Japan. Inter-Tel’s customer base is comprised primarily of small-to-medium sized domestic and international business enterprises, government agencies and nonprofit organizations. Inter-Tel’s Phoenix, Arizona sales facilities house its direct sales office, National, Government and Education Accounts division, as well as its Local, Long Distance and Network Services divisions. Engineering and Research & Development groups are in Chandler, Arizona, close to Inter-Tel’s wholesale distribution center in Tempe, which is the primary location from which Inter-Tel distributes products to its domestic direct sales offices, dealers and VARs in North America. In addition, Inter-Tel maintains wholesale distribution offices in the United Kingdom and Ireland that supply its dealers and distributors throughout the UK, other parts of Europe, Australia and South Africa. Inter-Tel also maintains research and development and software sales offices in Tucson, Arizona, in Frederick, Maryland, in the United Kingdom and Ireland.

Inter-Tel maintains executive offices at 1615 S. 52nd Street, Tempe, AZ 85281. Inter-Tel’s telephone number is (480) 449-8900. Please see Inter-Tel’s filings with the SEC for additional information regarding Inter-Tel offices and facilities. See also “Where You Can Find More Information” on page 75.

Mitel Networks Corporation

Mitel is a leading provider of integrated communications solutions and services for business customers. Mitel’s IP based communications solutions consist of a combination of telephony hardware products, such as communications platforms and desktop devices, and software applications that integrate voice, video and data communications with business applications and processes. Mitel complements its communications solutions with a range of services, including the design of communications networks, implementation, maintenance, training and support services. Mitel has been a leading vendor of business communications systems for over 25 years. Mitel offers packaged software applications that are designed to solve particular business communications challenges, including applications for contact centers, mobility, teleworking, messaging and collaboration. Mitel also develops solutions that focus on specific industries as well as custom software applications that address the needs of specific customers. Mitel’s customers include prominent hotel chains, governmental agencies, retail chains and healthcare providers worldwide. Mitel operates from over 40 locations around the world and sells its communications solutions through a distribution network of over 1,400 channel partners that includes wholesale distributors, solutions providers, authorized resellers, communication services providers, systems integrators, and other distribution channels.

Mitel is headquartered in Ottawa, Canada, with offices, partners and resellers worldwide. Mitel’s telephone number is (613) 592-2122.

Arsenal Acquisition Corporation

Arsenal Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Mitel. Arsenal Acquisition Corporation was organized solely for the purpose of entering into the Merger Agreement with Inter-Tel and completing the Merger and has not conducted any business operations to date.

THE MERGER

Background of the Merger

From time to time in the course of regular reviews of Inter-Tel, management of Inter-Tel and the Board of Directors have considered and assessed, among other things, potential strategic acquisitions, business combinations and other alternatives to maximize stockholder value.

In October of 2003, Norman Stout, then Inter-Tel’s Executive Vice President, Chief Administrative Officer and President of Inter-Tel Software and Services division, and Craig Rauchle, then Inter-Tel’s Executive Vice President and Chief Operating Officer, met with members of Mitel’s management to discuss the potential benefits of a transaction involving the two companies, and whether such a transaction might be worth pursuing. Steven G. Mihaylo, who was then Inter-Tel’s Chief Executive Officer, also had telephone discussions with Mitel regarding these matters during this time. The parties ultimately determined not to pursue a transaction at that time.

During the summer of 2004, Mr. Stout met with a company we refer to as Company A to discuss a potential business combination involving the two companies. Those discussions did not progress beyond a preliminary stage at that time.

On May 11, 2005, Messrs. Stout and Rauchle met with Paul Butcher, the President of Mitel, at a technology industry conference in New York City. Messrs. Stout and Butcher discussed generally whether it might make sense for the two companies to discuss pursuing a transaction involving the two companies, but did not at that time discuss any proposed terms or structure for such a transaction.

At various times during the period from May through December, 2005, management of Inter-Tel was contacted by representatives of several investment banks, each of whom discussed ideas for potential acquisition targets or potential business combination transactions involving Inter-Tel. As a result of these meetings and other industry contacts, representatives of Inter-Tel engaged in preliminary discussions during these months regarding four potential strategic acquisitions, as well as a potential business combination transaction with Company A. Of these potential transactions, three of the potential acquisitions and the potential business combination with Company A proceeded to a due diligence phase, although Inter-Tel determined not to pursue any of these potential transactions further at that time.

On June 15th through June 17th of 2005, an investment bank arranged meetings in New York between Inter-Tel and several potential financial sponsors and private equity firms to determine the level of interest in a potential transaction involving Inter-Tel. Following these initial meetings, several of these firms scheduled subsequent meetings or phone conferences with representatives of Inter-Tel and conducted limited due diligence, but ultimately did not present a transaction proposal.

During the month of July 2005, Mr. Stout had discussions with several investment banks regarding potential transaction ideas and had calls with two private equity firms regarding potential transactions about which the private equity firms wanted to gauge Inter-Tel’s interest. During this period Inter-Tel also spoke with three additional potential financial sponsors to determine whether they might be interested in discussing a transaction involving Inter-Tel.

During August and September of 2005, Inter-Tel met with representatives of two private equity firms, including Francisco Partners, to discuss the possibility of a transaction involving Inter-Tel, and both firms conducted limited due diligence of Inter-Tel. By early September 2005, both firms had submitted non-binding expressions of interest to Inter-Tel, proposing potential terms upon which they might be willing to pursue a transaction with Inter-Tel. These expressions of interest were subject to additional due diligence, negotiation of definitive documents, and other customary conditions.

In September 2005, the Board of Directors established a special committee of the Board of Directors (referred to in this Background of the Merger section as the “2005 Special Committee”) that was formed in part to discuss the non-binding indications of interest from Francisco Partners and the other private equity firm described above and also to ensure that the interests of all Inter-Tel stockholders were taken into account when considering any potential transaction. The initial 2005 Special Committee was comprised of each then-member of the Board of Directors, other than Mr. Mihaylo.

During the period in which management was communicating with these various investment banks, financial sponsors, private equity firms and potential transaction parties, management frequently met with members of the 2005 Special Committee to advise and update the committee on the status of these matters and to seek advice and direction as appropriate.

During September and October 2005, Inter-Tel continued to meet with investment banks to discuss potential acquisition targets and possible business combination transactions involving Inter-Tel, and continued discussions with the two private equity firms, including Francisco Partners, which had submitted expressions of interest in a transaction involving Inter-Tel.

On October 19, 2005, Inter-Tel was contacted by a potential strategic partner which recently had been acquired by a private equity firm to discuss whether a business combination transaction involving the two companies might be worth pursuing. These discussions did not proceed beyond a preliminary stage.

On November 12, 2005, Inter-Tel was contacted again by Company A and engaged in intensive discussions regarding a potential business combination transaction. The parties discussed the potential terms of the proposed transaction further in meetings held on November 15 and 16, 2005. The pace and frequency of discussions slowed during the holiday season, but representatives of the companies remained in periodic contact during the balance of November and December 2005.

During the period in which management was communicating with these various investment banks, financial sponsors, private equity firms and potential transaction parties, management continued to update members of the 2005 Special Committee and to seek advice and direction as appropriate.

On January 3, 2006, Mr. Stout had a call with representatives of Company A to discuss the status of the proposed transaction. On January 5, 2006, Mr. Stout and Craig Rauchle, then the Chief Operating Officer and President of Inter-Tel, met with representatives of Company A to discuss further the potential for a business combination transaction involving the two companies.

During January and February of 2006, Inter-Tel also met with representatives of several investment banks to discuss their ideas and proposals for potential transactions involving Inter-Tel. In addition, Mr. Stout held preliminary discussions with one potential acquisition target, but ultimately determined not to pursue the acquisition.

On February 22, 2006, Mr. Mihaylo resigned from his position as the Chief Executive Officer of Inter-Tel and Mr. Stout was named as the Chief Executive Officer.

From March 2nd through March 4th, 2006, Inter-Tel met with Company A to continue discussions regarding a potential business combination transaction. After these meetings, Inter-Tel did not receive any further communications from Company A. Although the discussions with Company A spanned several months and proceeded to an advanced stage, Company A never proposed any price for a potential transaction and no transaction ultimately resulted from these discussions.

On March 6, 2006, Mr. Mihaylo resigned as a director of Inter-Tel and filed a Schedule 13D with the Securities and Exchange Commission disclosing that he had engaged legal counsel and a financial advisor and was considering his alternatives with respect to his investment in Inter-Tel. The 2005 Special Committee continued to be active during this period in light of the potential for conflicts of interest due to the possibility that Mr. Mihaylo might consider being involved with a potential acquisition of Inter-Tel or might be approached by third parties interested in engaging in such a transaction with the consent or participation of Mr. Mihaylo.

During March and April of 2006, Inter-Tel continued to periodically meet with representatives of investment banks who presented potential transaction ideas to Inter-Tel and updated Inter-Tel with respect to potential transaction ideas and opportunities previously discussed with Inter-Tel. During this period, Mr. Stout also met with a potential acquisition target and also met with a second company, which is referred to in this section as Company B, to discuss the possibility of a business combination transaction with Inter-Tel.

On April 4 and April 5, 2006, representatives of Inter-Tel met with Company B to discuss a potential business combination transaction.

On April 7, 2006, representatives of Inter-Tel met with another company to discuss the potential for a transaction involving the companies. The parties met for further discussions on April 14, 2006, May 23, 2006 and June 2, 2006 and engaged in limited due diligence activities, but ultimately determined not to pursue a transaction.

On April 7, 2006, Mr. Mihaylo submitted to Inter-Tel notice of his intent (a) to nominate three directors for election and (b) to submit certain stockholder resolutions to a vote of the Inter-Tel stockholders at the 2006 Annual Meeting of Stockholders. One of the proposed stockholder resolutions urged the Board of Directors to arrange for a sale of Inter-Tel to the highest bidder.

On April 12, 2006, Inter-Tel engaged UBS to serve as Inter-Tel’s financial advisor in connection with Inter-Tel’s review of certain strategic alternatives, including a potential sale, merger or other similar transaction involving Inter-Tel.

On April 21, 2006, Mr. Mihaylo and certain of his affiliates filed a preliminary proxy statement with the SEC in connection with Inter-Tel’s 2006 Annual Meeting of Stockholders relating to a number of proposals, including the election of three directors nominated by Mr. Mihaylo and the proposal urging the prompt sale of Inter-Tel, among other proposals.

On May 5, 2006, Mr. Mihaylo and Inter-Tel entered into a settlement agreement (the “Settlement Agreement”) to avoid the significant costs and distractions associated with a proxy contest. The Settlement Agreement stipulated, among other things, that:

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Inter-Tel would appoint Mr. Mihaylo, Kenneth L. Urish and Dr. Anil K. Puri to the Board of Directors, effective May 6, 2006, and the size of the Board of Directors would be increased from eight to 11 directors;

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Mr. Mihaylo would withdraw his proxy solicitation with respect to the 2006 Annual Meeting, including his shareholder proposals, and would vote in favor of the slate of 11 directors nominated by Inter-Tel (including Messrs. Mihaylo and Urish and Dr. Puri) and the other proposals presented by Inter-Tel;

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subject to such agreement not causing Messrs. Mihaylo and Urish and Dr. Puri to breach their fiduciary duties as directors of Inter-Tel, the Board of Directors would be entitled to exclude Messrs. Mihaylo, Urish and Puri from any discussions concerning, and from receipt of any materials regarding, Inter-Tel’s value and the strategic plan upon which such value would in part be based, Inter-Tel’s relationship with Mr. Mihaylo, and the consideration of any proposal to acquire Inter-Tel from Mr. Mihaylo or any other person, in each case until Mr. Mihaylo filed a Schedule 13D disclosing that he no longer had an intent to increase his shareholdings or otherwise acquire Inter-Tel;

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Inter-Tel agreed to provide Mr. Mihaylo and his advisors and financing sources access to reasonable due diligence information in order to facilitate the making of an all-cash acquisition proposal for Inter-Tel; and

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subject to certain conditions specified in the Settlement Agreement, Inter-Tel agreed to promptly call a special meeting of shareholders to vote on certain stockholder proposals of Mr. Mihaylo, including any proposal urging the prompt sale of Inter-Tel to the highest bidder.

In connection with the execution of the Settlement Agreement, on May 5, 2006, a special committee of the Board of Directors (which we refer to in this Background of the Merger section and elsewhere throughout this proxy statement as the “Special Committee”), comprised of J. Robert Anderson, Alexander Cappello, Jerry Chapman, Gary Edens, Steven Karol, Robert Rodin, Agniezska Winkler and Norman Stout, was formed to address matters pertaining to Mr. Mihaylo and to assess potential acquisitions of Inter-Tel which could not be brought before the full Board of Directors, including Messrs. Mihaylo, Urish and Dr. Puri, due to potential conflicts of interest.

On May 9 and May 10, 2006, Mr. Stout met with representatives of Company B to discuss further the possibility of a business combination transaction involving the companies.

According to Mr. Mihaylo’s SEC filings, on May 18, 2006, Mr. Mihaylo, certain of his affiliates and Vector Capital Corporation entered into a Memorandum of Understanding to outline certain understandings between them with respect to a potential acquisition of Inter-Tel.

On May 31, 2006, Mr. Stout spoke by telephone with representatives of Company B regarding the potential for a business combination transaction involving the companies. The parties held further discussions with respect to these matters at meetings held on June 26, 27 and 28, 2006.

During the months of May and June, the Special Committee and representatives of management participated in meetings and discussions with Mr. Mihaylo and his representatives, and Mr. Mihaylo and his affiliates conducted due diligence with respect to Inter-Tel. The Special Committee also held frequent meetings during the summer of 2006 during which matters relating to Mr. Mihaylo and Vector Capital were discussed in depth, as well as other alternative transactions that were under consideration or might be available to Inter-Tel, including, but not limited to, discussions with Company B.

On June 14, 2006, Mr. Mihaylo and Vector Capital formally proposed to acquire all of the outstanding shares of Inter-Tel common stock (other than shares beneficially owned by Mr. Mihaylo) for $22.50 per share, subject to financing and confirmatory due diligence. Meetings and discussions continued periodically during the balance of June and July of 2006.

On July 28, 2006, following an amendment of the Settlement Agreement to, among other things, provide Mr. Mihaylo and his financial partners time to conduct additional due diligence, Mr. Mihaylo and Vector Capital resubmitted their offer to acquire all of the outstanding shares of Inter-Tel common stock (other than shares beneficially owned by Mr. Mihaylo) for $22.50 per share, without the due diligence and financing conditions associated with their June 14, 2006 proposal.

On August 11, 2006, Inter-Tel issued a press release, and Mr. Cappello, Chairman of the Board of Directors and the Special Committee, sent a letter on behalf of the Special Committee to Mr. Mihaylo and a representative of Vector Capital, stating that the Special Committee had rejected the July 28, 2006 acquisition proposal and concluded that the proposal was inadequate and not in the best interests of Inter-Tel stockholders, other than Mr. Mihaylo and Vector Capital. In addition, Inter-Tel announced that the Special Committee had authorized UBS to review and explore various strategic options for Inter-Tel.

In July 2006, Dr. Terence Matthews, Mitel’s Chairman of the Board, and Paul Butcher, President and Chief Operating Officer of Mitel, met with Norman Stout, Chief Executive Officer of Inter-Tel. At this meeting, Dr. Matthews indicated that Mitel would be interested in discussing a potential business combination transaction with Inter-Tel.

On August 21, 2006, Mr. Mihaylo and Vector Capital sent a letter to Inter-Tel indicating that they were prepared to raise the acquisition proposal price to $23.25 per share in cash if the Special Committee publicly committed to sell Inter-Tel to the highest bidder through a 30-day sale process. On August 25, 2006, Inter-Tel issued a press release announcing that the Special Committee had unanimously rejected the revised offer as inadequate and not reflective of the intrinsic value of Inter-Tel and its advanced technology, and had concluded that the revised offer failed to provide appropriate value to all Inter-Tel stockholders. The press release also noted that a 30-day sale process would unfairly and inappropriately favor the Mihaylo group, which had already been afforded the opportunity for extensive due diligence.

On August 22, 2006, Don Smith, Chief Executive Officer of Mitel, and Steve Spooner, Chief Financial Officer of Mitel, met with Mr. Stout and Craig W. Rauchle, President and Chief Operating Officer of Inter-Tel, to further discuss the possibility of a business combination transaction between Mitel and Inter-Tel. The discussions continued on August 23, 2006 and Messrs. Smith, Spooner, Stout and Rauchle were joined by Kurt Kneip, Inter-Tel’s Chief Financial Officer. During a portion of these meetings, Alexander Cappello, Chairman of the Board of Directors and the Special Committee, and Dr. Matthews joined in a conference call with this group to be introduced to the parties and discuss the potential for a transaction.

On August 25, 2006, Mr. Mihaylo submitted a demand that Inter-Tel call a special meeting of stockholders to consider a resolution to sell Inter-Tel to the highest bidder, which is referred to in this section as the “Sell Inter-Tel Resolution.”

On September 5, 2006, Mr. Stout met with a company we refer to as Company C to discuss a potential business combination involving Inter-Tel and one of the business units of Company C. Company C subsequently submitted a preliminary proposal describing a proposed transaction structure with significant complexity. After additional discussion between the parties, the parties determined not to pursue the transaction.

On September 21, 2006, Mr. Stout had a call with Messrs. Butcher and Spooner to discuss whether it was appropriate to further pursue a business combination transaction involving the two companies.

At a special meeting of Inter-Tel stockholders held on October 24, 2006, over 50% of the 22,524,535 shares represented in person or by proxy were voted against the Sell Inter-Tel Resolution, reflecting that the stockholders of Inter-Tel, other than Mr. Mihaylo and his affiliates, rejected the Sell Inter-Tel Resolution by approximately a 2 to 1 margin. On November 8, 2006, Mr. Mihaylo and Vector Capital withdrew their offer to acquire all of the outstanding shares of Inter-Tel common stock. Mr. Mihaylo and Vector Capital subsequently made a Schedule 13D filing with the SEC on November 9, 2006 stating that they were reviewing their alternatives with respect to Inter-Tel and had not decided on their future actions. Following this vote, Mr. Stout verbally terminated Inter-Tel’s then current engagement letter with UBS and subsequently confirmed this in writing, although UBS continued to provide financial advisory services to Inter-Tel, as described below.

On November 29, 2006, Mr. Stout met with a representative of a company, referred to as Company D, to discuss whether there were any business opportunities involving the two companies worth pursuing. On January 9, 2007, representatives of Inter-Tel had a call with the Chief Financial Officer of Company D, during which the Chief Financial Officer of Company D asked whether Inter-Tel had an offering memorandum or similar materials that could be reviewed. The CFO was advised that no such document existed but that if Company D would like to discuss a potential transaction, Inter-Tel would be willing to receive and consider a proposal. Inter-Tel did not subsequently receive any proposal or further inquiries from Company D.

Consistent with the Special Committee’s ongoing efforts to explore all strategic alternatives available to Inter-Tel, including responsible and credible potential acquisition proposals, during the months following the rejection of the Sell Inter-Tel Resolution, Inter-Tel’s management periodically engaged in discussions with potential transaction parties, including additional meetings with Mitel, as described below, and the Special Committee periodically met with members of management to receive updates on those discussions and to discuss and consider the various strategic alternatives under consideration.

During the period from November 2006 through March 2007, Inter-Tel had periodic conversations with another potential acquisition target regarding a potential transaction. Inter-Tel ultimately determined not to pursue any transaction with this party.

On December 11, 2006, Dr. Matthews and Mr. Spooner had a call with Mr. Cappello to continue discussions regarding a potential business combination transaction involving Inter-Tel and Mitel.

On December 14, 2006, Mr. Stout received a call from a representative of Francisco Partners, which as noted above, had previously submitted an expression of interest to Inter-Tel in September 2005.

On January 16, 2007, Messrs. Cappello and Stout met with Dr. Matthews and Mr. Spooner in San Jose to discuss a potential transaction. During this meeting, Dr. Matthews also advised Messrs. Cappello and Stout that they had been in discussions with Francisco Partners as a potential financial partner to provide financing for the proposed transaction involving Inter-Tel and Mitel. Dr. Matthews and Mr. Spooner indicated that Francisco Partners was familiar with Inter-Tel’s business and its industry.

On January 19, 2007, Mr. Mihaylo sent a letter to the Inter-Tel Board of Directors in which he set forth nine proposed points of action for Inter-Tel to take which Mr. Mihaylo stated he believed would benefit the Inter-Tel stockholders by “significantly increasing earnings per share and considerably reducing the friction between the current Board and [Mr. Mihaylo].” Mr. Mihaylo also stated in this letter that “if these ideas were implemented by the Board, [Mr. Mihaylo] believe[d] another proxy contest could be averted.” On January 22, 2007, Messrs. Cappello and Stout sent a letter to Mr. Mihaylo offering to discuss the issues raised in Mr. Mihaylo’s letter, many of which already were the subject of management review, and expressing a desire to avoid another proxy contest and to work together to increase stockholder value for all Inter-Tel stockholders. During February, March and April of 2007, members of the Special Committee periodically communicated with Mr. Mihaylo and his advisors in an unsuccessful effort to resolve Mr. Mihaylo’s issues short of a costly and disruptive proxy contest. These communications included, among other things, discussing the possibility that Inter-Tel might purchase Mr. Mihaylo’s shares. Through Mr. Mihaylo’s financial advisor, Mr. Mihaylo made clear to UBS that his intention was for Inter-Tel to repurchase his shares at a premium to the market price of Inter-Tel’s common stock. The Special Committee directly and through its advisors communicated its position that it would only discuss a repurchase of Mr. Mihaylo’s shares at the market price or at a discount to market price.

On February 13, 2007, the Special Committee held a meeting at which Messrs. Stout and Cappello updated the Special Committee members as to the status of discussions with Mitel, recent events and communications with Mr. Mihaylo and his representatives, and various potential acquisitions or transactions that had been discussed in recent weeks. Later on the same day, Mr. Stout met with Mr. Smith and representatives of Francisco Partners, Mitel’s financial partner, to discuss further the proposed business combination, including a per share price proposed by Mitel, subject to due diligence, of $25.00.

On March 1, 2007, Inter-Tel and Mitel entered into a mutual confidentiality agreement and due diligence and management meetings were held from March 1 through March 3, 2007. Representatives of Francisco Partners and Morgan Stanley & Co. Incorporated, financial advisors to Mitel, also participated in these meetings.

On March 2, 2007, Mr. Mihaylo submitted to Inter-Tel notice of his intent (a) to nominate five directors for election and (b) to submit seven stockholder resolutions to a vote of Inter-Tel stockholders at the 2007 Annual Meeting of Stockholders.

According to public filings by Mr. Mihaylo, on March 2, 2007, Mr. Mihaylo and Vector Capital terminated the memorandum of understanding described above, which set forth their understanding with respect to a potential acquisition of Inter-Tel.

On March 5, 2007, the Special Committee held a meeting at which, among other things, Bingham McCutchen LLP, the Special Committee’s legal advisor (“Bingham McCutchen”), reported on the recent preliminary discussions with Mitel regarding a business combination with Inter-Tel. While noting that Inter-Tel was not for sale, the Special Committee confirmed that it would consider responsible and credible potential acquisition proposals, and on that basis Messrs. Cappello and Stout were authorized to continue discussions with Mitel.

On March 14, 2007, Mr. Stout spoke with representatives of Francisco Partners regarding the proposed transaction with Mitel. Mr. Stout also periodically spoke during the last half of March with representatives of Mitel and Francisco Partners regarding the potential transaction.

On March 16, 2007, the Special Committee held a meeting at which, among other things, the Special Committee was updated on recent discussions with Mitel, and UBS discussed with the Special Committee the potential fit and synergies between the two companies and views on the financial ability of Mitel to offer a potentially attractive price. After discussion, the Special Committee determined that Inter-Tel’s management, Mr. Cappello, Bingham McCutchen, and UBS should continue discussions with Mitel and its financial partner Francisco Partners.

During March 2007, Mitel’s representatives conducted extensive due diligence of Inter-Tel and had numerous telephone conferences with Inter-Tel’s management and financial advisors regarding its business and the terms of the proposed transaction. Mr. Stout and other members of Inter-Tel’s management team had several discussions with Mitel’s representatives during March 2007 about the potential business combination and possible terms.

On March 23, 2007, the Special Committee held a meeting at which, among other things, the Special Committee was updated on recent discussions with Mitel, the status of Mitel’s due diligence review and financing efforts, and advised that a proposed merger agreement was in process and would be ready to send to Mitel’s counsel shortly, if desired. The Special Committee confirmed that Inter-Tel’s management, Mr. Cappello, Bingham McCutchen, and UBS should continue discussions with Mitel and Francisco Partners, and that the draft Merger Agreement should be sent to Mitel and its advisors.

On March 26, 2007, Bingham McCutchen sent a draft merger agreement to Shearman & Sterling LLP, Mitel’s legal counsel, setting forth proposed terms of a business combination transaction involving the two companies.

On March 27, 2007, the Special Committee held a meeting at which, among other things, the members were updated on the status of the proposed transaction with Mitel. The Special Committee confirmed that Inter-Tel’s management, Mr. Cappello, Bingham McCutchen and UBS should continue the various ongoing efforts relating to the proposed Mitel transaction.

On April 1, 2007, Shearman & Sterling sent to Bingham McCutchen a revised draft of the Merger Agreement, reflecting Mitel’s comments to the March 26 draft. During the subsequent two weeks, representatives of Inter-Tel and Mitel negotiated the terms and conditions of a definitive agreement for a proposed business combination transaction and Mitel and its financial partners and legal advisors conducted further due diligence on Inter-Tel.

On April 6, 2007, Bingham McCutchen sent to Shearman & Sterling a revised draft of the Merger Agreement.

On April 12, 2007, the Special Committee held a telephonic meeting at which Mr. Stout reviewed with the Special Committee Inter-Tel’s disappointing first quarter 2007 results and management’s belief that Mr. Mihaylo’s threatened proxy contest was negatively affecting sales of certain products, among other operational matters. The Special Committee was updated on the status of discussions with Mitel, which had been advised of Inter-Tel’s first quarter 2007 results and otherwise had substantially completed their due diligence review. At this meeting the Special Committee also was briefed by its advisors as to the status of the discussions with Mitel and the unresolved terms of the proposed Merger Agreement.

On April 16, 2007, representatives of Mitel and Francisco Partners, together with their respective legal and financial advisors, met with representatives of Inter-Tel, UBS and Bingham McCutchen in Los Angeles. At these meetings, the parties engaged in further discussions and negotiations regarding various open terms of the Merger Agreement, including price, termination rights, the amount of the termination fee and the terms of the proposed no solicitation provisions. At this meeting, Mitel advised Inter-Tel that, subject to negotiating definitive terms of the Merger Agreement, Mitel would be prepared to proceed with a business combination transaction with Inter-Tel at a price of $25.00 per share in cash.

During the evening of April 16, 2007, the Special Committee held a meeting at which the Special Committee was updated by UBS and Bingham McCutchen with respect to that day’s negotiation sessions, as well as the remaining unresolved terms, including price. At this meeting, the Special Committee discussed the impact of the first quarter 2007 results on the price which might be negotiated with Mitel and other matters. UBS presented to the Special Committee background information and financial analyses, and its preliminary views as to the proposed Merger Consideration. After discussion, the Special Committee determined that Mr. Cappello should contact Dr. Matthews and that Mr. Stout should contact Mr. Smith and representatives of Francisco Partners, to advise them that the $25.00 price was not acceptable and to encourage Mitel to present its best offer.

On April 19, 2007, the Special Committee held a meeting at which Messrs. Cappello and Stout updated the Special Committee regarding recent conversations with Mitel on the principal terms of the proposed transaction, including price. At this meeting, the Special Committee determined that negotiations with Mitel should be continued in an effort to determine the best terms Mitel was prepared to offer and that Mr. Cappello, in concert with UBS, should in particular negotiate with Mitel and its advisors as to an increased price.

On April 21, 2007, Dr. Matthews and Mr. Cappello negotiated further on price. During those discussions, Dr. Matthews indicated that Mitel would consider paying more than $25.00 per share, subject to resolution of other open issues in the Merger Agreement.

On April 22, 2007, Dr. Matthews confirmed to Mr. Cappello that, after further consideration, Mitel and its financial partners were prepared to continue to negotiate a definitive merger agreement based on a price of $25.50 per share in cash. Late on April 22, 2007, Mitel sent to Inter-Tel a revised proposal, which included a revised draft of the Merger Agreement, reflecting the increased price and other proposed changes, and drafts of Mitel’s debt and equity financing commitment letters.

As a result of further negotiations between Dr. Matthews and Mr. Cappello, on April 23, 2006, Mitel agreed to increase its offer price to $25.60 per share.

At a meeting of the Special Committee held April 23, 2007, the Special Committee discussed with Bingham McCutchen and UBS the current status of negotiations, including price. Bingham McCutchen updated the Special Committee as to the remaining unresolved issues in the Merger Agreement, and UBS discussed with the Special Committee background information and financial analyses customarily used to evaluate transactions such as the proposed Merger from a financial point of view. The Special Committee and its advisors discussed the Special Committee’s efforts to explore a range of options to increase stockholder value, including the possible sale of Inter-Tel and the numerous discussions held with potential strategic and financial partners, which had led to the potential transaction with Mitel. UBS also discussed with the Special Committee that a strategic buyer such as Mitel could likely pay more for Inter-Tel as compared to a financial buyer which likely would not be able to take advantage of the synergies and savings available to a strategic buyer. UBS and the Special Committee also discussed that the proposed terms of the Merger Agreement would allow Inter-Tel to pursue alternative transactions deemed reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement), and that the size of the proposed termination fee payable to Mitel was in a customary range for such fees in a transaction of this size and would be unlikely to deter a strategic buyer from bidding on Inter-Tel. Following this discussion, UBS and Mr. Stout excused themselves from the meeting and Bingham McCutchen reviewed and discussed with the members of the Special Committee their duties as directors under the DGCL and certain other legal issues.

On April 23, 2007, the Board of Directors met to discuss the status of various management initiatives as well as a number of the issues raised by Mr. Mihaylo in his January 19, 2007 letter and the seven stockholder proposals he had advised Inter-Tel he intended to present at the 2007 Annual Meeting of Stockholders. At this meeting, Mr. Cappello brought the full Board of Directors, excluding Mr. Stout, up to date on the status and terms of the proposed business combination transaction with Mitel, including the continuing negotiations with respect to a number of open issues, including price. Mr. Cappello advised the Board of Directors that Bingham McCutchen and UBS had been authorized to continue negotiations with Mitel’s representatives and that a further update as to those matters would be provided at the reconvened Board of Directors’ meeting scheduled for April 24, 2007.

At the reconvened Board of Directors’ meeting on April 24, 2007, the Board of Directors discussed various regularly scheduled items and also received an update on the status of the negotiations with Mitel. Mr. Cappello updated the Board of Directors regarding recent discussions on price with Mitel and Francisco Partners and UBS updated the Board of Directors regarding recent discussions with Mitel’s financial advisor. The meeting was adjourned to allow members of the Special Committee and representatives of UBS and Bingham McCutchen to participate in a conference call with Mitel, Francisco Partners and their respective advisors to seek to resolve various open issues in the Merger Agreement. During this recess, Directors Anil Puri and Kenneth L. Urish were updated by UBS and two members of the Special Committee on various financial analyses and information pertaining to the Mitel proposal and the work of the Special Committee. Mr. Mihaylo was not included in these discussions due to the sensitivity of the UBS’ financial analysis and the possibility that Mr. Mihaylo might want to make a competing bid, in light of his past efforts to acquire Inter-Tel.

Following the negotiation conference call, the Board of Directors reconvened the meeting. Mr. Cappello reported on the progress made in the call and the open items remaining to be negotiated. UBS reviewed with the Board of Directors the events that led to the Mitel proposal and the past history of discussions with other potential strategic and financial partners. UBS also summarized for the Board of Directors its financial analyses of the proposed transaction, as previously discussed in greater detail with the Special Committee on April 23, 2007, and with Dr. Puri and Mr. Urish earlier on April 24, 2007. Bingham McCutchen next discussed with the Board of Directors the principal terms of the Merger Agreement and those items that remained to be resolved by the parties. UBS excused themselves from the meeting and thereafter the Bingham McCutchen reviewed and discussed with the Board of Directors the fiduciary duties of Directors in the context of the proposed sale of Inter-Tel. The Board of Directors discussed further the terms of Mitel’s offer and other possible alternatives to a sale, and reached consensus that negotiations with Mitel should continue.

Beginning on April 24 and through April 26, 2007, Shearman & Sterling and Bingham McCutchen had numerous discussions regarding the terms of the draft Merger Agreement and exchanged drafts of the Merger Agreement and other related documents, including the draft equity and debt financing commitment letters.

On April 24, 2007, Inter-Tel entered into an engagement letter with UBS in connection with Inter-Tel’s review of a potential sale transaction involving Inter-Tel and to provide general financial advisory services reasonably requested by Inter-Tel. The engagement letter set forth the terms of the engagement as approved by the Special Committee (see “The Merger - Opinion of Inter-Tel’s Financial Advisor” beginning on page 34 for a more detailed discussion of the terms of UBS’ engagement).

On April 25, 2007, Vector Capital sent a letter addressed to the Board of Directors in which Vector Capital stated that they had become aware of “market rumors of a potential near-term sale of [Inter-Tel].” In that letter, Vector Capital stated its view that since its last proposed offer to buy Inter-Tel, the debt and equity market environment had improved, Inter-Tel had continued to deliver good performance, cash balances had increased and industry analysts had further validated the strengths of Inter-Tel’s new products. In the letter, Vector Capital indicated that it might consider making an all-cash offer at a price of $26.50 per share, subject to due diligence and other confirmations. Vector Capital stated in this letter that Mr. Mihaylo was not a part of its proposal.

Following the receipt of the Vector Capital letter, Vector Capital was advised that if they were willing to enter into an appropriate non-disclosure agreement, they would be permitted to conduct due diligence.

On April 25, 2007, the Special Committee held a meeting at which Bingham McCutchen and UBS updated the members as to the status of negotiations with Mitel and discussed the Vector Capital letter, including Inter-Tel’s history with Vector Capital and the potential impact of the pending announcement. The members of the Special Committee also discussed whether it was likely that Vector Capital would be in a position to finance its proposed acquisition or would present a firm proposal after conducting the due diligence and other procedures referenced in the Vector Capital letter as necessary to confirming their transaction model. The Special Committee discussed in particular the pending release of Inter-Tel’s first quarter 2007 results of operations and the potential impact of that information on Vector Capital’s expression of interest. The Special Committee also discussed and considered, in consultation with Bingham McCutchen and UBS, the fact that the terms of the proposed Merger Agreement would allow Inter-Tel to pursue alternative transactions deemed reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement). The Special Committee also discussed with UBS whether a termination fee in the range then being negotiated by the parties was likely to prevent other credible bidders from presenting to Inter-Tel a potentially superior proposal. At this meeting, UBS reviewed with the Special Committee the various financial analyses with respect to the proposed transaction and delivered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated as of April 26, 2007, which we refer to in this Background of the Merger section as the “UBS Written Opinion”. See “The Merger—Opinion of Inter-Tel’s Financial Advisor beginning on page 34 for a more detailed description of the UBS Written Opinion. Mr. Stout also reported on Inter-Tel’s current financial condition and performance, and management’s view as to Inter-Tel’s near- and long-term prospects. Mr. Stout also discussed the competitive environment in which Inter-Tel conducts its business, and the continued disruption, distraction and expense associated with the Mihaylo proxy contest. Negotiations with respect to definitive transaction documents and price continued during the evening on April 25, 2007.

In the morning of April 26, 2007, the Special Committee met to discuss the terms of the Mitel acquisition proposal as well as to further discuss and consider the expression of interest from Vector Capital reflected in the April 25, 2007 letter. At that meeting, Bingham McCutchen and Mr. Cappello updated the Special Committee on the most recent discussions with Vector Capital, and Bingham McCutchen provided an update on the resolution of several of the remaining open items in the Merger Agreement. UBS reviewed in particular certain terms and conditions of the Debt Financing Commitment for the Mitel proposal. UBS also confirmed to the Special Committee its previous oral opinion, which opinion was subsequently confirmed by the delivery of the UBS Written Opinion. Following discussion, the members of the Special Committee (other than Norman Stout, Inter-Tel’s Chief Executive Officer, who abstained to avoid any appearance of a conflict of interest) unanimously determined the Merger, the Merger Agreement and the transactions contemplated in the Merger Agreement to be advisable, fair to, and in the best interests of, Inter-Tel and its stockholders, declared the proposed Merger advisable, and resolved to recommend that the full Board of Directors approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Also in the morning of April 26, 2007, Vector Capital sent two short e-mail messages to UBS and Messrs. Cappello and Stout, indicating in the first message that they would be “unlikely to participate” in a “post signing ‘market-check’ type process,” and in a second message that they had “spent the last twelve hours sifting through publicly available information and refining [their] transaction model” and “now believed that a price above $27.00 per share should be justifiable if [their] assumptions are confirmed.” Vector Capital also indicated that this update to the April 25, 2007 expression of interest was subject to confirmatory due diligence.

Following the Special Committee meeting, in the morning of April 26, 2007, the Board of Directors of Inter-Tel met, other than one Director who was unable to attend. At that meeting, the Board discussed, among other things, the current status and terms of the negotiations with Mitel and discussed the expression of interest letter and subsequent e-mails from Vector Capital. Bingham McCutchen reviewed and answered questions from the members of the Board of Directors regarding the principal terms of the Merger Agreement, updated the members with respect to the resolution of the various open items in the Merger Agreement during the preceding days, and also discussed Inter-Tel’s rights under the no solicitation provisions in the Merger Agreement to pursue alternative transactions deemed reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement), and the circumstances in which a termination fee would be payable by Inter-Tel if Inter-Tel terminated the Merger Agreement to pursue a “superior proposal.” The Board of Directors also discussed that if the Merger Agreement was terminated because Mitel did not complete the Merger under certain circumstances specified in the agreement, Inter-Tel would be entitled to be paid a $20 million termination fee, 50% of which would be guaranteed by an affiliate of Francisco Partners. Mr. Stout next reported on Inter-Tel’s current financial condition and performance as well as management’s view of Inter-Tel’s near- and long-term business prospects. Mr. Stout noted in particular Inter-Tel’s first quarter results for 2007, the competitive environment in which Inter-Tel conducts its business, and the impact of the continued disruption, distraction and expense of the pending proxy contest with Mr. Mihaylo as negative factors weighing on Inter-Tel’s prospects. UBS next discussed its financial analyses of the proposed transaction and delivered to the full Board of Directors its oral opinion, which was subsequently confirmed by the delivery of the UBS Written Opinion. Based on and subject to various assumptions, matters considered and limitations stated therein, the UBS Written Opinion stated that, as of April 26, 2007, the $25.60 per share Merger Consideration to be received by holders of Inter-Tel common stock (excluding Steven G. Mihaylo and his affiliates) in the Merger, was fair, from a financial point of view, to such holders. The Board of Directors engaged in extensive discussions of the Mitel proposal and the financial analyses presented by UBS. The Board of Directors also discussed the issue of whether the Mitel proposal represented the best value reasonably available for the Inter-Tel stockholders. Inter-Tel’s management, financial advisor and the Board of Directors reviewed the various efforts and discussions undertaken by Inter-Tel in the prior two years to identify potential strategic and financial partners and the results of those efforts. In particular, UBS and the Board of Directors noted that the Mitel price was significantly higher than the final offer submitted by Mr. Mihaylo and Vector Capital in August of 2006, which together with the Sell Inter-Tel Resolution had put Inter-Tel in play for potential bidders. The Board of Directors also discussed that Inter-Tel, in consultation and with the assistance of UBS, had been exploring a range of options to increase stockholder value, including a possible sale of Inter-Tel, which led to the proposed transaction with Mitel. Mr. Stout and UBS also reviewed for the Board of Directors efforts and contacts by or on behalf of Inter-Tel with other potential buyers and transaction parties and the results of those efforts. In response to specific questions from the Board of Directors, UBS stated that, in its view, while not impossible, a financial buyer was unlikely to be able to pay more for Inter-Tel than a strategic buyer such as Mitel, given the potential savings and synergies that likely would be available to a strategic buyer as compared to a financial buyer and that in UBS’ experience, the proposed $20 million termination fee in the Merger Agreement on a transaction of this size was in the customary range of such fees and would be unlikely to deter another bidder, particularly a strategic bidder, from submitting a bid, if so desired. UBS and the Board of Directors also specifically discussed the Vector Capital letter and e-mails, and noted that they were an expression of interest only, subject to due diligence, there were significant questions about the debt and equity financing components of the deal, and were made when Vector Capital was not aware of Inter-Tel’s first quarter 2007 results, which had not been publicly announced. In particular, UBS noted that when Vector Capital submitted its joint bid with Mr. Mihaylo at $23.25 per share in August of 2006, Vector Capital had indicated to UBS that it was unable to pay greater value for Inter-Tel. In addition, Mr. Capello and UBS reported that Mitel had made it clear that in light of Inter-Tel’s first quarter 2007 results and other factors suggesting that the confidentiality of the parties’ negotiations had been breached, that if a deal was not reached on April 26, 2007, Mitel would withdraw its offer. Following this discussion, UBS was excused from the meeting, and Bingham McCutchen reviewed and discussed with the Board of Directors the fiduciary duties of Directors in the context of considering a proposed business combination transaction and answered question from the Directors with respect to such matters.

At the April 26, 2007 Board of Directors meeting, the Special Committee also discussed with the other members of the Board of Directors the Special Committee’s conclusions and recommendation with respect to the approval and advisability of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The members of the Board of Directors discussed at length the risks associated with not accepting the fully negotiated Mitel transaction to pursue Vector Capital’s expression of interest that was subject to contingencies, confirmation and financing questions, and was from a party that was not aware of Inter-Tel’s recent disappointing results of operations and had recently been unable to submit a bid above $23.25 a share. Thereafter, the Board of Directors, based in part on the recommendation of the Special Committee, approved the Merger Agreement, and declared the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, advisable, fair to, and in the best interests of Inter-Tel and its stockholders, and resolved to recommend to Inter-Tel’s stockholders that they vote to adopt the Merger Agreement. Of the ten directors present at this meeting, seven voted to approve the Merger Agreement and the Merger, Mr. Mihaylo voted against, and Dr. Puri and Mr. Urish abstained from voting. Mr. Karol, who was unable to attend the meeting but had been fully briefed at the Special Committee’s meeting on April 25, 2007, asked that it be noted in the minutes of this Board of Directors meeting that he favored the proposed transaction with Mitel.

In the afternoon of April 26, 2007, following approval by the board of directors of Mitel, the parties executed and delivered the Merger Agreement and issued a joint press release announcing the proposed transaction. Inter-Tel also held its first quarter 2007 earnings conference call and announced its first quarter 2007 results and the execution of the Merger Agreement.

On May 9, 2007, the Board of Directors of Inter-Tel received an unsolicited letter from a financial buyer proposing to acquire Inter-Tel at an all-cash price of $26.50 per share, subject to, among other things, confirmatory due diligence. The Special Committee met on May 10, 2007 to discuss the proposal and determined (after considering the advice of Bingham McCutchen and UBS) that it was reasonably likely to lead to a “superior proposal”, as that term is defined in the Merger Agreement and as described in “The Merger Agreement - No Solicitation” beginning on page 62. Inter-Tel promptly notified Mitel of the Special Committee’s determination. Bingham McCutchen informed the financial buyer’s legal advisor of the Special Committee’s determination and sent a confidentiality agreement to him for execution. Shortly thereafter, the financial buyer withdrew its letter.

Reasons for the Merger and Recommendation by the Board of Directors

Reasons for the Merger. In evaluating the Merger Agreement and the Merger, the Special Committee and the Board of Directors consulted with Inter-Tel’s senior management and the Special Committee’s legal advisor and Inter-Tel’s financial advisors, and reviewed a significant amount of information and considered a number of factors, including, among others, the following material factors:

•	the value of the Merger Consideration of $25.60 per share to be received by Inter-Tel stockholders in the Merger pursuant to the Merger Agreement;

•	the fact that the Merger Consideration of $25.60 per share to be paid pursuant to the Merger represents:

•	a premium of $2.42 per share, or approximately 10.4%, over the average price of Inter-Tel common stock during the period starting January 1, 2007 through April 25, 2007 of Inter-Tel common stock;

•	a premium of $1.68 per share, or approximately 7.0%, over the one-week calendar trailing average (for the week ending April 26, 2007) of Inter-Tel common stock;

•

a premium of $1.81, or approximately 7.6%, over the $23.79 closing sale price per share of Inter-Tel common stock on The Nasdaq Global Market on April 26, 2007, the last trading day prior to the public announcement of the execution of the Merger Agreement; and

•	a premium of $2.35, or approximately 10.1% over the $23.25 price offered by Mr. Mihaylo and Vector Capital in August of 2006;

•

the unanimous recommendation of the Special Committee (with Norman Stout, Inter-Tel’s Chief Executive Officer, abstaining to avoid any appearance of a conflict of interest) as to the advisability and fairness of the Merger Agreement and the Merger to Inter-Tel stockholders;

•

the fact that Mitel, together with its financial partner Francisco Partners, could likely pay a higher price than a financial buyer, which likely would not be able to take advantage of the synergies and/or savings as generally would be available to a strategic buyer such as Mitel;

•

the provisions in the Merger Agreement with respect to other acquisition proposals presented to Inter-Tel, including Inter-Tel’s rights to pursue an alternative proposal deemed reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement and as described in “The Merger Agreement—Termination” beginning on page 64), and to terminate the Merger Agreement in order to accept a “superior proposal”, subject to paying Inter-Tel a $20 million termination fee;

•	the fact that the $20 million termination fee was within the customary range for such fees in a transaction of this size and would be unlikely to deter a buyer from bidding on Inter-Tel;

•

the fact that if the Merger Agreement was terminated because Mitel did not close the Merger in certain circumstances specified in the Merger Agreement, Inter-Tel would be entitled to receive a $20 million termination fee, of which 50% is being guaranteed by Francisco Partners;

•	the ability of Inter-Tel to consider an acquisition proposal by Mr. Mihaylo made in accordance with the terms of the Merger Agreement;

•

the unwillingness of other third parties to enter into strategic relationships with Inter-Tel or to acquire Inter-Tel on terms that were more favorable than those in the Merger Agreement, despite numerous past discussions and Inter-Tel’s demonstrated willingness to entertain such proposals;

•	the fact that the $25.60 price per share in the Merger Agreement was arrived at through arm’s-length negotiations and represented a significant increase over the $23.25 per share price at which Mr. Mihaylo and Vector Capital had jointly proposed to acquire the Company in August of 2006;

•

the certainty of receiving cash Merger Consideration of $25.60 per share under the Merger Agreement versus the risks associated with receiving stock consideration that could decline in value during the pendency of, or following, the Merger;

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the fact that other alternatives to the Merger (including the possibility of Inter-Tel continuing to operate as an independent entity) presented significant potential risks to Inter-Tel stockholders and implicated important considerations regarding the timing and likelihood of accomplishing any alternative transaction;

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the financial analyses presented by UBS and its oral opinion delivered on April 25, 2007 to the Special Committee, and again on April 26, 2007 to the Special Committee and the Board of Directors, which was subsequently confirmed by delivery of a written opinion dated April 26, 2007. As stated in the written opinion, UBS’ opinion was based on and subject to various assumptions, matters considered and limitations described in the written opinion, which stated that as of April 26, 2007, the Merger Consideration to be received by holders of Inter-Tel common stock (excluding Mr. Mihaylo and his affiliates) in the Merger, was fair, from a financial point of view, to such holders. See “The Merger—Opinion of Inter-Tel’s Financial Advisor” beginning on page 34 for additional information about UBS’ opinion;

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the certainty of the proposed Merger under the negotiated terms of the Merger Agreement as compared to the expression of interest from Vector Capital Corporation that was subject to confirmatory due diligence and other contingencies;

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the fact that, if the Merger is consummated, Inter-Tel’s business would no longer be subject to the uncertainty, disruptions and significant expense of the current proxy contest with Mr. Mihaylo or the possibility of future proxy contests or similarly time consuming, disruptive and distracting activities initiated by Mr. Mihaylo in the future;

•

the familiarity of the Board of Directors with, and the opinions of management regarding, Inter-Tel’s business, technology, products, market conditions and trends, competitive pressures on Inter-Tel’s business and in its industry (including the potential impact of Internet advances and innovations), and Inter-Tel’s operations, financial condition, and the anticipated future prospects and potential risks of Inter-Tel as a standalone company in the near-, and long-term; and

•	the other terms and conditions of the Merger Agreement (including the terms of termination and closing conditions of the Merger Agreement).

In approving the Merger, the Board of Directors and the Special Committee also took into account a number of risks relating to the Merger, including the following material risks and factors:

•	the risks that Inter-Tel’s operations would be disrupted from employee and customer uncertainty following the public announcement of the Merger;

•	the restrictions on Inter-Tel’s ability to solicit and negotiate alternative acquisition proposals under the no solicitation provisions in the Merger Agreement;

•

the possibility that Inter-Tel may be required to pay a $20 million termination fee to Mitel or to reimburse Mitel for up to $6 million of transaction expenses if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement;

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the potential adverse effect on Inter-Tel’s business, operations and financial condition, including the effect on Inter-Tel’s sales and operating results, the effect on Inter-Tel’s ability to attract and retain key management, marketing and technical personnel and the effect on the progress of certain development projects if the Merger is not consummated;

•	the substantial costs incurred and to be incurred by Inter-Tel in connection with the Merger;

•	the risk that the conditions to Mitel’s Debt and Equity Financing Commitments might not be satisfied such that Mitel might not have access to the funding necessary to complete the Merger;

•	the conduct of business restrictions on the operation of Inter-Tel’s business in the interim period between signing the Merger Agreement and closing the Merger; and

•

the fact that because the Merger Consideration consists entirely of cash, Inter-Tel stockholders will be subject to United States federal income tax and will not have the opportunity to participate in the results of the surviving corporation’s operations or in any appreciation in the equity value or stock price of the surviving corporation following the Merger.

The preceding discussion of the factors considered by the Special Committee and the Board of Directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the members of the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching their respective determinations. In addition, the members of the Special Committee and the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the members of the Special Committee and Board of Directors, but rather, the Special Committee and the Board of Directors conducted an overall analysis of the factors described above.

Board of Directors Vote and Recommendation.

Of the ten directors present at the meeting of the Board of Directors held for the purpose of approving the Merger Agreement, seven directors voted to approve the Merger Agreement, based in part on the recommendation of the Special Committee, Steven Mihaylo voted against the approval of the Merger Agreement, and Messrs. Anil Puri and Kenneth Urish abstained from voting. Mr. Karol, who was unable to attend the meeting, but had been fully briefed at the meeting of the Special Committee on April 25, 2007, asked that it be noted in the minutes of the April 26, 2007 Board of Directors meeting that he favored the proposed transaction with Mitel.

After careful consideration, and based in part on the recommendation of the Special Committee, the Board of Directors has approved the Merger Agreement and declared the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Inter-Tel and its stockholders, and resolved to recommend that the Inter-Tel stockholders adopt the Merger Agreement. Accordingly, the Board of Directors recommends that Inter-Tel stockholders vote “FOR” the adoption of the Merger Agreement.

Opinion of Inter-Tel’s Financial Advisor

UBS acted as Inter-Tel’s financial advisor in connection with the Merger. The Board of Directors retained UBS to advise the Board of Directors in connection with a potential sale, merger or other similar transaction involving Inter-Tel and to provide other general financial advisory services reasonably requested by Inter-Tel.

Inter-Tel selected UBS as its financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Inter-Tel and its business. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

On April 25, 2007, at a meeting of the Special Committee held to evaluate the proposed Merger, UBS delivered to the Special Committee an oral opinion. UBS confirmed its opinion orally at meetings of the Special Committee and the Board of Directors held on April 26, 2007, and UBS subsequently confirmed its opinion by delivery of a written opinion dated April 26, 2007. As stated in the written opinion, UBS’ opinion was based on and subject to various assumptions, matters considered and limitations stated in the written opinion, which stated that, as of April 26, 2007, the Merger Consideration of $25.60 to be received by holders of Inter-Tel common stock (excluding Steven G. Mihaylo and his affiliates) in the Merger was fair, from a financial point of view, to such holders.

The full text of UBS’ written opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Inter-Tel common stock (excluding Steven G. Mihaylo and his affiliates) in the Merger and does not address any other aspect of the Merger. The opinion also does not address the relative merits of the Merger as compared to other business strategies or transactions that might have been available with respect to Inter-Tel, nor does it address Inter-Tel’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any holder of Inter-Tel common stock as to how such stockholder should vote or act with respect to the Merger. Please read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex B.

In arriving at its opinion, among other things, UBS:

•	reviewed certain publicly available business and historical financial information relating to Inter-Tel;

•

reviewed certain internal financial information and other data relating to Inter-Tel’s business and financial prospects that were provided to UBS by Inter-Tel and not publicly available, including financial forecasts and estimates prepared by Inter-Tel’s management;

•	conducted discussions with members of Inter-Tel’s senior management concerning Inter-Tel’s business and financial prospects;

•	performed a discounted cash flow analysis of Inter-Tel in which UBS analyzed Inter-Tel’s future cash flows using financial forecasts and estimates prepared by Inter-Tel’s management;

•	reviewed publicly available financial and stock market data with respect to certain other companies that are generally in the industry in which Inter-Tel operates;

•

compared the financial terms of the Merger with the publicly available financial terms of certain other transactions involving certain companies that are generally in the industry in which Inter-Tel operates;

•	reviewed current and historical market prices of Inter-Tel common stock;

•	reviewed a draft of the Agreement and Plan of Merger, dated as of April 25, 2007; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Board of Directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of the Board of Directors, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of the Board of Directors, UBS did not make any independent evaluation or appraisal of any of Inter-Tel’s assets or liabilities (contingent or otherwise), and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates prepared by Inter-Tel’s management, UBS assumed, at the direction of the Board of Directors, that they were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of Inter-Tel’s management as to Inter-Tel’s future performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

At the direction of the Board of Directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly specified in UBS’ opinion, of the Merger Agreement or the form of the Merger. In connection with the Merger, UBS was not authorized to solicit, and did not solicit indications of interest in a business combination with Inter-Tel from any party; however, UBS assisted Inter-Tel in contacting parties regarding a potential business combination with Inter-Tel during 2006, in connection with Inter-Tel’s proxy contest and exploration of strategic alternatives. In rendering its opinion, UBS assumed, with the consent of the Board of Directors, that (i) the final executed form of the Merger Agreement did not differ in any material respect from the draft that UBS examined, (ii) Inter-Tel, Mitel and Arsenal Acquisition Corporation would comply with all the material terms of the Merger Agreement, and (iii) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on Inter-Tel, Mitel or the Merger. Except as described above, there were no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the Special Committee and the Board of Directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis summarized below, no company used as a comparison is either identical or directly comparable to Inter-Tel. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with respect to any one factor or method of analysis for purposes of its opinion, but rather, arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. However, as the Board of Directors was aware, Inter-Tel’s financial and operating characteristics caused Inter-Tel’s financial results to have limited comparability, for valuation purposes, to those of other companies and transactions reviewed by UBS and, accordingly, UBS relied primarily on discounted cash flow analysis of the financial forecasts and estimates prepared by Inter-Tel’s management for purposes of its opinion.

The estimates of Inter-Tel’s future performance provided by management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond Inter-Tel’s control. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which such companies may actually be sold.

The Merger Consideration was determined through negotiation between Inter-Tel and Mitel and its affiliates and the decision to enter into the Merger Agreement was solely that of the Board of Directors. UBS’ opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors with respect to the Merger or the Merger Consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed with the Board of Directors in connection with UBS’ opinion relating to the Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Discounted Cash Flow Analysis. Using projections for the final three quarters of fiscal year 2007 and fiscal years 2008 to 2011 provided by Inter-Tel’s management, UBS performed an analysis of the present value, as of March 31, 2007, of the projected unlevered free cash flows that Inter-Tel projected it would generate from April 1, 2007 through December 31, 2011. For purposes of this analysis, UBS also estimated a range of terminal values as of December 31, 2011 by applying EBITDA multiples ranging from 5.5x to 7.5x to Inter-Tel’s projected fiscal year 2011 EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 13.5% to 15.5%. Based on the foregoing, UBS calculated an implied equity value per share range for Inter-Tel of $20.77 to $24.81, as compared to the Merger Consideration of $25.60.

Selected Public Companies Analysis. UBS compared selected publicly available financial and stock market data for Inter-Tel with respect to certain other publicly traded companies that are generally in the industry in which Inter-Tel operates. UBS primarily considered companies it classified, as a function of their industry and operating characteristics, as “traditional enterprise voice pure plays.” UBS also considered other communication equipment companies it classified, as a function of their industry and operating characteristics, as “emerging enterprise VoIP leaders” and “diversified telecom equipment vendors with enterprise voice exposure.”

The selected public companies differ significantly from Inter-Tel based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies operate.

Traditional Enterprise Voice Pure Plays (“TEVPP”)

•	Avaya Inc.

•	Aastra Technologies Limited

Emerging Enterprise VoIP Leaders (“EEVL”)

•	Cisco Systems, Inc.

•	3Com Corporation

Diversified Telecom Equipment Vendors with Enterprise Voice Exposure (“DTEV”)

•	LM Ericsson Telephone Company

•	Alcatel-Lucent

•	Nortel Networks Corporation

UBS considered, among other things, (1) fully-diluted equity values (computed using closing share prices as of April 24, 2007), (2) enterprise values (calculated as fully-diluted equity value plus book value of debt, book value of minority interests and preferred stock at liquidation value less cash, cash equivalents and marketable securities), (3) enterprise value as a multiple of actual calendar year 2006 and estimated calendar years 2007 and 2008 revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”), (4) the closing share price as of April, 24 2007 as a multiple of calendar year 2006 actual earnings per share and estimated calendar year 2007 and 2008 earnings per share (“Price/Earnings”) and (5) estimated calendar year 2007 and 2008 Price/Earnings divided by Institutional Brokers’ Estimate System (“I/B/E/S”) long-term EPS growth of the relevant company. Estimated financial data for the selected public companies was based on publicly available information, including public filings and a selection of publicly available equity research reports. Estimated financial data for Inter-Tel was obtained from I/B/E/S and from financial forecasts and estimates provided to UBS by Inter-Tel’s management.

This analysis indicated the following implied high, median, mean, and low multiples for the selected public companies, as compared to the corresponding multiples implied for Inter-Tel based on the closing price of Inter-Tel common stock on April 24, 2007 and Merger Consideration of $25.60:

	Total Enterprise Value
	Revenue			EBITDA			EBIT			Price / Earnings			PEG
Segment	CY 2006A	CY 2007E	CY 2008E	CY 2006A	CY 2007E	CY 2008E	CY 2006A	CY 2007E	CY 2008E	CY 2006A	CY 2007E	CY 2008E	CY 2007E	CY 2008E
TEVPP
High	0.9	0.9	0.9	9.1	8.2	7.7	13.5	11.4	9.9	24.4	20.0	17.4	1.8	1.6
Low	0.8	0.8	0.8	7.4	6.6	5.9	13.5	10.9	9.7	20.6	15.9	15.2	1.8	1.6
Mean	0.9	0.8	0.8	8.2	7.4	6.8	13.5	11.2	9.8	22.5	18.0	16.3	1.8	1.6
Median	0.9	0.8	0.8	8.2	7.4	6.8	13.5	11.2	9.8	22.5	18.0	16.3	1.8	1.6

EEVL
High	4.8	4.1	3.6	13.9	12.6	10.3	16.0	13.7	11.6	21.4	32.8	15.3	3.4	1.0
Low	1.5	1.2	3.6	13.9	12.1	10.3	16.0	13.7	11.6	21.4	18.4	15.3	1.3	1.0
Mean	3.2	2.7	3.6	13.9	12.4	10.3	16.0	13.7	11.6	21.4	25.6	15.3	2.3	1.0
Median	3.2	2.7	3.6	13.9	12.4	10.3	16.0	13.7	11.6	21.4	25.6	15.3	2.3	1.0

DTEV
High	2.4	2.0	1.8	14.9	16.7	10.1	11.7	14.2	13.0	17.5	18.0	16.9	5.7	2.1
Low	1.1	1.1	1.1	9.7	8.0	7.3	11.7	9.3	8.4	17.5	14.4	11.0	1.4	0.9
Mean	1.6	1.4	1.4	12.3	11.5	8.5	11.7	11.7	10.1	17.5	16.2	13.6	2.8	1.4
Median	1.3	1.2	1.2	12.3	9.7	8.2	11.7	11.7	9.0	17.5	16.2	13.0	1.4	1.3
Inter-Tel (Management plan)[1]
Pre-Announcement Price	1.1	1.0	0.9	9.3	8.1	6.8	12.8	10.5	8.6	21.9	20.2	16.6	1.6	1.3
Offer Price	1.2	1.1	1.0	10.3	8.9	7.6	14.2	11.7	9.5	23.5	21.6	17.8	1.7	1.4
Inter-Tel (Street consensus)[2]
Pre Announcement Price	1.1	1.0	0.9	9.3	7.8	6.9	12.8	10.3	9.0	21.9	18.8	16.9	1.5	1.3
Offer Price	1.2	1.1	1.0	10.3	8.7	7.6	14.2	11.5	10.0	23.5	20.1	18.1	1.6	1.4

[1]	Based on forecasts provided by management
[2]	Based on forecasts obtained from I/B/E/S

Selected Transactions Analysis. As the financial and operating characteristics of Inter-Tel cause its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions that UBS reviewed, UBS reviewed but did not primarily rely upon the analysis of other transactions in rendering its opinion.

Miscellaneous. Pursuant to the engagement letter between Inter-Tel and UBS, Inter-Tel agreed to pay a transaction fee of 1.25% of the transaction value. $750,000 of the total fee was payable upon delivery of the UBS opinion to the Inter-Tel Board of Directors, and the remainder will be paid upon consummation of the Merger. Inter-Tel also has agreed to reimburse UBS for reasonable out-of-pocket expenses incurred in performing its services. In addition, Inter-Tel has agreed to indemnify UBS and related parties against liabilities and expenses (including liabilities arising under the federal securities laws) related to or arising out of UBS’ engagement, including any related services and activities prior to the date of the engagement.

In the past, UBS and its affiliates have provided investment banking services to Inter-Tel unrelated to the Merger, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, Inter-Tel’s securities and/or securities of publicly traded portfolio companies of Francisco Partners II, L.P. and, accordingly, may at any time hold a long or short position in such securities.

Certain Projections

Inter-Tel does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance. However, in connection with the review of the proposed acquisition of Inter-Tel by Mitel, Inter-Tel’s management prepared non-public financial projections reflecting management’s views as to possible future performance of Inter-Tel for the final three quarters of fiscal year 2007 and fiscal years 2008 through 2011. The information was provided to the Special Committee, the Board of Directors and UBS in connection with discussing and evaluating the proposed Merger. The projections, which are set forth below, do not give effect to the transactions contemplated by the Merger Agreement, including the Merger and the financing for the Merger. The projections for the final three quarters of 2007 were provided to Mitel, but Mitel was not provided the projections for 2008 through 2011 prior to executing the Merger Agreement, and therefore they did not base their price on the projections for those years, but rather on their own assumptions and projections. The inclusion of this information should not regarded as an indication that Inter-Tel or Mitel considered or now considers these projections to be a reliable prediction of future results.

The projections were prepared by, and are the responsibility of, Inter-Tel’s management. In compiling the projections, Inter-Tel’s management took into account historical performance, Inter-Tel’s strategic plan and budget for the 2007 fiscal year, as well as estimates regarding revenues and net income, among others estimates. However, the projections were not developed as part of management’s historical development of internal financial forecasts or budget preparation.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because the information for the final three quarters of 2007 was made available on a confidential basis to Mitel in connection with its due diligence investigation of Inter-Tel and all of these projections were provided to UBS in connection with UBS’ financial analysis undertaken for purposes of rendering the opinion to the Board of Directors described in the section entitled “The Merger—Opinion of Inter-Tel’s Financial Advisor” starting on page 34. The projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither Inter-Tel’s registered public accountant nor any other registered public accountant has examined or compiled the projections and, accordingly, no registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.

The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates relating to Inter-Tel’s business. Although Inter-Tel’s management believed that such assumptions and estimates were reasonable at the time the projections were prepared, they are not intended as predictions and may not reflect the actual results achieved. In addition, factors such as industry performance, competitive uncertainties, the impact of the announcement and pendency of the Merger, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond Inter-Tel’s control, may cause actual results to vary from the projections or the underlying assumptions and estimates.

Accordingly, while the projections were prepared in good faith by Inter-Tel’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as predictions of actual future results, and the projections should not be relied upon as such. These projections are by their nature forward-looking information, and you should read the section entitled “SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION” beginning on page Q-1 of this proxy statement for additional information regarding the risks of unduly relying on such information.

Following are the financial projections described above:

Projected Income Statement
(U.S. $ in millions, unless indicated)
	CY2007E
	Q-2-4’07E	CY2007E	Q1’08E	Q2-4’08E	CY2008E	CY2009E	CY2010E	CY2011E
Revenue	388.7	498.1	117.5	412.9	530.4	580.9	623.3	649.3
Cost of Goods Sold	189.4	245.5	57.9	205.3	263.1	290.6	311.8	324.4

Gross Profit	199.3	252.6	59.6	207.6	267.2	290.2	311.4	324.9

SG&A	130.7	171.2	40.8	135.6	176.3	192.0	206.0	214.6
R&D	27.8	35.8	8.4	26.6	35.0	36.1	37.1	38.2

Total Operating
Expenses	158.5	206.9	49.2	162.2	211.3	228.0	243.1	252.8

EBIT	40.7	45.7	10.4	45.5	55.9	62.2	68.3	72.0

Depreciation	7.2	9.4	2.2	8.8	11.0	11.2	11.7	12.3
Amortization	3.5	4.6	1.1	2.4	3.5	3.1	2.4	2.3

EBITDA	51.4	59.7	13.7	56.7	70.4	76.5	82.4	86.6

Other Income	4.2	6.0	1.4	6.1	7.5	8.7	10.1	11.6

Pre Tax Income	44.9	51.7	11.8	51.6	63.4	71.0	78.4	83.6

Taxes	16.4	18.6	4.2	18.6	22.8	25.5	28.2	30.1

Net Income	28.5	33.1	7.6	33.0	40.5	45.4	50.2	53.5

EPS	$1.01	$1.18	$0.27	$1.17	$1.44	$1.59	$1.73	$1.82

FD Shares Outstanding	28.1	28.0	28.2	28.2	28.2	28.6	29.0	29.4

Growth & Margins
Y/Y Revenue Growth	10.6%	8.7%	7.3%	6.2%	6.5%	9.5%	7.3%	4.2%
Gross Margin	51.3%	50.7%	50.7%	50.3%	50.4%	50.0%	50.0%	50.0%
EBITDA Margin	13.2%	12.0%	11.6%	13.7%	13.3%	13.2%	13.2%	13.3%
EBIT Margin	10.5%	9.2%	8.8%	11.0%	10.5%	10.7%	11.0%	11.1%
Net Margin	7.3%	6.6%	6.4%	8.0%	7.6%	7.8%	8.1%	8.2%
Tax Rate	36.6%	36.0%	36.0%	36.0%	36.0%	36.0%	36.0%	36.0%

Additional Financial Projections

	Calendar Year End December 31st (US $ in millions, unless indicated)
	Q2-Q4’07E	2008E	2009E	2010E	2011E
Revenue	$388.7	$530.4	$580.9	$623.3	$649.3
Y/Y Growth	10.6%	6.5%	9.5%	7.3%	4.2%
EBITDA	51.4	70.4	76.5	82.4	86.6
Margin	13.2%	13.3%	13.2%	13.2%	13.3%
EBIT	40.7	55.9	62.2	68.3	72.0
Margin	10.5%	10.5%	10.7%	11.0%	11.1%
Cash Taxes	(14.9)	(20.1)	(22.4)	(24.6)	(25.9)
Tax Rate	36.6%	36.0%	36.0%	36.0%	36.0%
Depreciation	7.2	11.0	11.2	11.7	12.3
% of Revenue	1.9%	2.1%	1.9%	1.9%	1.9%
Amortization	3.5	3.5	3.1	2.4	2.3
% of Revenue	0.9%	0.7%	0.5%	0.4%	0.4%
Capital Expenditures	(7.9)	(11.0)	(11.2)	(11.7)	(12.3)
% of Revenue	2.0%	2.1%	1.9%	1.9%	1.9%
Change in Net Working Capital	0.1	0.4	0.6	0.4	0.2
% of Change in Revenue	(0.0)%	(0.3)%	(1.2)%	(1.0)%	(0.9)%

Unlevered Free Cash Flow	$28.7	$39.7	$43.5	$46.5	$48.6

The foregoing projections were an update prepared in April 2007 of certain management projections prepared in the later part of 2006 in conjunction with Inter-Tel’s June 2006 long-term strategic plan. No one has made or makes any representation to any stockholder regarding the information included in the projections. Inter-Tel has not updated the projections for the last three quarters of 2007 since they were provided to Mitel, or the projections for fiscal years 2007 through 2011, since they were provided to UBS. Inter-Tel does not intend to update or otherwise revise any of the projections included in this proxy statement to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or otherwise no longer appropriate.

Financing of the Merger

The total amount of funds necessary to fund the Merger Consideration and to make payments to holders of Inter-Tel’s options and equity incentive awards, as required by the Merger Agreement, is anticipated to be approximately $724 million. The following arrangements are intended to provide the necessary financing for the Merger:

Equity Financing. Pursuant to the Equity Financing Commitment received by Mitel from Francisco Partners, the proceeds of which will constitute the equity portion of the Merger financing, Francisco Partners, on behalf of its affiliated entities, has agreed to make an aggregate investment of $303,546,000 into Mitel in exchange for the issuance to Francisco Partners and/or its affiliates of a new class of preferred shares of Mitel (the “Preferred Stock Financing”) on the terms and conditions set forth in the equity commitment letter. Francisco Partners will fund the Equity Financing Commitment through equity contributions from investors in Francisco Partners and its affiliated entities in the ordinary course of business. The equity commitment letter will terminate upon the earlier of (1) September 30, 2007 unless the Merger shall have been consummated on or prior to such date and all documentation required to consummate the Preferred Stock Financing shall have been entered into and the Preferred Stock Financing shall have occurred thereunder, and (2) the date of termination of the Merger Agreement. Except as described below, delivery of the Equity Financing Commitment by Francisco Partners is subject to the satisfaction or waiver of, among other things, the following conditions:

•

All necessary conditions for the consummation of the Merger shall have been satisfied and the closing of the Merger shall occur contemporaneously with the funding of the Equity Financing Commitment in accordance with the terms of the Merger Agreement without waiver or amendment of any provision thereof (other than waivers or amendments consented to by Francisco Partners);

•

All documentation required to consummate the Preferred Stock Financing, or customarily entered into in connection with such an investment, in a form reasonably satisfactory to Francisco Partners shall have been executed and delivered, and all terms, covenants and conditions contained in the definitive subscription agreement shall have been performed or complied with at or prior to the closing of the Preferred Stock Financing, including without limitation, termination of the existing shareholders agreement among Mitel and its shareholders;

•

Mitel, with the appropriate corporate authorization from its shareholders and directors, shall have amended its articles of organization to authorize the issuance of the preferred shares, Mitel shall have received a Certificate of Amendment therefor, and Mitel shall have reserved sufficient shares of its common shares issuable upon conversion of the preferred shares issued to Francisco Partners;

•	Mitel shall have obtained all approvals and consents required for the execution and delivery of documentation necessary to consummate the Preferred Stock Financing;

•

All conditions for the consummation of the Debt Financing Commitment shall have been satisfied and the Debt Financing Commitment shall have closed, without waiver or amendment of any provision thereof (other than waivers or amendments consented to by Francisco Partners) contemporaneously with the closing of the Preferred Stock Financing and the closing of the Merger Agreement;

•	There shall not have occurred a material adverse effect on Inter-Tel as set forth in the Merger Agreement;

•

There shall not have occurred a material adverse effect on Mitel and there shall not be pending or threatened any legal proceeding that prohibits, restricts or enjoins the issuance of the preferred shares to Francisco Partners;

•

All representations and warranties of Mitel in the definitive subscription agreement shall be true and correct in all material respects on the closing date of the Merger, before and after giving effect to the Preferred Stock Financing and the closing of the Debt Financing Commitment;

•	The issuance of the preferred stock to Francisco Partners, or its affiliates, shall be exempt from the prospectus and registration requirements of all applicable securities laws; and

•

Inter-Tel shall not have breached representations and warranties in the Merger Agreement relating to its corporate power, authority, due authorization, and execution and delivery of the Merger Agreement, or a breach of any other representation and warranty contained in the Merger Agreement that is material to Francisco Partners, provided that Mitel has the right to terminate its obligations to consummate the Merger under the Merger Agreement as a result of such breach.

Limited Guarantee. In connection with the execution and delivery of the Merger Agreement, Francisco Partners executed a limited guarantee in favor of Inter-Tel. Under the limited guarantee, Francisco Partners agreed that if Inter-Tel terminates the Merger Agreement due to a “company payment event” (as defined in the Merger Agreement described in “The Merger Agreement—Termination Fees and Expenses,” beginning on page 65) and Mitel and Arsenal Acquisition Corporation must pay the $20 million termination fee to Inter-Tel, Francisco Partners will pay 50% of such termination fee, plus the amount of any costs or expenses reasonably incurred by Inter-Tel in enforcing its rights under the limited guarantee. The maximum obligation of Francisco Partners under the limited guarantee shall not exceed $10 million, plus the amount of any such costs or expenses of enforcement of the limited guarantee reasonably incurred by Inter-Tel. Inter-Tel may, in its sole discretion, bring a separate suit against Francisco Partners to seek payment of the amounts owed to Inter-Tel under the limited guarantee, regardless of any action to collect the termination fee that may be brought against Mitel and Arsenal Acquisition Corporation. The obligation of Francisco Partners to pay 50% of the $20 million termination fee (plus costs and expenses to enforce the limited guarantee) constitutes Francisco Partners’ sole liability to Inter-Tel in connection with the transactions contemplated by the Merger Agreement. Pursuant to the limited guarantee, Inter-Tel, may not institute any proceeding against Francisco Partners or bring any action against Francisco Partners arising under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, other than a claim against Francisco Partners to collect the $10 million (and any related costs and expenses of enforcement of the limited guarantee) that will be owed by Francisco Partners to Inter-Tel if Mitel and Arsenal Acquisition Corporation become liable for the $20 million termination fee.

Debt Financing. Mitel has received an aggregate Debt Financing Commitment of $460 million from Morgan Stanley, pursuant to which Morgan Stanley has provided its financing commitment and has agreed to use commercially reasonable efforts to provide the Debt Financing Commitment, as further specified in the debt commitment letter. Proceeds of the Debt Financing Commitment will be used to finance a portion of the Merger Consideration and to fund working capital and general corporate needs of Mitel, Inter-Tel and their respective subsidiaries following the consummation of the Merger. The Debt Financing Commitment will consist of:

•	up to $275.0 million of senior secured first lien loan facilities (“First Lien Facilities”), comprised of:

¡	a $245.0 million term loan facility (“Term Loan Facility”) for the purpose of financing the Merger Consideration; and

¡	a $30.0 million revolving credit facility (“Revolving Credit Facility”), consisting of a U.S. revolving credit facility (the “U.S. Revolving Facility”) and a Canadian revolving credit facility (the “Canadian Revolving Facility”) for ongoing working capital needs and general corporate purposes of Mitel, Inter-Tel and their respective subsidiaries; and

•	up to $185.0 million of a senior secured second lien term credit facility (“Second Lien Facility”) for the purpose of financing the Merger.

Use of Proceeds from the Debt Financing Commitment. All borrowings under the Debt Financing Commitment will be made available to Mitel and certain of its subsidiaries simultaneously with the effectiveness of the Merger, except that borrowings under the Revolving Credit Facility shall only be available for ongoing working capital needs and general corporate purposes of Mitel, Inter-Tel and their respective subsidiaries, and not to fund the Merger Consideration or other fees or expenses (subject to certain exceptions) incurred by Mitel in connection with consummating the Merger. Borrowings under the Term Loan Facility and the Second Lien Facility, together with cash proceeds from the Equity

Financing Commitment shall be used to fund the Merger Consideration. After giving effect to the Merger, Inter-Tel will become a borrower under the U.S. revolving credit facility. The First Lien Facilities and the Second Lien Facility are scheduled to close on or before October 14, 2007 and proceeds of the respective facilities will be available on the closing date if all the conditions precedent set forth in the debt financing commitment letter are satisfied. The debt financing commitment letter expires on the earliest of (1) execution and delivery of the definitive documentation required to consummate all transactions contemplated under the Debt Financing Commitment, (2) rejection of Mitel’s bid by Inter-Tel and Inter-Tel’s acceptance of a superior proposal, (3) consummation of the Merger without the use of proceeds of the Debt Financing Commitment, and (4) October 14, 2007.

First Lien Facilities and Revolving Credit Facility. The borrowers under the First Lien Facilities shall be Mitel, Mitel Networks, Inc., a wholly-owned indirect U.S. subsidiary of Mitel, a holding subsidiary of Mitel to be formed (“Holdings”), and, upon consummation of the Merger, Inter-Tel. Mitel shall be the only borrower under the Canadian Revolving Facility and Mitel Networks, Inc. and Inter-Tel shall be the only borrowers under the U.S. Revolving Facility. Morgan Stanley Senior Funding, Inc. has been appointed the U.S. administrative agent and collateral agent, and Morgan Stanley Senior Funding (Nova Scotia) Co. has been appointed the Canadian administrative agent. Morgan Stanley has been appointed as the sole lead arranger, sole book runner, and syndication agent for the First Lien Facilities.

Second Lien Facility. The borrower under the Second Lien Facility shall be Holdings. Morgan Stanley has been appointed as the sole lead arranger, sole book runner, syndication agent, administrative agent and collateral agent for the Second Lien Facility.

Conditions Precedent to the Debt Financing Commitment. The availability of the Debt Financing Commitment is subject to, among other things, satisfaction of the following conditions:

•

consummation of the Merger shall have been effected and the closing of the Merger shall have occurred concurrently with the initial funding of the Debt Financing Commitment in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any provision thereof (other than waivers, modifications or amendments consented to by Morgan Stanley);

•

All documentation (including a credit agreement and customary closing documentation) required to consummate the closing of the First Lien Facilities, shall be in form and substance reasonably satisfactory to Morgan Stanley, cash proceeds received in the Equity Financing Commitment shall at least equal 30% of the total cost of the Merger, and gross cash proceeds borrowed under the Second Lien Facility shall be no more than $185 million, and all such cash proceeds shall be used simultaneously with the initial credit extensions under the First Lien Facilities;

•

All documentation (including a credit agreement and customary closing documentation) required to consummate the closing of the Second Lien Facility, shall be in form and substance reasonably satisfactory to Morgan Stanley, cash proceeds received in the Equity Financing Commitment shall at least equal 30% of the total cost of the Merger, and gross cash proceeds borrowed under the First Lien Facilities shall be no more than $245 million, and all such cash proceeds shall be used simultaneously with the initial credit extensions under the Second Lien Facility;

•

After giving effect to the closing of all facilities under the Debt Financing Commitment, Mitel, Mitel Networks, Inc., Inter-Tel and their respective subsidiaries shall have no outstanding indebtedness or preferred stock other than

¡	loans under the First Lien Facilities and Second Lien Facility;

¡	preferred stock issued to Francisco Partners in connection with the funding of the Equity Financing Commitment; and

¡	(3) certain other limited indebtedness to be agreed upon;

•	The lenders shall have received certain information required by the PATRIOT Act;

•

The lenders shall have valid and perfected first priority or second priority liens, as applicable, (in each case subject to certain limited exceptions set forth in the documentation evidencing the First Lien Facilities and the Second Lien Facility, respectively), and security interests in such capital stock and other collateral;

•

Borrowers under the First Lien Facilities and Second Lien Facility shall have delivered to Morgan Stanley certain financial statements and evidence of satisfaction of certain financial covenants, including, without limitation:

¡	audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Inter-Tel for the 2004, 2005 and 2006 fiscal years; and

¡	evidence that the sum of (i) Mitel’s pro forma Consolidated EBITDA for the most recently completed twelve-calendar month period, (ii) Inter-Tel’s pro forma Consolidated EBITDA (A) for the twelve-calendar month period ended June 30, 2007 if the Board of Directors consents to the proposed Merger prior to August 15, 2007 and (B) for the most recently completed twelve-calendar month period if the Board of Directors consents to the proposed Merger on or after September 4, 2007 and (iii) $35 million in adjustments to EBITDA, shall equal or exceed $86,000,000; and

•	other customary conditions for leveraged acquisition financings.

Availability of Equity and Debt Financing. The availability of the Equity and Debt Financing Commitments is subject to the satisfaction of various conditions contained in the debt and equity financing commitment letters, many of which are customary conditions for acquisition financings with an equity contribution and levered debt components. There can be no assurance that all of the conditions to the Equity Financing Commitment and the Debt Financing Commitment will be met. If any of the material conditions to the funding of the Equity Financing Commitment or the funding of any of the facilities comprising the Debt Financing Commitment are not satisfied, Inter-Tel would not expect Francisco Partners or Morgan Stanley to waive such conditions and provide the Equity and Debt Financing Commitments, respectively. Mitel and Arsenal Acquisition Corporation must use their reasonable best efforts to arrange and consummate all transactions required by the terms of the equity and debt financing commitment letters to ensure the Equity and Debt Financing Commitments are available at the proposed closing of the Merger. In the event any portion of the Equity Financing Commitment or the Debt Financing Commitment becomes unavailable under the terms and conditions of the equity or debt financing commitment letters, Mitel and Arsenal Acquisition Corporation will be required to use their reasonable best efforts to obtain alternative financing, on terms that are no more adverse to Mitel and Arsenal Acquisition Corporation, as promptly as practicable following the occurrence of such event, and obtain funds from such alternative financing to consummate the transactions contemplated by the Merger Agreement without undue delay.

Recent Developments and Certain Litigation

Inter-Tel has recently been made a party to certain litigation relating to the proposed Merger. On April 30, 2007, two shareholder class action lawsuits were filed in the Superior Court of the State of Arizona, County of Maricopa, against Inter-Tel and the Board of Directors. The cases are captioned Joel Gerber v. Inter-Tel Incorporated, et al., Case No. CV2007-007444 (“Gerber Action”), and Farr v. Inter-Tel, Inc., et al., Case No. CV2007-007655 (“Farr Action”) (collectively the “Shareholder Actions”).

The complaint in the Gerber Action alleges, inter alia, that the Board of Directors breached their fiduciary duties of loyalty and due care in connection with the Merger by purportedly standing on both sides of the transaction, engaging in self-dealing, obtaining unspecified personal benefits and approving the Merger without regard to the fairness of the transaction to Inter-Tel stockholders. The complaint further alleges that the proposed Merger is a product of a flawed process that was not designed to ensure the sale of Inter-Tel for the highest value. According to the complaint, as a result of defendants’ self-dealing, their divided loyalties and the flawed process, Inter-Tel stockholders will not receive adequate or fair value for their stock in the Merger transaction. The complaint seeks an injunction prohibiting Inter-Tel from consummating the Merger as well as attorneys’ fees and costs.

Similarly, the complaint in the Farr Action alleges that the Board of Directors breached their fiduciary duties of loyalty, due care and candor in connection with the Merger by approving the Merger without regard to the fairness of the transaction to Inter-Tel stockholders. The complaint further alleges that defendants violated their fiduciary duties by failing to take steps to maximize the value of Inter-Tel to its stockholders, to properly value Inter-Tel, to protect against conflicts of interest purportedly resulting from the directors’ interrelationships with the Merger, and to disclose all material information that would permit Inter-Tel’s stockholders to cast a fully informed vote on the transaction. The complaint seeks an injunction prohibiting Inter-Tel from consummating the Merger and, to the extent consummated, rescission of the Merger and any of the terms of the Merger Agreement, as well as the imposition of a constructive trust for improper benefits allegedly received by defendants. The complaint also requests attorneys’ fees and costs.

While Inter-Tel is in the process of conducting discovery of the various claims brought in the Shareholder Actions, Inter-Tel believes that the claims are without merit and Inter-Tel intends to vigorously defend against all claims brought in the Shareholder Actions.

In addition and as previously disclosed in Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 16, 2006, Inter-Tel and certain members of the Board of Directors are defendants in a stockholder class action suit filed on June 15, 2006 entitled Mercier v. Inter-Tel (Delaware), Inc., et al., No. 2226-VCS, in the Court of Chancery of the State of Delaware. Plaintiff alleges, among other claims, that the defendants breached their fiduciary duties by seeking to entrench themselves in office through a number of activities including alleged failure to pursue a “value maximizing plan” for the stockholders. Inter-Tel has filed a motion to dismiss all of these claims, believes that the claims are without merit and intends to vigorously defend them.

Merger Consideration

At the effective time of the Merger, each outstanding share of Inter-Tel common stock, other than shares of Inter-Tel common stock held by Inter-Tel, Mitel, Arsenal Acquisition Corporation or any of their respective subsidiaries and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights” beginning on page 55), will be automatically converted into the right to receive $25.60 in cash, without interest, upon surrender of the certificate representing such share(s) of Inter-Tel common stock. Any shares of Inter-Tel common stock held by Inter-Tel, Mitel, Arsenal Acquisition Corporation or any of their respective subsidiaries immediately prior to the effective time of the Merger will be canceled in the Merger without payment. The price of $25.60 per share was determined through arm’s-length negotiations between Mitel and Inter-Tel.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of Inter-Tel common stock into the right to receive $25.60 per share in cash, without interest, will occur automatically at the effective time of the Merger. As soon as reasonably practicable after the effective time of the Merger, but no later than one business day after the closing date of the Merger Agreement, Mitel shall deliver to a paying agent, the cash necessary to pay the full amount of the Merger Consideration in respect of the certificates representing shares of Inter-Tel common stock and uncertificated shares surrendered to the paying agent pursuant to the terms of the Merger Agreement. Promptly following the closing of the Merger Agreement, Mitel shall cause the paying agent to send to each holder of record of shares of Inter-Tel common stock immediately prior to the effective time of the Merger, a letter of transmittal and instructions for obtaining cash in exchange for shares of Inter-Tel common stock held by such stock holder. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of Inter-Tel common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of Mitel, as promptly as practicable in accordance with the paying agent’s customary procedures, $25.60 in cash, without interest, for each share represented by the stock certificate. The stock certificates will then be cancelled.

Until surrendered, any outstanding stock certificates will, from and after the effective time of the Merger, evidence only the right to receive $25.60 per share in cash, without interest, in the case of shares represented by stock certificates, and holders of such certificates shall cease to have any rights with respect to such shares of Inter-Tel common stock, except as otherwise required by the DGCL.

Treatment of Outstanding Stock Options and Equity Awards

Stock Options and Equity Incentive Awards. Under the Merger Agreement, at the effective time of the Merger, (a) all Inter-Tel options to purchase shares of Inter-Tel common stock under the 1997 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, the 1994 Long-Term Incentive Plan, the 1997 Long-Term Incentive Plan and the Acquisition Stock Option Plan (whether or not then vested or exercisable) and (b) all performance share awards for which Inter-Tel common stock may be issued upon attaining specified performance goals granted under the 1997 Long-Term Incentive Plan (whether or not then vested and exercisable and assuming specified performance goals are attained), that are outstanding immediately prior to the effective time of the Merger, will vest and be cancelled, and Mitel shall, or shall cause Inter-Tel, as the surviving corporation, to pay each holder of any such option or award promptly after the effective time of the Merger cash in an amount determined by multiplying:

•	the excess, if any, of the Merger Consideration of $25.60 per share of Inter-Tel common stock, without interest, over the applicable exercise price of the option or other equity incentive award by

•	the number of shares of Inter-Tel common stock that

•	the holder could have purchased in the case of a stock option (assuming full vesting of such stock options); or

•	could be issued to the holder in connection with a performance share award (assuming full vesting of such awards and attainment of specified performance goals).

As of May 4, 2007, there were options to purchase 4,175,659 shares of Inter-Tel common stock outstanding and 154,250 performance shares issuable upon vesting of outstanding performance share awards.

Employee Stock Purchase Plan. Inter-Tel’s employee stock purchase plan will be terminated in accordance with its terms as of or prior to the effective time of the Merger, as the plan is scheduled to expire after the issuance of shares pursuant to the final offering period ending May 31, 2007.

Interests of Inter-Tel’s Directors and Management in the Merger

In considering the recommendation of the Board of Directors in favor of the adoption of the Merger, you should be aware that members of the Board of Directors and certain of Inter-Tel’s officers have interests in the Merger that are different from, or in addition to, the interests of Inter-Tel stockholders.

These interests are described below, to the extent material, and except as described below, such persons have no material interest in the Merger apart from those of Inter-Tel stockholders generally. No Inter-Tel director or executive officer has been asked to join the board of directors of Mitel, and no executive officer has entered into any employment agreement with Mitel or has been offered an opportunity to receive any equity interest in Mitel. The Board of Directors was aware of, and considered the interests of, Inter-Tel’s directors and officers in approving the Merger Agreement and the Merger.

Employment Agreement of Norman Stout. Inter-Tel entered into an employment agreement with Norman Stout dated October 12, 2006, pursuant to which, in the event that Mr. Stout is terminated without cause (as defined therein) or Mr. Stout terminates his employment for good reason (as defined therein), Inter-Tel is required to pay his base salary at the time of termination for 12 months or for the remainder of the term of his employment agreement, whichever is longer. In addition, he will receive a bonus payment equal to the average bonus for the five prior fiscal years, pro-rata for the number of months worked in the current year. Mr. Stout will also receive 18 months paid participation in COBRA continuation coverage under Inter-Tel’s health and welfare benefit plans. In addition, if such termination occurs (i) within 90 days prior to a Merger or consolidation of Inter-Tel or other change of control event (as defined therein), or (ii) within 24 months following a change of control, Mr. Stout is entitled to a lump-sum severance payment equal to (A) his annual base salary multiplied by 2.99, and (B) his average annual bonus (excluding any retention bonus) earned by Mr. Stout for the preceding five fiscal years prior to the year in which the employment is terminated, multiplied by 2.99. Mr. Stout’s current base salary under his employment agreement was raised to $450,000 for the 2007 fiscal year. Based on Mr. Stout’s base salary in effect as of May 8, 2007, and average annual bonus for the past five fiscal years, he would receive approximately $1,722,065 in severance if he were terminated by Inter-Tel without cause or if he terminates his employment for good reason within 24 months following the effective time of the Merger pursuant to Mr. Stout’s employment agreement. Mr. Stout is also subject to non-competition and non-solicitation restrictions for 18 months following termination of his employment for any reason.

Change of Control Agreements with Inter-Tel’s Directors and Officers. The Company has entered into a Tier 1 Key Employee Change of Control Severance Agreement with Craig Rauchle, and Tier 2 Key Employee Change of Control Severance Agreements with Jeff Ford, John Gardner and Kurt Kneip. Pursuant to these agreements, the executives will be entitled to certain severance payments if their employment is terminated without cause or by the executive for good reason (as such terms are defined in the Tier 1 and Tier 2 agreements) (other than termination by Inter-Tel for cause or by reason of death or disability) within a specified period of time before or after the effective time of the Merger. Under both the Tier 1 and Tier 2 agreements, the proposed Merger constitutes a “change of control” of Inter-Tel.

Under the Tier 1 Agreement with Craig Rauchle, in the event Mr. Rauchle terminates employment for good reason (as defined therein) or Inter-Tel terminates his employment without cause (as defined therein) either (i) within 90 days prior to the change of control transaction (as defined therein) or (ii) within 24 months following a change of control transaction (as defined therein), Mr. Rauchle is entitled to a lump-sum severance payment within 10 days of the termination equal to (A) twenty-four (24) months of his annual salary (as in effect immediately prior to the change of control or his termination, whichever is greater) and (B) 100% of his earned but unpaid bonus, and Inter-Tel must pay for twelve

(12) months of employee benefits coverage for Mr. Rauchle and his dependents. Mr. Stout’s prior Tier 1 agreement was superseded by his employment agreement and is dormant so long as in the event of termination of his employment agreement, Inter-Tel complies with all termination terms, including making the required severance payments as required by his employment agreement.

Jeff Ford, John Gardner and Kurt Kneip have entered into Tier 2 Agreements with Inter-Tel, which are identical in their termination and severance provisions to the Tier 1 Agreements, except that the executive would be entitled to 18 months of executive’s annual salary in the event of termination without cause or for a termination by the executive for good reason within 24 months of a change in control or within 90 days prior to a change in control.

Based on base salary in effect as of May 8, 2007, each of the following executive officers would be entitled to the following severance payments if terminated by Inter-Tel without cause or if the executive terminates his employment for good reason within 24 months following the effective time of the Merger, pursuant to the Change of Control Agreements: Mr. Rauchle, $800,000; Mr. Ford, $435,000; Mr. Gardner, $327,600; and Mr. Kneip, $313,560. Each of these individuals would also be entitled to 100% of his earned but unpaid bonus.

Indemnification and Insurance. The Merger Agreement provides that the certificate of incorporation and bylaws of the surviving corporation shall include provisions for exculpation and indemnification of directors and officers that are equivalent in all material respects to those in Inter-Tel’s certificate of incorporation and bylaws in effect as of the date of the Merger Agreement, and provides that such provisions may not be amended for six years after the effective time of the Merger, except as required by applicable law or to enlarge the scope of indemnification provided. Therefore, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger now existing in favor of Inter-Tel’s current and former directors or officers as provided in Inter-Tel’s certificate of incorporation or by-laws in effect immediately prior to the effective time of the Merger will be continued for six years after the effective time of the Merger. Mitel has unconditionally guaranteed the obligations of the surviving corporation to fulfill and honor those obligations.

The Merger Agreement further provides that for six years after the effective time of the Merger, Mitel shall cause the surviving corporation to use its reasonable best efforts to maintain Inter-Tel’s current officers’ and directors’ liability insurance with respect to matters occurring prior to the effective time of the Merger, or substitute such current insurance policy with a replacement policy through a financially sound and recognized insurance carrier so long as the scope of coverage, deductibles, coverage amounts and exclusions are not materially less favorable to those in effect on the date of the Merger Agreement. Mitel’s obligation to cause the surviving corporation to provide this insurance coverage is subject to a cap of 200% of the current $496,300 annual premium paid by Inter-Tel for its existing insurance coverage. In addition, Inter-Tel may obtain prepaid (or “tail”) insurance policies to provide for the coverage currently provided by its officers and directors’ insurance policy, and if so obtained prior to the effective time of the Merger, Mitel and the surviving corporation may not cancel, amend or otherwise change such policies.

Stock Options and Equity Incentive Awards. Pursuant to the Merger Agreement, all outstanding stock options, performance share awards and other equity awards subject to vesting will accelerate and immediately and fully vest at the effective time of the Merger, including, (a) all Inter-Tel options to purchase shares of Inter-Tel common stock under any of Inter-Tel’s equity incentive plans, and (b) all performance share awards for which Inter-Tel common stock may be issued upon attaining specified performance goals granted under the 1997 Long-Term Incentive Plan. Under the Merger Agreement, all such options and awards will be cancelled, and Mitel will, or will cause Inter-Tel, as the surviving corporation, to pay each holder of any such option or award promptly after the effective time of the Merger cash in an amount determined by multiplying:

•	the excess, if any, of the Merger Consideration of $25.60 per share of Inter-Tel common stock, without interest, over the applicable exercise price of the option or other equity incentive award by

•

the number of shares of Inter-Tel common stock that (a) the holder could have purchased in the case of a stock option (assuming full vesting of such stock options) or (b) that could be issued to the holder in connection with a performance share award (assuming full vesting of such awards and attainment of specified performance goals).

Each of Inter-Tel’s directors and executive officers currently hold options to acquire Inter-Tel common stock or performance share awards to be issued Inter-Tel common stock upon achieving certain specified performance goals. Pursuant to the Merger Agreement, all stock options, performance share awards and other equity awards subject to vesting will accelerate and immediately and fully vest at the effective time of the Merger whether or not such options and awards were vested and exercisable at such time, and with respect to performance share awards, regardless of whether the specified performance goals have been attained. As of May 8, 2007, each of Messrs. Stout, Rauchle, Ford, Gardner and Kneip held 218,334, 153,334, 71,000, 50,134 and 13,500 unvested stock options and performance share awards, respectively. Pursuant to the Merger Agreement, upon cancellation of these options and performance share awards at the effective time of the Merger, each of Messrs. Stout, Rauchle, Ford, Gardner and Kneip will receive approximately $1,838,521, $1,182,471, $926,410, $577,637 and $86,645, respectively, representing the difference between the exercise prices of such options and awards, and the Merger Consideration of $25.60 per share of Inter-Tel common stock. All options and awards held by Inter-Tel’s directors (excluding Mr. Stout, but including Mr. Mihaylo) are vested as of May 8, 2007, and such directors will not realize any additional value from the acceleration of such options and awards upon consummation of the Merger.

Retention Bonus Pool. Pursuant to the Merger Agreement, Mitel agreed to make available up to $150,000 of cash to pay retention bonuses to individuals, in amounts and upon terms and conditions, to be agreed by Mitel and Inter-Tel. Although these bonuses have not been fixed and will not be paid to Inter-Tel’s directors, or its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technical Officer or the General Counsel, it is possible that other members of management could receive payments from this bonus pool.

Effective Time of the Merger

The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon by Mitel and Inter-Tel and specified in the certificate of Merger. The filing of the certificate of Merger will occur as soon as practicable on the closing date.

Delisting and Deregistration of Inter-Tel’s Common Stock

If the Merger is completed, Inter-Tel common stock will no longer be listed on The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

This section discusses the material United States federal income tax consequences of the Merger to Inter-Tel stockholders that are United States holders (as defined below) and who surrender Inter-Tel common stock in the Merger in exchange for the right to receive the cash Merger Consideration of $25.60 per share. The discussion below applies only to Inter-Tel stockholders that hold Inter-Tel common stock as capital assets at the time of the Merger, and the discussion does not apply to:

•

stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	persons who hold their stock through pass-through or other entities;

•	retirement plans and tax-exempt organizations;

•	stockholders who acquired Inter-Tel common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	stockholders who exercise appraisal rights

If a partnership holds Inter-Tel common stock, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. A partner of a partnership holding Inter-Tel common stock should consult their own tax advisors.

The discussion below is based upon the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not contain a detailed description of all United States federal income tax consequences to Inter-Tel stockholders and does not include any description of the tax laws of any state, local or foreign government that may be applicable to Inter-Tel stockholders.

For purposes of this discussion, a “United States holder” is:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•

a corporation, or any entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	any estate that is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

This discussion does not apply to holders that are not United States holders. The exchange of Inter-Tel common stock for cash Merger Consideration in the Merger will be a taxable transaction for United States federal income tax purposes. A United States holder of Inter-Tel common stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received pursuant to the Merger, and such United States holder’s adjusted tax basis in the Inter-Tel common stock surrendered. Gain or loss will be calculated separately for each block of shares exchanged in the Merger (i.e., shares acquired at the same cost in a single transaction). If at the time of the Merger a non-corporate United States holder, including an individual, has a holding period for the Inter-Tel common stock of more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 15%. If such United States holder’s holding period for the Inter-Tel common stock is one year or less at the time of the Merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. The deductibility of capital losses is subject to limitations.

For corporate United States holders, capital gain generally is taxed at the same rate as ordinary income, and the use of capital losses is subject to limitations.

The cash consideration received by non-corporate United States holders in the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if such United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate United States holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules generally will be allowed as a credit against United States holder’s United States federal income tax liability and may entitle such United States holder to a refund, provided such United States holder furnishes specified required information to the Internal Revenue Service.

The foregoing does not purport to be a complete analysis of the potential tax considerations relating to the Merger, particularly with respect to the effect on any performance share awards held by Inter-Tel stockholders, and is not tax advice. Therefore, holders of Inter-Tel common stock, options and performance share awards are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

United States Antitrust. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), certain transactions, including the Merger, may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Department of Justice and the Federal Trade Commission by Mitel and Inter-Tel. Such waiting period may not be extended absent the consent of the merging parties or unless a request for additional information and documentary material is received from the Federal Trade Commission or the Department of Justice If such a request is issued, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Federal Trade Commission or the Department of Justice or further extended with the consent of Mitel and Inter-Tel. Substantial compliance with such request for additional information may take several months. Thereafter, the waiting period may be extended only by court order or with the consent of the parties. Mitel and Inter-Tel filed their respective notification and report forms with the Department of Justice and the Federal Trade Commission on May 10, 2007. The Department of Justice and the Federal Trade Commission and state antitrust authorities frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the Department of Justice, the Federal Trade Commission or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of Mitel or Inter-Tel and their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Alternatively, antitrust authorities may impose conditions to the completion of the Merger or require changes to the terms of the Merger. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the termination date of the Merger or at all, and there can be no assurance that Mitel and Inter-Tel will be able to satisfy or comply with these conditions or be able to cause Inter-Tel’s respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Mitel after completion of the Merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Mitel and Inter-Tel or on terms that will be satisfactory to Mitel and Inter-Tel. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the termination date or at all.

Foreign Antitrust. Inter-Tel conducts operations in a number of jurisdictions where other merger control filings or approvals may be required or advisable in connection with the completion of the Merger. Inter-Tel is currently in the process of reviewing whether merger control filings or approvals may be required or desirable in such jurisdictions.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which is attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the Merger is consummated, dissenting holders of Inter-Tel common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of Inter-Tel common stock appraised by a court and to receive the “fair value” of such shares in cash, as determined by the Delaware Court of Chancery, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights.

This proxy statement constitutes notice to holders of Inter-Tel common stock concerning the availability of appraisal rights under Section 262.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Inter-Tel before the special meeting on                     , 2007. This written demand for appraisal of shares is in addition to and separate from a vote against the Merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the Merger. A proxy or vote against the Merger will not by itself constitute a demand for appraisal within the meaning of Section 262. In addition to the other requirements provided in Section 262, a stockholder of record wishing to assert appraisal rights must also hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the Merger.

A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform Inter-Tel of the identity of the stockholder of record that such stockholder intends thereby to demand appraisal of the Inter-Tel common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Inter-Tel common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect appraisal rights. If a stockholder holds shares of Inter-Tel common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

An Inter-Tel stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Inter-Tel at: Inter-Tel (Delaware), Incorporated, 1615 S. 52nd Street, Tempe, AZ 85281, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Inter-Tel common stock. Within ten days after the effective time of the Merger, Inter-Tel must provide notice of the effective time of the Merger to all of Inter-Tel stockholders who have complied with Section 262, including not having voted for the Merger.

Within 120 days after the effective time of the Merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to Inter-Tel a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Inter-Tel, as the surviving corporation in the Merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by Inter-Tel.

Within 120 days after the effective time of the Merger (but not thereafter), either Inter-Tel or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Inter-Tel shares of stockholders entitled to appraisal rights. Inter-Tel has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Inter-Tel, which Inter-Tel must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Inter-Tel. If Inter-Tel files a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Inter- Tel and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and Inter-

Tel will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Inter-Tel stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Inter-Tel stockholders should also note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a Merger are not opinions as to fair value under Section 262. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with Inter-Tel’s consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Inter-Tel has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Inter-Tel stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in the loss of such stockholder’s appraisal rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement. Stockholders should read carefully the Merger Agreement, which is attached as Annex A to this proxy statement, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties made by Inter-Tel to Mitel and Arsenal Acquisition Corporation and representations and warranties made by Mitel and Arsenal Acquisition Corporation to Inter-Tel. The statements embodied in those representations and warranties were made for purposes of the agreement among the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the Merger Agreement, (2) will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other parties after termination of the Merger Agreement, and (3) at closing, must only be true and correct subject to the standards contained in the Merger Agreement, which may differ from what may be viewed as material by stockholders. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Merger Consideration

At the effective time of the Merger, each outstanding share of Inter-Tel common stock, other than shares of Inter-Tel common stock held by Inter-Tel, Mitel, Arsenal Acquisition Corporation or any of their respective subsidiaries and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights” beginning on page 55), will be automatically converted into the right to receive $25.60 in cash, without interest, upon surrender of the certificate representing such share(s) of Inter-Tel common stock. Any shares of Inter-Tel common stock held by Inter-Tel, Mitel, Arsenal Acquisition Corporation or any of their respective subsidiaries immediately prior to the effective time of the Merger will be canceled in the Merger without payment. The price of $25.60 per share was determined through arm’s-length negotiations between Mitel and Inter-Tel.

Treatment of Outstanding Stock Options and Equity Awards

Under the Merger Agreement, at the effective time of the Merger, all Inter-Tel (1) stock options to purchase shares of Inter-Tel common stock under the 1997 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, the 1994 Long-Term Incentive Plan, the 1997 Long-Term Incentive Plan and the Acquisition Stock Option Plan, and (2) performance share awards granted under the 1997 Long-Term Incentive Plan for which Inter-Tel common stock may be issued upon attaining specified performance goals, that are each outstanding immediately prior to the effective time of the Merger (whether or not then vested and exercisable), will be cancelled, and Mitel will, or will cause Inter-Tel, as the surviving corporation, to pay each holder of any such option or award promptly after the effective time of the Merger cash in an amount equal to:

•	the excess, if any, of the Merger Consideration of $25.60 per share of Inter-Tel common stock, without interest, over the applicable exercise price of the option or other equity incentive award by

•	the number of shares of Inter-Tel common stock that

¡	the holder could have purchased in the case of a stock option (assuming full vesting of such stock options); or

¡	could be issued to the holder in connection with a performance share award (assuming full vesting of such awards and attainment of specified performance goals).

Conditions to the Completion of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, which include the following mutual conditions:

•	the holders of a majority of the outstanding shares of Inter-Tel common stock must have voted in favor of adopting the Merger Agreement;

•	there must not be any applicable law in force prohibiting the consummation of the Merger;

•	the termination or expiration of any applicable anti-trust waiting periods under United States and applicable foreign law; and

•

all actions by or filings with any governmental authority required to permit the consummation of the Merger must have been taken or made, except for as would not reasonably be expected to prevent, materially delay or materially impair the ability of the parties to consummate the Merger.

Mitel’s obligations to complete the Merger are also subject to the satisfaction or waiver by Mitel of the following conditions, among others:

•	Inter-Tel must have performed in all material respects all of its obligations under the Merger Agreement;

•	Inter-Tel’s representations and warranties contained in the Merger Agreement;

¡	that are qualified by materiality or a material adverse effect on Inter-Tel, must be true and correct; and

¡	that are not qualified by materiality or a material adverse effect on Inter-Tel must be true and correct, except as would not have a material adverse effect on Inter-Tel;

•	no “material adverse effect” on Inter-Tel will have occurred (as defined below); and

•	Inter-Tel and Inter-Tel’s subsidiaries must have, in the aggregate, no less than $179 million of “readily available cash” (as defined below).

Inter-Tel’s obligation to complete the Merger is also subject to the satisfaction or waiver by Inter-Tel of the following conditions, among others:

•	each of Mitel and Arsenal Acquisition Corporation must have performed in all material respects all of its obligations under the Merger Agreement; and

•

the representations and warranties of each of Mitel and Arsenal Acquisition Corporation contained in the Merger Agreement (i) that are qualified by materiality or a material adverse effect on Mitel must be true and correct, and (ii) that are not qualified by materiality or a material adverse effect on Mitel must be true and correct, except as would not have a material adverse effect on Mitel.

The Merger Agreement provides that “readily available cash” means the sum of (i) cash and cash equivalents that can be converted into cash within one business day, and in each case, is available for use by Inter-Tel without the payment of fees, penalties, taxes or other charges and without requiring the consent of, or other action by, any person or entity which has not been obtained and without resulting in a breach of, or constituting a default under (either immediately or after giving effect to any applicable grace or cure period), any contract and (ii) the aggregate amount of fees and expenses incurred by Inter-Tel in connection with the Merger Agreement that have been paid after the date of the Merger Agreement and prior to the closing of the Merger.

Material Adverse Effect

The Merger Agreement provides that a “material adverse effect” on Inter-Tel is any fact, circumstance, effect, event or occurrence that, individually or in the aggregate with all other facts, circumstances, effects, events or occurrences, is or is reasonably likely to have a material adverse effect on Inter-Tel’s and Inter-Tel’s subsidiaries’ condition, business, assets, liabilities or results of operations, taken as a whole, or Inter-Tel’s ability to consummate the transactions contemplated by the Merger Agreement without unreasonable delay, except that the foregoing will not include any fact, circumstance, effect, event or occurrence resulting from or arising in connection with:

(a)(i) changes generally affecting the business of providing IP and converged voice, video and data business communications platforms, multi-media contact center applications, remote-control software to provide real-time communications and instantaneous, browser-to-browser Web conferencing, help desk support solutions and other managed services, including voice and data network design and traffic provisioning, local and long distance calling services, custom application development, maintenance, leasing and related support services, or (ii) changes in general economic or business conditions or in financial markets in the United States or in the other financial markets (taken as a whole) in which Inter-Tel and Inter-Tel’s subsidiaries operate, except, in each of clauses (a)(i) and (a)(ii) to the extent such changes materially disproportionately affect Inter-Tel and Inter-Tel’s subsidiaries;

(b) acts of war, armed hostilities, sabotage or terrorism which do not directly affect Inter-Tel’s operations;

(c) changes in applicable law governing minimum employee wages;

(d) the public announcement, pendency or consummation of the Merger Agreement or the transactions contemplated by such agreement, including any effect on relationships with governmental authorities, customers, suppliers, licensors, distributors, partners or employees; or

(e) compliance with the terms and conditions of the Merger Agreement (other than with respect to any of Inter-Tel’s express obligations to obtain any consents or approvals thereunder).

The Merger Agreement provides that a “material adverse effect” on Mitel is any fact, circumstance, effect, event or occurrence that, individually or in the aggregate with other facts, circumstances, effects, events or occurrences, is or is reasonably likely to have a material adverse effect on Mitel’s or Arsenal Acquisition Corporation’s ability to consummate the transactions contemplated by the Merger Agreement without unreasonable delay.

No Solicitation

Inter-Tel has agreed that Inter-Tel will not, and will not permit any of Inter-Tel’s subsidiaries or Inter-Tel’s respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

•	solicit, initiate or take any action to facilitate or encourage any inquiries relating to (or which may reasonably be expected to lead to), or the submission of, any acquisition proposal;

•

enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to Inter-Tel or Inter-Tel’s subsidiaries to, or assist, facilitate, participate in or knowingly encourage any effort by, any third party that is seeking to make, has indicated an interest or intention in making, or has made or may reasonably be expected to make an acquisition proposal;

•

recommend a superior proposal or withdraw, qualify or modify Inter-Tel’s board recommendation in a manner adverse to Mitel or Arsenal Acquisition Corporation (which would be considered an “adverse recommendation change”); or

•

enter into any (or amend or modify any existing) agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an acquisition proposal; provided, however, that Inter-Tel may extend the expiration of the confidentiality agreements currently in effect between Inter-Tel and each of Steven G. Mihaylo and Vector Capital Corporation.

Additionally, Inter-Tel has agreed to cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by Inter-Tel, Inter-Tel’s subsidiaries or any of Inter-Tel’s officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors with respect to any acquisition proposal.

The Merger Agreement provides that the term “acquisition proposal” means, other than with respect to the Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any indication of interest from or involving any third party regarding:

•

any acquisition, purchase or other transaction, direct or indirect, involving (i) 35% or more of Inter-Tel’s and Inter-Tel’s subsidiaries’ consolidated assets, or (ii) over 35% of any class of Inter-Tel’s or any “company material subsidiary’s” (as defined below) equity or voting securities (or Inter-Tel’s securities convertible into or exercisable or exchangeable for any such equity or voting securities);

•

any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in any third party beneficially owning (i) 35% or more of any class of Inter-Tel’s or any “company material subsidiary’s” equity or voting securities (or Inter-Tel’s securities convertible into or exercisable or exchangeable for any such equity or voting securities);

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Inter-Tel or any “company material subsidiary”; or

•	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay in any material respects the Merger.

The Merger Agreement provides that the term “company material subsidiaries” means each of Inter-Tel Technologies, Inc., Inter-Tel Integrated Systems, Inc., Inter-Tel Netsolutions, Inc., Inter-Tel Business Information Systems, Inc., Inter-Tel Europe Limited, Inter-Tel Leasing, Inc., Inter-Tel Lake Limited (together with its Subsidiaries) and Swan Solutions Limited.

The Merger Agreement provides that the term “superior proposal” means an unsolicited bona fide written acquisition proposal (provided that the 35% percentage thresholds in the first two bullet points above will be deemed for this purpose to be 50%) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors (or any authorized committee thereof) determines in good faith by a majority vote (excluding any members of the Board of Directors (or such committee) that are not independent of the third party making such acquisition proposal), after considering the advice of Inter-Tel’s outside legal counsel and financial advisor (which has an internationally recognized reputation), are more favorable to Inter-Tel stockholders than the Merger (after taking into account all changes to the terms and conditions thereof that may be proposed by Mitel); provided, however, that any such acquisition proposal will not be deemed to be a “superior proposal” if financing is required to consummate the transaction contemplated by such acquisition proposal and customary commitment letters (which, for the avoidance of doubt, would include commitment letters substantially equivalent to, and subject to substantially the same conditions as, the commitment letters delivered pursuant to the Merger) from reputable financing sources have not been delivered to the Board of Directors (or such committee thereof).

Inter-Tel has agreed to promptly notify Mitel in the event Inter-Tel receives an acquisition proposal (or any inquiry or contact with respect to an acquisition proposal), including the identity of the person or entity making such proposal, inquiry or contact and the material terms and conditions thereof, and to keep Mitel informed on a reasonably current basis of the status of any acquisition proposal, including with respect to the material terms of any such proposal and whether such proposal has been withdrawn or rejected. Inter-Tel has also agreed to promptly notify Mitel in writing if Inter-Tel decides to begin providing information or to engage in negotiations concerning an acquisition (as permitted below).

Prior to the special meeting, the Board of Directors may, after determining in good faith by a majority vote (exclusive of any members of the Board of Directors that are not independent of the third parties making such superior proposal), after considering advice from Inter-Tel’s outside legal counsel and financial advisor, that such action is reasonably necessary to comply with its fiduciary duties under applicable law, directly or indirectly through advisors, agents or other intermediaries:

•

engage in negotiations or discussions with any third party that has made a bona fide acquisition proposal that the Board of Directors, acting in good faith (after considering the advice of Inter-Tel’s outside legal advisor and financial advisor) has determined to be, or reasonably likely to lead to, a superior proposal;

•	furnish to such third party information relating to Inter-Tel or any of Inter-Tel’s subsidiaries pursuant to an appropriate confidentiality agreement; and

•	make an adverse recommendation change.

In the event that the Board of Directors determines it is reasonably necessary to make an adverse recommendation change, the Board of Directors may take such action, but only:

•

after providing written notice to Mitel advising Mitel that Inter-Tel has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and indicating that the Board of Directors intends to effect an adverse recommendation change; and

•

if Mitel does not, within four business days after Mitel’s receipt of the notice of superior proposal, make an offer that the Board of Directors determines, in its good faith judgment (after considering the advice of its financial advisor) to be at least as favorable to the Inter-Tel stockholders as such superior proposal.

In certain specified circumstances, Inter-Tel may also terminate the Merger Agreement to accept a “superior proposal,” subject to the payment of a $20 million termination fee to Mitel. See also “The Merger Agreement - Termination” beginning on page 64 of this proxy statement.

Notwithstanding the foregoing, but subject to Inter-Tel’s notice obligations to Mitel, in the event of a submission of an acquisition proposal by Steven G. Mihaylo or his affiliates, from the date of the Merger Agreement and prior to the special meeting, the Board of Directors may, directly or indirectly through advisors, agents or other intermediaries:

•	engage in negotiations or discussions with Mr. Mihaylo and his affiliates concerning an acquisition proposal; or

•

furnish to Mr. Mihaylo, his affiliates and his potential sources of debt and equity financing information relating to Inter-Tel or any of Inter-Tel’s subsidiaries pursuant to an appropriate confidentiality agreement.

Termination

Mitel and Inter-Tel can terminate the Merger Agreement at any time prior to the effective time of the Merger, even after the Inter-Tel stockholders have adopted the Merger Agreement, under certain circumstances, including:

(a)	by mutual written agreement;

(b)	by either Inter-Tel or Mitel if:

(i) the Merger has not been consummated on or before September 30, 2007;

(ii) consummation of the Merger would violate any nonappealable final order of any governmental authority having competent jurisdiction; or

(iii) the Inter-Tel stockholders do not adopt the Merger Agreement at the special meeting;

(c)	by Mitel, if a “company triggering event” (as defined below) has occurred;

(d)	by either Mitel or Inter-Tel, if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger

Agreement, which breach would result in the failure of any of the closing conditions related to truth and correctness of representations and warranties and performance of obligations under the Merger Agreement, and such breach is incapable of being cured or is not cured within 15 days after written notice of such breach;

(e)	by Inter-Tel, to enter into a definitive agreement with respect to a superior proposal, provided that Inter-Tel has complied in all material respects with all of Inter-Tel’s no solicitation obligations contained in the Merger Agreement, Inter-Tel pays a $20 million termination fee (as discussed in the subsection entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 65) simultaneously with the termination of the Merger Agreement and Inter-Tel immediately thereafter enters into a definitive agreement with respect to such superior proposal; or

(f)	by Inter-Tel, if the conditions to the obligations of both parties and substantially all of the conditions to the obligations of Mitel and Arsenal Acquisition Corporation have been satisfied on or prior to August 15, 2007 and Mitel has failed to consummate the Merger no later than five business days after satisfaction of such conditions.

The Merger Agreement provides that the term “company triggering event” means, if:

•	an adverse recommendation change will have occurred;

•	the Board of Directors will have recommended to you an acquisition proposal or will have entered into any legally binding agreement accepting an acquisition proposal; or

•	Inter-Tel will have failed to include in this proxy statement the recommendation of the Board of Directors in favor of the adoption of the Merger Agreement.

Termination Fees and Expenses

Except as provided below, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such costs and expenses.

The Merger Agreement provides that:

•

if a “parent payment event” (as defined below) occurs, Inter-Tel will pay Mitel a fee of $20,000,000 less the amount of Mitel expenses, if any, reimbursed by Inter-Tel to Mitel in connection with a parent reimbursement event on the earlier of:

•	simultaneously with Inter-Tel’s termination of the Merger Agreement pursuant to paragraph (e) under the above subsection entitled “Termination”;

•

immediately prior to the execution of a definitive agreement with respect to an alternative transaction in the event that the Merger Agreement is terminated under the circumstances described in the proviso in the definition of “parent payment event” (as defined below); or

•	within one business day after the parent payment event relating to the termination of the Merger Agreement by Mitel as a result of a company triggering event;

•

if a “parent reimbursement event” (as defined below) occurs, Inter-Tel will reimburse Mitel and Arsenal Acquisition Corporation, within five business days after the parent reimbursement event, for all Mitel’s expenses in an amount not to exceed $6,000,000; and

•	if a “company payment event” (as defined below) occurs, Mitel will, within one business day following such company payment event, pay Inter-Tel a fee of $20,000,000.

The Merger Agreement provides that the term “company payment event” means:

•

(i) if Mitel and Arsenal Acquisition Corporation fail to consummate the Merger; (ii) if the conditions to the obligations of both parties and substantially all of the conditions to the obligations of Mitel and Arsenal Acquisition Corporation have been satisfied; and (iii) September 30, 2007 has passed; or

•	Inter-Tel terminates the Merger Agreement pursuant to paragraph (f) under the above subsection entitled “Termination.”

The Merger Agreement provides that the term “parent payment event” means the termination of the Merger Agreement pursuant to paragraph (c) under the above subsection entitled “Termination,” paragraphs (b)(i) and (b)(iii) under the above subsection entitled “Termination,” and paragraph (e) under the above subsection entitled “Termination”; provided that in the case of a termination pursuant to paragraphs (b)(i) and (b)(iii) under the above subsection entitled “Termination,” no “parent payment event” will be deemed to have occurred unless (x) prior to such termination an acquisition proposal will have been publicly announced and not withdrawn and (y) within 12 months following the date of such termination, Inter-Tel enters into a definitive agreement with respect to, or consummates, an alternative transaction.

The Merger Agreement provides that the term “alternative transaction” means, for purposes of the definition of “parent payment event,” a transaction involving any third party regarding:

•

any acquisition, purchase or other transaction, direct or indirect, involving (i) 50% or more of Inter-Tel’s and Inter-Tel’s subsidiaries’ consolidated assets or (ii) over 50% of any class of Inter-Tel’s or any “company material subsidiary’s” equity or voting securities (or Inter-Tel’s securities convertible into or exercisable or exchangeable for any such equity or voting securities);

•

any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in any third party beneficially owning 50% or more of any class of Inter-Tel’s or any “company material subsidiary’s” equity or voting securities (or Inter-Tel’s securities convertible into or exercisable or exchangeable for any such equity or voting securities);

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Inter-Tel or any “company material subsidiary”; or

•	Inter-Tel has entered into a definitive contract or agreement providing for such actions.

The Merger Agreement provides that the term “parent reimbursement event” means the termination of the Merger Agreement pursuant to paragraph (b)(iii) under the above subsection entitled “Termination” in circumstances in which such termination does not otherwise constitute a parent payment event and provided that the representations, warranties of Mitel and Arsenal Acquisition Corporation concerning financing are true and correct in all material respects and that Mitel and Arsenal Acquisition Corporation have complied with their respective covenants concerning financing in all material respects.

Conduct of Business Pending the Merger

Under the Merger Agreement, Inter-Tel has agreed that prior to the effective time of the Merger, subject to certain exceptions, unless Inter-Tel obtains Mitel’s written consent, Inter-Tel and each of Inter-Tel’s subsidiaries will conduct Inter-Tel’s business in the ordinary course, consistent with past practices, and will use reasonable best efforts to:

•	preserve intact Inter-Tel’s business organizations and relationships with third parties;

•	keep available the services of Inter-Tel’s current officers, employees and consultants; and

•	comply in all material respects with all applicable laws and the requirements of all material contracts.

In addition, Inter-Tel has agreed that, among other things and subject to certain exceptions, neither Inter-Tel nor any of Inter-Tel’s subsidiaries may, without Mitel’s written consent:

•	amend its certificate of incorporation or bylaws, or amend any material term of (or relating to) any outstanding company security, except as permitted by the Merger Agreement;

•	declare, set aside or pay any dividend or other distribution, other than dividends and other distributions paid by any Inter-Tel subsidiary to Inter-Tel or any wholly-owned Inter-Tel subsidiary;

•

except as required by the terms of Inter-Tel stock awards outstanding on the date of the Merger Agreement or the terms of the Inter-Tel equity incentive plans on the date of the Merger Agreement, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of Inter-Tel or any of its subsidiaries;

•	adjust, split, combine or reclassify any of its capital stock;

•

issue, deliver, pledge, sell or otherwise transfer or encumber any shares of capital stock, or any securities convertible into or exercisable for shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock, other than issuances of Inter-Tel stock pursuant to stock-based awards or options outstanding as of the date of the Merger Agreement under the Inter-Tel equity incentive plans in the ordinary course of business;

•	acquire any material business, whether by way of merger, consolidation or acquisition of stock or assets, except:

o	pursuant to specifically disclosed contracts or commitments; or

o	in the ordinary course of business and in an amount not to exceed $1,000,000;

•	sell, lease, license, pledge, subject to any lien or otherwise dispose of any Inter-Tel subsidiary or any assets, securities or property of Inter-Tel or any of its subsidiaries except:

o	pursuant to specifically disclosed contracts or commitments;

o	sales of leases by Inter-Tel or its subsidiaries in the ordinary course of business consistent with past practice; or

o	otherwise in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate;

•

incur or assume any indebtedness for borrowed money, guarantee any such indebtedness of another person or entity, other than any indebtedness incurred in the ordinary course of business consistent with past practices, indebtedness incurred under or as permitted pursuant to the credit facilities of Inter-Tel or any of its subsidiaries existing (and as in effect) on the date of the Merger Agreement, or incurred between Inter-Tel and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries;

•	take specified actions with respect to employee benefit matters;

•	other than in the ordinary course of business or as required by changes in applicable law or GAAP:

o	make, revoke or amend any material tax election, change any material method of tax accounting or material tax procedure or practice or settle or compromise any claim relating to material taxes in amounts in excess of $100,000 individually or $300,000 in the aggregate over a three month period; or

o	waive or extend the statute of limitations in respect of any taxes;

•	adopt any change, other than as required by GAAP or Regulation S-X under the Securities Exchange Act of 1934, as amended, in its accounting methods, principles, policies, procedures or practices;

•	enter into any joint venture, partnership or other similar arrangement;

•

settle (i) any pending or threatened litigation related to the transactions contemplated by the Merger Agreement or (ii) any other pending or threatened litigation, except for settlements involving the payment of money by Inter-Tel (and not any equitable relief) which would not, individually or in the aggregate, exceed $1,000,000;

•

commence any litigation, other than (i) litigation against customers or suppliers of Inter-Tel or any of its subsidiaries in the ordinary course of business consistent with past practice or (ii) litigation against former employees of Inter-Tel to enforce the terms of any confidentiality, non-compete or similar agreement with such former employee;

•	make any loan, advance or investment in entity, other than loans, advances or investments in a wholly-owned subsidiary of Inter-Tel;

•	abandon, sell, assign or grant any security interest in any material Inter-Tel intellectual property rights;

•	grant to any third party any license with respect to any Inter-Tel intellectual property rights, except in the ordinary course of business consistent with past practice;

•	develop, create or invent any intellectual property rights jointly with any third party, except in the ordinary course of business consistent with past practice;

•

disclose any confidential information to any third party, except in the ordinary course of business consistent with past practice pursuant to a non-disclosure covenant protecting against further disclosure thereof;

•

fail to notify Mitel promptly of any material infringement or other violation of or conflict with any Inter-Tel intellectual property rights of which Inter-Tel or any of its subsidiaries becomes aware and to consult with Mitel regarding the actions (if any) to take to protect such Inter-Tel intellectual property rights;

•

cancel any material debts owed to, or waive any material claims or rights held by, Inter-Tel or any of its subsidiaries that involve third parties and have a value, individually or in the aggregate, in excess of $2,000,000 (other than debts, claims and rights between Inter-Tel and its wholly-owned subsidiaries or among its wholly-owned subsidiaries);

•	enter into any contracts other than in the ordinary course of business consistent with past practices, which exceed $1,000,000, exclusive of those contemplated by the Merger Agreement;

•	amend or modify any specifically disclosed Inter-Tel material contract, or waive, release, assign or transfer any of its material rights or claims thereunder;

•	enter into any contract containing any covenant:

o	limiting, or otherwise restricting the ability of Inter-Tel or any of its subsidiaries to engage in any line of business or to compete with any person within any geographic area; or

o	granting “most favored nation” pricing status to any person or entity, other than those entered into in the ordinary course of business consistent with past practices, including customary preferred provider arrangements;

•

except as required by applicable law, pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in Inter-Tel’s consolidated balance sheet as of December 31, 2006 and the footnotes thereto or subsequently incurred in the ordinary course of business and consistent with past practice;

•

fail to make any filings with the SEC required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder in the time permitted by such acts, rules or regulations; or

•	agree or commit to do, any of the foregoing.

Notwithstanding the foregoing, Inter-Tel will be permitted to solicit proxies in opposition to the election of persons nominated by Steven G. Mihaylo or his affiliates as Inter-Tel directors and any proposal to you by Steven G. Mihaylo or his affiliates to be acted on, in each case, at Inter-Tel’s 2007 annual meeting of the stockholders; provided, that in no event will Inter-Tel be permitted to take or propose to take any action enumerated above in connection with such solicitation in opposition except as reasonably related to such solicitation in opposition, including retaining proxy solicitors and public relation firms.

Amendment and Waiver

The Merger Agreement may be amended, and any provision may be waived, in writing by Inter-Tel and Mitel at any time, before or after stockholder approval of the Merger Agreement has been obtained. However, if the Merger Agreement is to be amended after stockholder approval has been obtained, no amendment or waiver can reduce the amount or change the consideration to be paid or received under the Merger Agreement. Any amendment to the Merger Agreement must be in writing and signed by each of the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties by Inter-Tel to Mitel and Arsenal Acquisition Corporation. These representations and warranties are subject to qualifications and exceptions contained in a disclosure schedules delivered by Inter-Tel to Mitel concurrently with the execution of the Merger Agreement. The representations and warranties by Inter-Tel in the Merger Agreement relate to, amongst other things:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention and consents;

•	capitalization;

•	SEC filings and compliance with the Sarbanes-Oxley Act;

•	financial statements;

•	absence of certain changes;

•	no undisclosed material liabilities;

•	compliance with laws and court orders;

•	litigation;

•	finders’ fees;

•	taxes;

•	employee benefit plans;

•	intellectual property;

•	environmental matters;

•	opinion of financial advisor;

•	contracts and customers;

•	labor relations;

•	real estate; assets;

•	permits; compliance;

•	certain business practices; and

•	interested party transactions.

Equity and Debt Commitments

The Merger Agreement also contains customary representations and warranties by Mitel and Arsenal Acquisition Corporation to Inter-Tel, including their representation that they have an equity commitment from Francisco Partners II, L.P. in the amount of $300,546,000 and a debt commitment from Morgan Stanley Senior Funding, Inc. and Morgan Stanley Senior Funding (Nova Scotia) Co. in the amount of $460,000,000.

Inter-Tel Certificate of Incorporation and Bylaws

The Merger Agreement provides that as of the effective time of the Merger, the certificate of incorporation of Arsenal Acquisition Corporation, as in effect immediately prior to the effective time of the Merger, will be the certificate of incorporation of the surviving corporation, except that the name of the surviving corporation will be Inter-Tel (Delaware), Incorporated, until changed or amended. The Merger Agreement also provides that as of the effective time of the Merger, the bylaws of Arsenal Acquisition Corporation, as in effect immediately prior to the Merger, will be the bylaws of the surviving corporation, until changed or amended.

Assignment

No party may assign, delegate or otherwise transfer any of its rights or obligations under the Merger Agreement without the consent of each other party thereto, except that Mitel or Arsenal Acquisition Corporation may transfer or assign its rights and obligations under the Merger Agreement, in whole or from time to time in part, to (i) one or more of their affiliates at any time and (ii) on or after the effective time of the Merger, to any person or entity (including lenders in connection with the financing in conjunction with the Merger for collateral security purposes); provided that no such transfer or assignment will relieve Mitel or Arsenal Acquisition Corporation from any of its obligations under the Merger Agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes thereto shows Inter-Tel common stock beneficially owned as of April 4, 2007 the “Record Date”) by:

•	each person known by Inter-Tel to beneficially own more than 5% of Inter-Tel common stock;

•	each executive officer named in the Summary Compensation Table in Inter-Tel’s most recent Annual Report on Form 10-K/A;

•	each of Inter-Tel’s current executive officers;

•	each of Inter-Tel’s directors; and

•	all of Inter-Tel’s directors and current executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, Inter-Tel has included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after April 4, 2007. Except as otherwise noted, the address of each person listed in the table is c/o Inter-Tel (Delaware), Incorporated, 1615 S. 52nd Street, Tempe, Arizona.

	Owned Excluding Stock Options	Right to Acquire (2)	Total Number of Shares (1)		Percent of Total (3)
Steven G. Mihaylo P.O. Box 19790, Reno, NV 89511 P.O Box 19790, Reno, NV 89511	5,179,498	10,250	5,189,748		18.5%

J. Robert Anderson	25,000	32,750	57,750		*
Alexander Cappello	—	17,750	17,750		*
Jerry W. Chapman	5,590	32,750	38,340	(4)	*
Gary D. Edens	21,281	32,750	54,031		*
Steven Karol	—	10,250	10,250		*
Dr. Anil Puri	—	10,250	10,250		*
Robert Rodin	—	10,250	10,250		*
Kenneth Urish	—	10,250	10,250		*
Agnieszka Winkler	—	17,750	17,750		*
Norman Stout	18,861	423,666	442,527	(5)	1.6
Craig W. Rauchle	5,898	255,466	261,364		*
Jeffrey T. Ford	63,672	141,000	204,672	(6)	*
John L. Gardner	1,670	69,167	70,837		*
Kurt R. Kneip	40,696	16,000	56,696	(7)	*

All directors and executive officers as a group (14 persons)	5,362,166	1,090,298	6,452,464		23.0%

Other Beneficial Owners:

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars 2nd floor Los Angeles, CA 90067-4219	1,375,098	—	1,375,098	(8)	5.1

*	Less than 1%.
(1)	Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person (but not those held by any other person) that are exercisable within 60 days from the Record Date have been exercised. All persons named in the table have sole voting and investment power with respect to all shares issuable pursuant to stock options. Unless otherwise noted in subsequent footnotes to this table, Inter-Tel believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(2)	Shares that can be acquired through stock options vested through April 4, 2007, or within 60 days of that date.
(3)	Determined by dividing total number of shares by the sum of the total consolidated outstanding shares on the Record Date of 27,014,962 plus 1,090,298 shares that can be acquired through stock options as identified in item (2) above.
(4)	With respect to 5,590 of these shares, Mr. Chapman shares voting and investment power with his spouse.
(5)	With respect to 18,861 of these shares, Mr. Stout shares voting and investment power with his spouse.
(6)	With respect to 62,417 of these shares, Mr. Ford shares voting and investment power with his spouse.
(7)	With respect to 20,000 of these shares, Mr. Kneip shares voting and investment power with his spouse.
(8)	Based solely upon information contained in a Schedule 13F filed February 6, 2007.

STOCKHOLDER PROPOSALS

Inter-Tel intends to hold a 2007 Annual Meeting of Stockholders only if the Merger is not completed, in which case Inter-Tel will promptly notice and schedule a 2007 Annual Meeting of Stockholders. If the Merger is not completed, Inter-Tel stockholders will continue to be entitled to attend and participate in Inter-Tel’s stockholder meetings.

In order to submit proposals for consideration at an annual meeting, stockholders must comply with the procedures set forth in Inter-Tel’s bylaws and securities laws and regulations. Inter-Tel’s bylaws provide that in order for a stockholder to propose business for consideration at an annual meeting, notice of the proposal must be delivered to or mailed and received by Inter-Tel not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (a stockholder would had to have delivered notice of such proposal to Inter-Tel by February 28, 2007). However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, as may be the case with the 2007 Annual Meeting of Stockholders if the Merger is not completed, notice of the proposal must be so received by Inter-Tel not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was sent or public disclosure was made.

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in Inter-Tel’s proxy statement for consideration at the 2007 Annual Meeting of Stockholders, if held, would have to have been submitted to Inter-Tel no later than January 10, 2007, provided that if the 2007 Annual Meeting is held more than 30 days after the May 31, 2006 date of the 2006 Annual Meeting, stockholder proposals for the 2007 Annual Meeting must be submitted to Inter-Tel within a reasonable time before Inter-Tel begins to print and send its proxy materials.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Inter-Tel’s proxy statement for consideration at the 2008 Annual Meeting of Stockholders, if held, by submitting their proposals to Inter-Tel in a timely manner and in compliance with the requirements of Inter-Tel’s bylaws set forth in the preceding paragraph and Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In order to be included in Inter-Tel’s proxy material for the 2008 Annual Meeting of Stockholders, if held, stockholders would have to submit their proposals to Inter-Tel no later than the deadline indicated in proxy materials distributed by Inter-Tel to its stockholders in connection with the 2007 Annual Meeting of Stockholders, if held.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Inter-Tel files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Inter-Tel files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, NE, Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available on Inter-Tel’s website to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov.

IMPORTANT

Your vote is important! Regardless of the number of Inter-Tel shares you own, please vote as recommended by the Board of Directors by any one of the following methods:

•	Signing, dating and mailing the enclosed proxy card in the enclosed postage paid envelope; or

•	Voting by telephone by following the instructions on the enclosed proxy card; or

•	Voting over the Internet by following the instructions on the enclosed proxy card.

If you hold your shares through a bank, broker or other nominee holder, you can only vote pursuant to the procedures established by the nominee or broker, as more fully described the section “Special Meeting” beginning on page 14.

Inter-Tel stockholders should not send in their Inter-Tel stock certificates until they receive the letter of transmittal to be sent by the paying agent. Inter-Tel stockholders of record who have further questions about their stock certificates or the exchange of Inter-Tel common stock for cash should contact the paying agent specified in the letter of transmittal sent by the paying agent following the consummation of the Merger.

Inter-Tel stockholders who would like additional copies of the proxy statement or have questions about the Merger or voting their shares at the special meeting should contact Innisfree M&A at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free at: (888) 750-5834

Banks and Brokers Call Collect at: (212) 750-5833

You should rely only on the information contained in this proxy statement. Inter-Tel has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

April 26, 2007

among

INTER-TEL (DELAWARE), INCORPORATED,

MITEL NETWORKS CORPORATION

and

ARSENAL ACQUISITION CORPORATION

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

		Page
Section 11.11	Specific Performance	55

Section 11.12	WAIVER OF JURY TRIAL	56

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 26, 2007 among INTER-TEL (DELAWARE), INCORPORATED, a Delaware corporation (the “Company”), MITEL NETWORKS CORPORATION, a corporation duly organized under the laws of Canada (“Parent”), and Arsenal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Special Committee and the Board of Directors of the Company have approved this Agreement and deem it advisable and in the best interests of the Company’s stockholders to enter into this Agreement and consummate the merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has approved this Agreement and deemed it advisable and in the best interests of Parent and its shareholders to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than with respect to the Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any indication of interest from or involving any Third Party regarding, (A) any acquisition, purchase or other transaction, direct or indirect, involving 35% or more of the consolidated assets of the Company and its Subsidiaries or over 35% of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), (B) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in any Third Party beneficially owning 35% or more of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Material Subsidiary, or (D) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay in any material respects the Merger.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that solely for the purposes of this Agreement, Steven G. Mihaylo and any Person who is an Affiliate of Steven G. Mihaylo (excluding any director, officer or employee of the Company or its Subsidiaries) shall not be considered an Affiliate of the Company or its Subsidiaries.

“Alternative Transaction” means, for purposes of the definition of Parent Payment Event, a transaction involving any Third Party regarding, (i) any acquisition, purchase or other transaction, direct or indirect, involving 50% or more of the consolidated assets of the Company and its Subsidiaries or over 50% of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), (ii) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in any Third Party beneficially owning 50% or more of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Material Subsidiary (or, in the case of any of clauses (i) through (iii), the Company shall have entered into a definitive contract or agreement providing for such action).

“Applicable Law” means, with respect to any Person, any federal, state, provincial or local law (statutory, common or otherwise, whether domestic or foreign), constitution, treaty, convention, ordinance, code, rule, regulation, writ, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or such Person’s property or assets.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Tempe, Arizona or Ottawa, Ontario, Canada are authorized or required by Applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2006.

“Company Disclosure Schedule” means the disclosure schedule, dated April 26, 2007, delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Intellectual Property Rights” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company IP Agreements” means any and all Contracts concerning Intellectual Property Rights or IT Assets, including all (i) licenses of Intellectual Property Rights by the Company or any of its Subsidiaries to any third party, (ii) licenses of Intellectual Property Rights by any third party to the Company or any of its Subsidiaries, (iii) Contracts between the Company or any of its Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property Rights or IT Assets, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property Rights or Software.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including the Company Software.

“Company Material Adverse Effect” means any fact, circumstance, effect, event or occurrence that, individually or in the aggregate with all other facts, circumstances, effects, events or occurrences, is or is reasonably likely to have a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to consummate the transactions contemplated by this Agreement without unreasonable delay, except that the foregoing shall not include any fact, circumstance, effect, event or occurrence resulting from or arising in connection with (a)(i) changes generally affecting the business of providing IP and converged voice, video and data business communications platforms, multi-media contact center applications, remote-control software to provide real-time communications and instantaneous, browser-to-browser Web conferencing, help desk support solutions and other managed services, including voice and data network design and traffic provisioning, local and long distance calling services, custom application development, maintenance, leasing and related support services, or (ii) changes in general economic or business conditions or in financial markets in the United States or in the other financial markets (taken as a whole) in which the Company and its Subsidiaries operate, except, in each of clauses (a)(i) and (a)(ii) to the extent such changes materially disproportionately affect the Company and its Subsidiaries, (b) acts of war, armed hostilities, sabotage or terrorism which do not directly affect the Company’s operations, (c) changes in Applicable Law governing minimum employee wages, (d) the public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including any effect on relationships with Governmental Authorities, customers, suppliers, licensors, distributors, partners or employees, or (e) compliance with the terms and conditions of this Agreement (other than with respect to any express obligation of the Company to obtain any consents or approvals hereunder).

“Company Material Subsidiaries” means each of Inter-Tel Technologies, Inc., Inter-Tel Integrated Systems, Inc., Inter-Tel Netsolutions, Inc., Inter-Tel Business Information Systems, Inc., Inter-Tel Europe Limited, Inter-Tel Leasing, Inc., Inter-Tel Lake Limited (together with its Subsidiaries) and Swan Solutions Limited.

“Company Payment Event” means if (a) (i) Parent and Merger Sub fail to consummate the Merger, (ii) at such time each of the conditions set forth in Sections 9.01 and 9.02 (excluding clauses (c) and (d) of Section 9.02) hereof are satisfied and (iii) the End Date shall have passed, or (b) the Company terminates this Agreement pursuant to Section 10.01(g).

“Company Products” means any and all service offerings and products (including Embedded Software (as defined in Section 4.17(i)) made or currently intended to be made commercially available or otherwise distributed, or under development, by the Company or any of its Subsidiaries.

“Company SEC Reports” means the Company 10-K and all other Company SEC Documents filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement.

“Company Software” means Owned Software and any and all other Software that is used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including all (i) Software used in the Company’s or any of its Subsidiaries’ provision of Company Products to customers and/or end users, including any Embedded Software (as defined in Section 4.17(i)), (ii) Software intended for license to customers and/or end users, and (iii) Software, libraries, modules and other materials used by the Company or any of its Subsidiaries in the development, design, construction and testing of any of the Software described in (i) or (ii) above.

“Company Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Triggering Event” means, if: (i) an Adverse Recommendation Change shall have occurred; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Acquisition Proposal or shall have entered into any legally binding agreement accepting an Acquisition Proposal; or (iii) the Company shall have failed to include in the Company Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement.

“Company Websites” means any and all Internet or intranet websites owned and/or operated by the Company or any of its Subsidiaries.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

“Contract” means any written lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, to which the Company or any of its Subsidiaries is a party or express beneficiary or by which any of them or any of their properties or assets may be bound.

“Delaware Law” means the Delaware General Corporation Law, as from time to time in effect.

“Employee Plan” means (i) each “employee benefit plan”, as defined in Section 3(3) of ERISA, (ii) each material employment, severance or similar Contract, and (iii) each other material plan, arrangement or policy (written or oral), including the Company Equity Incentive Plans, providing for compensation, bonuses, profit-sharing, stock option, performance share awards or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, 401(k) matching contributions, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, which is maintained, administered or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company and covers any current or former employee, director or consultant of the Company or any of its Subsidiaries.

“Environmental Laws” means any and all federal, state, local, domestic, international or foreign statutes, laws, regulations, rules, treaties, judicial decisions, judgments, decrees, governmental restrictions and common law principles that have as their principal purpose (i) the protection of the environment or human health or safety; (ii) the regulation of the effect of the environment on human health or safety; (iii) the regulation of pollutants, contaminants, wastes or chemicals, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials; and/or (iv) the recovery of money for damages to natural resources or the environment.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and required for the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing” means the financing contemplated by the Commitment Letters.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental authority, department, court, judicial or arbitral body, agency, administrator or official, including any political subdivision thereof, and any self regulated organization, including the Nasdaq Global Market System, applicable to the Person or context in question.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, industrial designs, mask works and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, trade names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (iii) published and unpublished works of authorship, whether copyrightable or not (including Software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith, (iv) confidential and proprietary information, including trade secrets, know how and invention rights, (v) rights of privacy and publicity, and (vi) any and all other proprietary rights.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” means the actual knowledge of the Persons listed on Schedule 1.01 of the Company Disclosure Schedule, after reasonable inquiry.

“Labor Laws” shall mean the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person (other than the Company or any of its Subsidiaries) and licensed or sublicensed to the Company and/or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, option, right of first refusal, easement, right of way, lease, sublease, license, sublicense, restriction on use, title defect, encroachment, encumbrance or other adverse claim or interest of any kind in respect of such property or asset.

“1933 Act” means the United States Securities Act of 1933, as amended.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

“NLRB” shall mean the United States National Labor Relations Board.

“Non-U.S. Employee Plan” means an Employee Plan which is not a U.S. Employee Plan.

“Off-the-Shelf Software” means any and all Company Software that is commercially available off-the-shelf Software and (i) is not material to the Company or any of its Subsidiaries, (ii) has not been modified or customized for the Company or any of its Subsidiaries, and (iii) is licensed to the Company or any of its Subsidiaries for a one-time or annual fee of $50,000 or less.

“Open Source Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by Applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Open Source Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Owned Software” means any and all Software as to which Intellectual Property Rights embodied therein are owned by the Company or any of its Subsidiaries.

“Parent Expenses” means all reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, paying agents, experts and consultants to a party hereto) actually incurred by Parent or Merger Sub (or on behalf of Parent or Merger Sub) on or prior to the termination of this Agreement in connection with or related to the investigation, due diligence examination, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and including any costs of enforcing the Company’s obligations to pay the Parent Termination Fee or Parent expenses as contemplated by Section 11.04(b).

“Parent Material Adverse Effect” means any fact, circumstance, effect, event or occurrence that, individually or in the aggregate with other facts, circumstances, effects, events or occurrences, is or is reasonably likely to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement without unreasonable delay.

“Parent Payment Event” means the termination of this Agreement pursuant to Section 10.01(c), 10.01(b)(i), 10.01(b)(iii) or 10.01(e), provided that in the case of a termination pursuant to Section 10.01(b)(i) or 10.01(b)(iii), no Parent Payment Event shall be deemed to have occurred unless (x) prior to such termination an Acquisition Proposal shall have been publicly announced and not withdrawn and (y) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, an Alternative Transaction.

“Parent Reimbursement Event” means the termination of this Agreement pursuant to Section 10.1(b)(iii) in circumstances in which such termination does not otherwise constitute a Parent Payment Event and provided that the representations and warranties of Parent and Merger Sub contained in Section 5.07 are true and correct in all material respects and that Parent and Merger Sub have complied with their respective covenants contained in Section 8.01(c) in all material respects.

“Permitted Liens” means (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the

Company or such Subsidiary consistent with past practice, and (iv) all security interests or other matters of record, Liens and other imperfections of title and encumbrances that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Readily Available Cash” means the sum of (i) cash and cash equivalents that can be converted into cash within one Business Day, and in each case, is available for use by the Company without the payment of fees, penalties, taxes or other charges and without requiring the consent of, or other action by, any Person which have not been obtained and without resulting in a breach of, or constituting a default under, (either immediately or after giving effect to any applicable grace or cure period) any Contract and (ii) the aggregate amount of fees and expenses incurred by the Company in connection with this Agreement that have been paid after the date hereof and prior to the Closing.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and any rules or regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X of the 1934 Act.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means the Special Committee of the Board of Directors of the Company formed on May 5, 2006.

“Subsidiary” means, with respect to any Person, any entity with respect to which such Person directly or indirectly beneficially owns securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (provided that the 35% percentage thresholds in clauses (A) and (B) of the definition of Acquisition Proposal shall be deemed for this purpose to be 50%) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company (or any authorized committee thereof) determines in good faith by a majority vote (excluding any members of the Board of Directors of the Company (or such committee) that are not independent of the Third Party making such Acquisition Proposal), after considering the advice of the Company’s outside legal counsel and financial advisor (which has an internationally recognized reputation), are more favorable to the Company’s stockholders than the Merger (after taking into account all changes to the terms and conditions thereof that may be proposed by Parent pursuant to Section 6.03(c)); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if financing is required to consummate the transaction contemplated by such Acquisition Proposal and customary commitment letters (which, for the avoidance of doubt, would include commitment letters substantially equivalent to, and subject to substantially the same conditions as, the Commitment Letters) from reputable financing sources have not been delivered to the Board of Directors of the Company (or such committee thereof).

“Third Party” means any Person, including any group of Persons deemed to constitute a single Person for the purposes of Section 13(d) of the 1934 Act, other than the Parent or any of its Affiliates.

“U.S. Employee Plan” means an Employee Plan that is subject to the laws of the United States or that covers employees, directors or consultants working in the United States.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03	(a)
Agreement	Preamble
Certificates	2.03
Closing	2.01	(b)
Commitment Letters	5.07
Company	Preamble
Company Board Recommendation	4.02	(b)
Company Disclosure Documents	4.09
Company Employee	7.02
Company Equity Incentive Plan	2.05
Company Material Contract	4.20
Company Permits	4.24
Company Proxy Statement	4.09
Company SEC Documents	4.07
Company Securities	4.05	(b)
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Award	2.05
Company Subsidiary Securities	4.06

Term	Section
Company Termination Fee	11.04	(c)
Confidentiality Agreement	6.04
Debt Commitment Letter	5.07
Debt Disclosed Conditions	5.07
Effective Time	2.01	(b)
Embedded Software	4.17	(i)
Employee Stock Purchase Plan	2.05
End Date	10.01	(b)
Equity Commitment Letter	5.07
Equity Disclosed Conditions	5.07
Material Insurance Policy	4.21
Merger	Recitals
Merger Consideration	2.02
Merger Sub	Preamble
Multiemployer Plan	4.16
Notice of Superior Proposal	6.03	(c)
Parent	Preamble
Parent Termination Fee	11.04
Paying Agent	2.03
Real Estate	4.23
R&D Sponsor	4.17	(o)
Surviving Corporation	2.01	(a)
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Terminating Company Breach	10.01	(d)
Terminating Parent Breach	10.01	(f)
Uncertificated Shares	2.03	(a)

Section 1.02 Other Definitional and Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article X, the closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, Commerce Court West, Suite 4405, Toronto, Ontario, Canada, as soon as practicable, but in no event later than the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, or at such other place or time as Parent and the Company may mutually agree. In connection with the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as is set forth in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and immunities and be subject to all of the duties and liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time (other than any shares of Company Stock canceled pursuant to Section 2.02(b) and any shares of Company Stock with respect to which appraisal rights are properly asserted in accordance with Delaware Law) shall be canceled and converted into the right to receive $25.60 in cash, without interest (the “Merger Consideration”), upon surrender thereof in the manner provided in Section 2.03;

(b) each share of Company Stock owned by the Company, Parent, Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and from and after the Effective Time shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging the (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”), in each case, for the aggregate Merger Consideration payable to each holder of shares of Company Stock. As promptly as practicable after the Effective Time (but in any event within one Business Day after the Closing Date), Parent shall deliver to the Paying Agent the cash necessary to pay the full amount of the Merger Consideration in respect of the Certificates and the Uncertificated Shares as such Certificates and the Uncertificated Shares are surrendered for payment pursuant to this Section 2.03. Promptly after the date of the Closing, Parent shall cause the Paying Agent to send to each Person who held of record shares of Company Stock immediately prior to the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender of a Certificate to the Paying Agent, together with a properly completed and validly executed letter of transmittal and such other documents as may be required by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the shares of Company Stock represented by such Certificate or book entry and, upon payment therefor, such shares of Company Stock will be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Uncertificated Share for the benefit of the holder of such Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by Applicable Law.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d) From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent, as general creditors thereof, for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid over to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of the Company Stock that, as of the Effective Time, is held by a holder who properly asserts and perfects such holder’s appraisal rights under Section 262 of Delaware Law with respect to such share, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.02(a), and the holder of such share instead shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of Delaware Law with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall thereafter represent only the right to receive (upon the surrender of any Certificate representing such share) the Merger Consideration, without any interest thereon, in accordance with Section 2.02(a).

(b) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 262 of Delaware Law and of any similar demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer or unless required by a final, non-appealable order, decree, ruling or injunction of a court of competent jurisdiction.

Section 2.05 Stock Options and Awards. At or immediately prior to the Effective Time, each option or award (a “Company Stock Award”) to purchase shares of Company Stock granted under the 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), the 1990 Directors’ Stock Option Plan, the 1994 Long-Term Incentive Plan, the 1997 Long-Term Incentive Plan and the Acquisition Stock Option Plan (each, a “Company Equity Incentive Plan”), whether or not then vested or exercisable, shall be canceled, and Parent shall, or shall cause the Surviving Corporation to, pay each holder of any such option or award at or promptly after the Effective Time for each such option or award an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such option or award by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of such option or award) had such holder exercised such option or award in full immediately prior to the Effective Time. Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions necessary under each such Company Equity Incentive Plan and any agreement relating to each such Company Stock Award to effect the foregoing treatment of such option or award. For the purposes of the Employee Stock Purchase Plan, the offering period in effect at the Effective Time shall terminate as of the Effective Time, each participant shall be deemed to have options equal to the amount such participant is entitled to based on such participant’s accumulated payroll deductions as of the Effective Time, and such options shall be cashed out pursuant to this Section 2.05.

Section 2.06 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or any Company Stock Award pursuant to Sections 2.02(a) and 2.05 in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article II.

Section 2.08 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (but excluding any change that results from any exercise of Company Stock Awards outstanding as of the date hereof under Company Equity Incentive Plans), the Merger Consideration shall be appropriately adjusted; provided that, in the event of such adjustment, the aggregate amount of Merger Consideration payable pursuant to this Article II shall not be adjusted.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Merger Sub in effect at the Effective Time, attached hereto as Exhibit A, shall be the certificate of incorporation of Surviving Corporation until amended in accordance with Applicable Law, except that Article I of Exhibit A shall be amended, effective as of the Effective Time, to provide that the name of Surviving Corporation immediately following the Effective Time shall be “Inter-Tel”.

Section 3.02 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors and officers of Merger Sub immediately prior to the Effective Time shall become, as of and effective upon the Effective Time, the directors and officers, as the case may be, of the Surviving Corporation, and (ii) the directors and officers of the Company immediately prior to the Effective Time shall cease to be officers or directors, as the case may be, as of and effective upon, the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports (but excluding general business risks described in the risk factors contained therein, but not any Company specific circumstance described in the discussion of such general business risks) or as set forth in the applicable section (or in any additional section where the applicability of such disclosure to such additional section is readily apparent on its face) of the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) in favor of the adoption of this Agreement is the only vote of the holders of any Company Securities necessary in connection with the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and equitable principles.

(b) At separate meetings duly called and held, each of the Special Committee and the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and declared their advisability, and (iii) resolved (subject to Section 6.03) to recommend adoption of this Agreement by the Company’s stockholders (such recommendation of the Special Committee and the Board of Directors of the Company being the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority other than (i) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) those filings and notices specified on Schedule 4.03 of the Company Disclosure Schedule and (v) any actions or filings on behalf of the Company the absence of which would not have a Company Material Adverse Effect.

Section 4.04 Non-Contravention and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate of incorporation or bylaws of the Company or any material provision of the equivalent organizational documents of any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate, contravene, breach or conflict with any material Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, result in a breach of, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration, amendment or other change of any right or obligation or the loss or diminution of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or any franchise, permit, certificate, approval or other similar authorization or instrument affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not have a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock. As of April 20, 2007, there were 27,161,823 shares of Company Stock issued, 27,048,012 shares of Company Stock outstanding and 113,811 shares of treasury stock outstanding. As of April 20, 2007, there were Company Stock Awards to purchase an aggregate of 4,364,426 shares of Company Stock outstanding. All outstanding shares of Company Stock have been, and all shares of Company Stock that may be issued upon the exercise of outstanding Company Stock Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable.

(b) Except as set forth in Section 4.05(a) and for changes since April 20, 2007 resulting from the exercise of Company Stock Awards and with respect to grants of Company Stock Awards under the Company Equity Incentive Plans in the ordinary course of business, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue or sell, any capital stock, voting securities, securities convertible into or exchangeable for capital stock or voting securities of the Company or any options or other rights in respect of the foregoing (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or, other than pursuant to guarantees of the obligations of its Subsidiaries entered into by the Company in the ordinary course of business, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. All outstanding shares of Company Stock and all outstanding Company Stock Awards have been issued and granted in accordance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(c) Schedule 4.05(c) of the Company Disclosure Schedule sets forth a list of all stockholders agreements, voting trusts and other agreements to which the Company is a party relating to any shares of the Company’s or any of its Subsidiaries, capital stock or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any of its Subsidiaries.

(d) No Subsidiary of the Company owns any shares of capital stock of the Company.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. No Subsidiary of the Company is in violation of any material provision of its organizational documents. Each Subsidiary of the Company and its respective jurisdiction of organization are set forth on Schedule 4.06(a) of the Company Disclosure Schedules. Each Significant Subsidiary of the Company is identified in the Company 10-K. Other than the Subsidiaries of the Company or as set forth on Schedule 4.06(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person (including any joint venture or other business association or entity).

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and all such capital stock, voting securities or ownership interests, as the case may be, have been duly authorized, validly issued and are fully paid and non-assessable (or equivalent). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue or sell, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exercisable or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) (i) The Company 10-K and its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2004, respectively, (ii) the Company’s proxy statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2003 and (iii) all of the Company’s other reports, statements, schedules and registration statements required to be filed by the Company with the SEC since December 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”) are available on the website at www.sec.gov. The Company SEC Documents complied as to form in all material respects with the applicable requirements of the 1933 Act, 1934 Act and Sarbanes-Oxley Act at the time they were filed and, in each case, the rules and regulations promulgated thereunder and did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary of the Company is required to separately file any form, report or other document with the SEC.

(b) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, including having timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the 1934 Act or (y) Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents.

(c) The Company has made available to Parent all comment letters received by the Company from the SEC since December 31, 2003 and all responses to such comment letters filed by or on behalf of the Company, in each case to the extent relevant to currently outstanding or unresolved issues or inquiries of or by the SEC.

(d) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(e) Other than periodic reviews or internal investigations or discussions undertaken in the ordinary course of business (including reviews by the Company’s internal audit department), since December 31, 2006, there have been no internal investigations regarding accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company’s Board of Directors or any committee thereof.

Section 4.08 Financial Statements.

Except as disclosed in the Company 10-K, the audited consolidated financial statements of the Company and the unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q of the SEC or GAAP) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes).

Section 4.09 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules and regulations thereunder. None of the Company Disclosure Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof; provided, that this representation and warranty does not apply to any statements or omissions in the Company Disclosure Documents based upon information furnished (or not furnished) to the Company by Parent or Merger Sub specifically for use therein.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have (and with or without notice or lapse of time or both) a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind other than:

(a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities permitted or contemplated hereunder to be incurred by or on behalf of the Company after the date hereof; and

(d) other undisclosed liabilities not to exceed $7,500,000 in the aggregate.

Section 4.12 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2005 has been, in compliance with all Applicable Laws, and no notice has been received by the Company or any of its Subsidiaries from any Governmental Authority since January 1, 2005 alleging that the Company or any of its Subsidiaries is or was in violation of any Applicable Law, in each case, except for violations or failures to comply that have not had or would not have a Company Material Adverse Effect.

Section 4.13 Litigation. As of the date hereof, there is no action, suit, investigation, proceeding or order pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries that would reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $500,000 individually or $2,000,000 in the aggregate or that seeks to prevent, enjoin, alter or materially delay the Merger. As of the date hereof, there are no unsatisfied judgments or settlements or decrees or orders (excluding decrees and orders of general applicability) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate.

Section 4.14 Finders’ Fees. Except for UBS Securities LLC, there is no investment banker, broker, finder or similar intermediary that has been retained by or on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the

Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and UBS Securities LLC pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect:

(i) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all Applicable Laws, and all such Tax Returns are true and complete;

(ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown to be due and payable on the Tax Returns filed by the Company, or, where payment is not yet due and payable, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all such Taxes;

(iii) (A) there are no claims, audits, actions, suits, proceedings or investigations now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset, (B) no Tax Returns for the Company or any of its Subsidiaries have been or are currently being examined by any Taxing Authority, (C) no issues have been raised in any examination by any Taxing Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (D) there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any Tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other Taxing Authority and (E) no claim has ever been made in writing by a Taxing Authority in a jurisdiction where tax returns by the Company and each of its Subsidiaries have not been filed that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction; and

(iv) To the Knowledge of the Company, the Company and all of its Subsidiaries have paid or are withholding and will pay when due to the proper Taxing Authority all withholding amounts required to be withheld with respect to all material Taxes.

(b) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing agreement with any corporation other than the Company and its Subsidiaries.

(d) An interest in the Company is not a United States real property interest within the meaning of Treasury Regulation Section 1.897-1(c) and Section 897(c) of the Code.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into or participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) “Tax” means (i) any tax, governmental fee, duty, levy, contribution or other like assessment (including social security payments) or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, including social security authorities (a “Taxing Authority”) responsible for the imposition of any such tax, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i), (A) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Tax law), or otherwise as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person. “Tax Return” means any report, return, statement or form required to be supplied to any Taxing Authority with respect to Taxes.

Section 4.16 Employee Benefit Plans.

(a) Schedule 4.16(a) of the Company Disclosure Schedule contains a list identifying each U.S. Employee Plan and each Non-U.S. Employee Plan. Copies of each U.S. Employee Plan and each Non-U.S. Employee Plan (and, if applicable, any associated trust, custodial, insurance or service agreements, and any written policies or procedures used in such U.S. Employee Plan or Non-U.S. Employee Plan administration) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, has any liability or contingent liability to, or has in the past six years sponsored, maintained or contributed to, any U.S. Employee Plan or Non-U.S. Employee Plan that would be an “employee benefit plan” as defined in Section 3(3) of ERISA.

(c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to, or has in the past six years contributed to or had any liability or contingent liability to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such U.S. Employee Plan. Except as would not have a Company Material Adverse Effect, each U.S.

Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such U.S. Employee Plan. No events have occurred with respect to any U.S. Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e) None of the assets of any Employee Plan are invested in employer securities or employer real property, other than as part of the Company Equity Incentive Plans and the Company’s 401(k) plan.

(f) (i) Other than as required by the Company Equity Incentive Plans, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, such as a termination of employment within a certain period of time thereafter) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any bonus, severance, retention, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise, and (ii) there is no Contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(g) Each Employee Plan that is subject to Section 409A of the Code has been operated in good faith compliance, in all material respects, with Section 409A of the Code.

(h) Neither the Company nor any of its Subsidiaries has any material liability under any U.S. Employee Plan in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required by Part 6, Title I of ERISA or applicable State insurance law.

(i) There is no action, suit, investigation, audit or proceeding pending against, or, to the Knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority that would reasonably be expected to result in any losses, costs, damages or other liabilities to the Company and its Subsidiaries in excess of $500,000 in the aggregate.

(j) Each Non-U.S. Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law (including any special provisions relating to qualified plans where such plan was intended so to qualify) and has been maintained in good standing under Applicable Law, except to the extent the failure to so maintain such Employee Plans would not reasonably be expected to result in any losses, costs, damages or other liabilities in excess of $500,000 in the aggregate.

(k) Under the terms of the relevant plan, the Company or its Subsidiary (or any successor thereto) may unilaterally amend or terminate any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to the laws of the United States subject only to constraints imposed by Applicable Law.

(l) The aggregate amount of cash compensation paid to the directors of the Company during the fiscal year ended December 31, 2006 was $1,583,326.

(m) All unvested Company Stock Awards outstanding immediately prior to the Effective Time will vest, as of the Effective Time, in accordance with their terms.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Schedule lists all (i) Registered Owned Intellectual Property Rights, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) material unregistered trademarks and service marks included in the Owned Intellectual Property Rights, (iii) Company Products, offered for sale or otherwise distributed in the preceding five years, (iv) material Company IP Agreements (other than licenses of Off the-Shelf Software), together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof), indicating for each such Company IP Agreement the title, parties thereto and the date executed.

(b) The Company and its Subsidiaries have sufficient rights to use the Company Intellectual Property Rights and the Company IT Assets, in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, all of which rights shall survive unchanged upon the consummation of the transactions contemplated by this Agreement. The Company Intellectual Property Rights include all Intellectual Property Rights used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to the Owned Intellectual Property Rights, free and clear of all Liens and exclusive licenses, or any obligation to grant any of the foregoing. The Company and each of its Subsidiaries have a valid license to use the Licensed Intellectual Property Rights in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, subject only to the terms of the Company IP Agreements.

(c) The Owned Intellectual Property Rights, and to the Knowledge of the Company and explicitly without any independent investigation, the Licensed Intellectual Property Rights, are (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements of the relevant Governmental Authorities necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding judgment, injunction, order, decree, ruling or agreement impairing, restricting or otherwise materially adversely affecting the Company’s or any of its Subsidiaries’ use or licensing thereof or rights thereto, or that would materially impair the validity or enforceability thereof. The Registered Owned Intellectual Property Rights are currently in compliance with any and all formal legal requirements of the relevant Governmental Authorities necessary to record and perfect the Company’s and its Subsidiaries’ interest therein and the chain of title thereof. Schedule 4.17(c)(iv) of the Company Disclosure Schedule lists all applicable filings, recordings and all fees that are required and/or scheduled to be made or paid to the relevant Governmental Authorities within ninety (90) days after Closing. Except as set forth in Schedule 4.17(d)(i) of the Company Disclosure Schedule, there is no action, suit, proceeding or claim pending or, to the Knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries concerning any Company Product or the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property Rights, or (ii) contesting, challenging or seeking to deny or restrict the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any Company Intellectual Property Rights.

(d) The Company, its Subsidiaries, the operation of the business of the Company and its Subsidiaries as currently conducted and the use of the Company Products by customers in accordance with the terms of the agreements under which such Company Products are licensed, sold or otherwise distributed by the Company do not, and have not in the last four years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property Rights of any other Person. Except as set forth in Schedule 4.17(d)(i) of the Company Disclosure Schedule, there is no action, suit, proceeding or claim pending, asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging or concerning any of the foregoing, or alleging that any Person using any Company Product or process infringes or otherwise violates the Intellectual Property Rights of any Person (other than the Company or any of its Subsidiaries). Except as set forth in Schedule 4.17(d)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notification in the last four years that a license under any other Person’s Intellectual Property Rights is or may be required. Except as set forth on Schedule 4.17(d)(ii), to the Knowledge of the Company, no Person is engaging, or has engaged in the last three years, in any activity that infringes, misuses, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property Rights, and no action, suit, proceeding or claim is pending or has been asserted or threatened by the Company or any of its Subsidiaries against any other Person alleging or concerning any of the foregoing.

(e) No employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with the Company or any of its Subsidiaries relating to the protection, ownership, development, use or transfer of Company Intellectual Property Rights or, to the Knowledge of the Company, any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with any other Person relating to the protection, ownership, development, use or transfer of any other Intellectual Property Rights. To the extent that any Intellectual Property Rights have been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company and/or such Subsidiary, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto securing the Licensed Intellectual Property Rights or transferring to the Company and/or such Subsidiary the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality and value of all trade secrets and other confidential information used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including the source code for any Company Software and all other confidential Company Intellectual Property Rights. No trade secrets, confidential information or other confidential Company Intellectual Property Rights have been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.

(g) Except as would not have a Company Material Adverse Effect, the Company IT Assets: (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, (ii) have not malfunctioned or failed within the past year, and (iii) do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any Company IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Assets.

(h) Except as set forth in Schedule 4.17(h) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have posted a privacy policy governing its use of data and disclaimers of liability on the Company Websites, and has complied at all times in all material respects with such privacy policy and all other rules, policies and procedures established from time to time by the Company or its Subsidiaries with respect to personal and user data. There is no action, suit, proceeding or claim pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy, personal or confidentiality rights under any such Applicable Laws, rules, policies or procedures, and no valid basis exists for any such action, suit, proceeding or claim. Except as set forth in Schedule 4.17(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, and any disclosure and/or transfer of information in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any Applicable Laws relating to privacy, data protection or the collection and/or use of customer information or other personal or user data. With respect to all personal and user data gathered or accessed in the course of the operations of the Company and its Subsidiaries, the Company and its Subsidiaries have at all times taken commercially reasonable measures to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse of such data.

(i) Schedule 4.17(i) of the Company Disclosure Schedule lists all (i) material Owned Software, (ii) material Company Software (other than Off-the-Shelf Software) that is licensed to the Company or of its Subsidiaries on a proprietary basis, (iii) Software that is not Owned Software and is incorporated or embedded in any Company Product, or distributed or otherwise used in connection therewith (“Embedded Software”), and (iv) Company IP Agreements pursuant to which the Company or any of its Subsidiaries is authorized to use or distribute any Embedded Software, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof). The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is currently sold, licensed for use or otherwise distributed, and all such approvals are valid, current and in full force and effect.

(j) Except as set forth in Schedule 4.17(j) of the Company Disclosure Schedule, no Open Source Software is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Inter-Tel 7000 Series or Inter-Tel 5000 Series Company Product (including Owned Software embodied in such Company Product).

With respect to any such items of Open Source Software, Schedule 4.17(j) of the Company Disclosure Schedule identifies the underlying Open Source Software, the Company IP Agreement governing the use of such Open Source Software, and the particular Owned Software and/or Company Products in which such Open Source Software is present. With respect to any such items of Open Source Software, to the Knowledge of the Company, no such use, development, incorporation or distribution of such Open Source Software, or any other use of or activities with respect to such Open Source Software by the Company, any of its Subsidiaries, or any of their customers in accordance with the terms of the agreements under which such Company Products are licensed, sold or otherwise distributed by the Company, (i) requires the licensing, disclosure or distribution of any source code for Company Software or Company Products (other than source code that is a part of such Open Source Software) or Company Intellectual Property Rights to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any other Company Software or Company Products, (iii) except as specifically permitted by Applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any other Company Software, or (iv) requires the licensing of any other Company Software or Company Products to any other Person for the purpose of making derivative works.

(k) All source code and other documentation concerning Owned Software and/or the Company Products is correct, accurate, complete and sufficiently documented to enable a Software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of Software to which it pertains, without reference to other sources of information. No such source code has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.

(l) Except as set forth in Schedule 4.17(l) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own the entire and unencumbered right, title and interest in and to the Company Products, including the source code therefor and Intellectual Property Rights therein. No rights in any Company Product have been transferred or granted to any Third Party except for non-exclusive licenses of Company Products granted by the Company or its Subsidiaries to their customers in the ordinary course of business consistent with past practice.

(m) The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of all material Company IP Agreements required to be listed, or that are otherwise identified, in Schedule 4.17(a) and/or Schedule 4.17(i) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has granted or is obligated to grant any Person any exclusive rights in, to or under, or any right to sublicense, any Company Intellectual Property Rights. Except as set forth on Schedule 4.17(m) of the Company Disclosure Schedule, and except with respect to Off-the-Shelf Software, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person for the purchase, license, sublicense or use of any Company Intellectual Property Rights.

(n) The consummation of the transactions contemplated by this Agreement will not result in (i) the creation of any Lien on any Owned Intellectual Property Rights or any Intellectual Property Rights that are owned by or licensed to the Parent or any of its Affiliates prior to the Closing, (ii) Parent or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which Parent or its Affiliates were not bound by or subject to prior to the Closing, or (iii) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, being obligated to pay any royalties, honoraria, fees or other payments to any Person pursuant to the Company IP Agreements in excess of those payable by the Company and/or its Subsidiaries prior to the Closing.

(o) No university, military, educational institution, research center, Governmental Authority, or other organization (each, a “R&D Sponsor”) has sponsored research and development conducted in connection with the business of the Company and its Subsidiaries as currently conducted, or has any claim of right to, ownership of or other Lien on any Owned Intellectual Property Rights. No research and development conducted in connection with the business of the Company and its Subsidiaries as currently conducted was performed by a graduate student or employee of any R&D Sponsor. Neither the Company nor any of its Subsidiaries has participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Owned Intellectual Property Rights or restrict the ability of the Company or any of its Subsidiaries to enforce, license or exclude others from using any Owned Intellectual Property Rights.

(p) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any agreement, or is otherwise obligated, to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property Rights of any other Person.

Section 4.18 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) no notice, notification, demand, request for information, citation, summons, order, penalty, lien, investigation, action, claim, consent decree, suit or proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that alleges a violation by the Company or any of its Subsidiaries of any Environmental Law or Environmental Permit, or that seeks to impose liability or recover damages pursuant to any Environmental Law or Environmental Permit; and

(b) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits, and there are no present liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law, and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liabilities.

Section 4.19 Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the Company’s stockholders pursuant to the Merger is fair to the Company’s stockholders from a financial point of view.

Section 4.20 Contracts and Customers.

(a) For purposes of this Agreement, “Company Material Contract” shall mean any of the following Contracts:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the 1933 Act and the 1934 Act) with respect to the Company or any of its Subsidiaries;

(ii) any Contract containing any covenant (A) limiting, or otherwise restricting the ability of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person or to provide or acquire any goods or services to or from any Person or within any geographic area or (B) granting “most favored nation” pricing status to any Person, in each case other than those entered into in the ordinary course of business consistent with past practices, including customary preferred provider arrangements;

(iii) any Contract (i) providing for the disposition or acquisition outside the ordinary course of business by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or assets for consideration in excess of $1,000,000, or (ii) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person or other business enterprise, other than Subsidiaries of the Company;

(iv) any indentures, guarantees, loans or credit agreements, security agreements or mortgages, promissory notes or other Contracts evidencing the borrowing of money, extension of credit or other indebtedness, in each case, in excess of $100,000 (other than accounts receivables and trade payables arising in the ordinary course of business or those relating to intercompany indebtedness between the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries);

(v) any settlement agreement entered into within two years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries has unperformed obligations in excess of $100,000;

(vi) any Contract that contains a change of control (or equivalent) provision for which Parent or the Surviving Corporation or any of its Subsidiaries would reasonably be expected to lose or otherwise forfeit any benefit of such Contract having a value of $1,000,000 or more, or would have increased obligations or liabilities under such Contract of $1,000,000 or more upon the consummation of the transactions contemplated hereby, exclusive of any such Contract that (x) is with any customer of the Company or any of is Subsidiaries, or (y) is cancelable or terminable by the Person (other than the Company or any of its Subsidiaries) party thereto upon 60 days’ notice (or less) without penalty or premium;

(vii) any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(viii) any Company IP Agreement;

(ix) any Contract to which the Company or any of its Subsidiaries are parties which involves (or is currently projected by the Company in its good faith judgment to involve) payments to or from the Company or any Subsidiary thereof in excess of $1,000,000 per annum which is not cancelable or terminable by the Company or such Subsidiary, as the case may be, upon no more than three months notice and without penalty or premium; and

(x) any lease (or series or group of related leases) requiring rental payments of $100,000 or more per month or $1,000,000 or more per year to which the Company or any of its Subsidiaries is a party, and any lease to which the Company or any of its Subsidiaries is a party that has a remaining lease term in excess of 60 months;

(xi) any Contract with any Governmental Authority having a value of $1,000,000 or more;

(xii) any Contract for employment not terminable at will or terminable upon no more than three months notice without payment or penalty; and

(xiii) any other Contract, whether or not made in the ordinary course of business, which is material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

Schedule 4.20(a) of the Company Disclosure Schedule lists each Company Material Contract (provided that with respect to the Company IP Agreements referenced in Section 4.20(a)(viii), only the Company IP Agreements required to be listed in Schedule 4.17(a) and/or Schedule 4.17(i) of the Company Disclosure Schedule are required to be listed in such Schedule 4.20(a).

(b) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law), (ii) to the extent such Company Material Contract has been performed or has previously expired or been terminated in accordance with its terms and (iii) for such failures to be valid and binding or in full force and effect that would not have a Company Material Adverse Effect. The Company and its Subsidiaries and, to the Knowledge of the Company, each other party to the Company Material Contracts have performed in all respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both), in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that would not have a Company Material Adverse Effect.

(c) Schedule 4.20(c) of the Company Disclosure Schedule sets forth a list of the top 20 customers of the Company and its Subsidiaries based on net revenues for fiscal year 2006. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any fraudulent conduct with respect to any such customer or supplier of the Company or any of its Subsidiaries.

Section 4.21 Insurance. The Company and its Subsidiaries are covered by insurance policies issued in favor of the Company and/or its Subsidiaries by reputable insurance carriers

(or pursuant to self-insurance programs) that cover such risks and are in such amounts as, to the Knowledge of the Company, are in accordance with customary industry practice for Persons engaged in similar businesses and of substantially similar size and geographic presence, and all such insurance policies which cover the material risks of the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”), are in full force and effect and, assuming valid execution and delivery by the insurers party thereto, are legal, valid, binding and enforceable in accordance with its terms. All Material Insurance Policies have been heretofore made available or delivered to Parent. As of the date hereof, since January 1, 2005, neither the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation, invalidation or breach of any Material Insurance Policy (other than in respect of ordinary course cancellation or similar notices received in connection with the stated expiry of any such Material Insurance Policy in accordance with its terms), (b) refusal of any material coverage existing under, or rejection of any material claim under, any Material Insurance Policy (other than letters received in the ordinary course whereby an insurance carrier reserves its rights under any insurance policy), or (c) material increase in the aggregate amount of the premiums payable in respect of the Material Insurance Policies. Except as would not have a Company Material Adverse Effect, there is no pending claim under or based upon any Material Insurance Policies of the Company or any of its Subsidiaries.

Section 4.22 Labor Relations.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Applicable Laws governing or concerning conditions of employment, employment discrimination and harassment, wages and hours and occupational safety and health, including the Labor Laws, except where the failure to so comply would not have a Company Material Adverse Effect.

(b) As of the date hereof, the employees of the Company and its Subsidiaries are not represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Authority and there is not (nor has there been within the last 12 months), to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. During the past 12 months from the date hereof, there has not been, nor is there existent or, to the Knowledge of the Company, threatened as of the date hereof, any material strike, slowdown, lock outs, picketing, work stoppage or other material disputes by the employees of the Company or its Subsidiaries which would have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other similar contract, arrangement or understanding with a labor union or other labor or employee organization.

Section 4.23 Real Estate; Assets. (a) Schedule 4.23 of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all real property with a value in excess of $5,000,000 owned by the Company and its Subsidiaries (the “Real Estate”). Each parcel of real property owned by the Company or any of its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as would not have a Company Material Adverse Effect.

Section 4.24 Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

Section 4.25 Certain Business Practices. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) paid any bribe or made any illegal payment in violation of Applicable Law.

Section 4.26 Interested Party Transactions. To the Knowledge of the Company, no director, officer or other Affiliate of the Company or any of its Subsidiaries has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Schedule 4.20(a) of the Company Disclosure Schedule; or (iv) other than written employment, bonus, or incentive compensation agreements or arrangements previously disclosed in the Company SEC Reports, any material contractual or other arrangement with the Company or any of its Subsidiaries; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.26. There are no extensions of credit maintained by the Company or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.27 Company Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY AGENT, EMPLOYEE OR REPRESENTATIVE THEREOF, HAS MADE, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, REGARDING THE COMPANY, ITS SUBSIDIARIES, THEIR RESPECTIVE BUSINESSES OR ANY OTHER MATTER PERTAINING TO THE COMPANY OR ITS SUBSIDIARIES, INCLUDING THE EMPLOYEES AND ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legally valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the certificate of merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (iv) any actions or filings on behalf of Parent and Merger Sub the absence of which would not have a Parent Material Adverse Effect.

Section 5.04 Non-Contravention and Consents. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate, contravene, breach or conflict with any provision of any material Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, result in a breach of, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration, amendment or other change of any right or obligation or the loss or diminution of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with such exceptions, in the case of clauses (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 5.05 Disclosure Documents. None of the information provided by Parent or Merger Sub for inclusion in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading at the time such Company Disclosure Document is filed or any such Company Disclosure Document or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement.

Section 5.06 Finders’ Fees. Except for Morgan Stanley & Co. Incorporated and Genuity Capital Markets, there is no investment banker, broker, finder or similar intermediary that has been retained by or on behalf of Parent or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07 Financing.

(a) Parent and Merger Sub have provided to the Company a true and complete copy of executed commitment letters from Morgan Stanley Senior Funding, Inc. and Morgan Stanley Senior Funding (Nova Scotia) Co. to provide debt financing in an aggregate amount of $460,000,000 (the “Debt Commitment Letter”) and from Francisco Partners II, L.P. to provide equity financing in an aggregate amount of $300,546,000 (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). There are no conditions to the funding of the financings described in the Debt Commitment Letter and the Equity Commitment Letter, other than those expressly set forth in the Debt Commitment Letter and Equity Commitment Letter delivered to the Company on the date hereof (the conditions so set forth in the Debt Commitment Letter, the “Debt Disclosed Conditions,” and the conditions so set forth in the Equity Commitment Letter, the “Equity Disclosed Conditions”). No Person (other than the Parent in the case of clause (ii) below) has any right to (i) impose, and Parent and Merger Sub have no obligation to accept, any condition precedent to such debt financing other than the Debt Disclosed Conditions, (ii) impose, and Parent and Merger Sub have no obligation to accept, any condition precedent to such equity financing other than the Equity Disclosed Conditions, (iii) reduce the amounts of the financing commitments made in the Debt Commitment Letter or (iv) reduce the amounts of the financing commitments made in the Equity Commitment Letter.

(b) As of the date of this Agreement, each of the Commitment Letters is in full force and effect, in all material respects, and there has been no breach, default, action or omission to act on the part of Parent or Merger Sub, or to the knowledge of Parent, on the part of the other parties thereto, that would permit any party thereto to terminate or cancel the Commitment Letters.

(c) The aggregate proceeds to Parent or Merger Sub contemplated by the Commitment Letters, together with the cash available to Parent and its Subsidiaries, are sufficient to enable Parent or Merger Sub to pay the aggregate Merger Consideration in accordance with Section 2.02, to make all payments in respect of Company Stock Awards pursuant to this Agreement, to repay or refinance debt or other obligations as contemplated by the Commitment Letters and to pay all fees and expenses related to this Agreement, the Commitment Letters and the transactions contemplated hereby and thereby.

(d) The consolidated audited financial statements of Parent for the year ended April 30, 2006, and the related audited statements of income and cash flow of Parent for the year ended April 30, 2006, were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 5.08 No Ownership Interest. Neither Parent nor Merger Sub nor any of their respective Affiliates owns, beneficially or of record, any shares of Company Stock, and neither Parent nor Merger Sub nor any of their respective Affiliates, individually or in the aggregate, within the last three years has directly or indirectly owned, beneficially or of record, 15% or more of the outstanding Company Stock.

Section 5.09 Company Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY HAS NOT MADE, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, REGARDING THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER MATTER PERTAINING TO THE COMPANY OR ITS SUBSIDIARIES, INCLUDING THE EMPLOYEES AND ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. From the date hereof until the earlier of (a) the Effective Time and (b) the date of termination of this Agreement in accordance with its terms, except as set forth in Schedule 6.01 of the Company Disclosure Schedule, the Company and its Subsidiaries shall conduct their business in the ordinary course, consistent with past practices, and shall use reasonable best efforts to (i) preserve intact their business organizations and relationships with third parties of the Company and its Subsidiaries, (ii) to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and (iii) to comply in all material respects with all Applicable Laws and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as contemplated by this Agreement, or as set forth in Schedule 6.01(a)-(s) of the Company Disclosure Schedule, from the date hereof until the earlier of (a) the Effective Time and (b) the date of termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws, or amend any material term of (or relating to) any outstanding Company Security, except as permitted by this Agreement;

(b) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock (whether in cash, property or otherwise), other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

(c) (i) except as required by the terms of Company Stock Awards outstanding on the date hereof or the terms of the Company Equity Incentive Plans on the date hereof, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (whether pursuant to the Company’s stock repurchase program or otherwise), or (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its securities;

(d) issue, deliver, pledge, sell or otherwise transfer or encumber any shares of capital stock, or any securities convertible into or exercisable for shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock, other than issuances of Company Stock pursuant to stock-based awards or options outstanding as of the date hereof under the Company Equity Incentive Plans in the ordinary course of business;

(e) acquire any material business, whether by way of merger, consolidation or acquisition of stock or assets, except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business and in an amount not to exceed $1,000,000;

(f) sell, lease, license, pledge, subject to any Lien or otherwise dispose of any Subsidiary of the Company or any assets, securities or property of the Company or any of its Subsidiaries except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(f) of the Company Disclosure Schedule, (ii) sales of leases by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, or (iii) otherwise in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate;

(g) incur or assume any indebtedness for borrowed money, guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness incurred in the ordinary course of business consistent with past practices, indebtedness incurred under or as permitted pursuant to the credit facilities of the Company or any of its Subsidiaries existing (and as in effect) on the date hereof, or incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) except as required by the terms of this Agreement or the terms of any existing Employee Plan disclosed on Schedule 4.16(a) of the Company Disclosure Schedule, (i) grant any severance or termination pay to any current or former director or officer of the

Company or any of its Subsidiaries or any “Company Employee” (defined below in Section 7.02), (ii) establish, adopt, enter into or amend any employment, severance, incentive, bonus, deferred compensation or similar agreement or benefit plan, including any Employee Plan or collective bargaining agreement with or covering any current or former director or officer of the Company or any of its Subsidiaries or any Company Employee, (iii) hire any new employee with a base salary for such employee in excess of $200,000 or (iv) except as required by contractual terms in effect on the date hereof, increase or accelerate the payment or vesting of the compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business, consistent with past practices;

(i) other than in the ordinary course of business or as required by changes in Applicable Law or GAAP, (i) make, revoke or amend any material Tax election, change any material method of Tax accounting or material Tax procedure or practice or settle or compromise any claim relating to material Taxes in amounts in excess of $100,000 individually or $300,000 in the aggregate over a three month period, or (ii) waive or extend the statute of limitations in respect of any Taxes;

(j) adopt any change, other than as required by GAAP or Regulation S-X under the 1934 Act, in its accounting methods, principles, policies, procedures or practices;

(k) enter into any joint venture, partnership or other similar arrangement;

(l) (i) settle (A) any pending or threatened litigation related to the transactions contemplated hereby or (B) any other pending or threatened litigation, except for settlements involving the payment of money by the Company (and not any equitable relief) which would not, individually or in the aggregate, exceed $1,000,000, or (ii) commence any litigation, other than (A) litigation against customers or suppliers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) litigation against former employees of the Company to enforce the terms of any confidentiality, non-compete or similar agreement with such former employee;

(m) make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in a wholly-owned Subsidiary of the Company and advances to employees for business expenses in the ordinary course;

(n) (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property Rights or material Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the material Company Intellectual Property Rights and material Company IP Agreements, (ii) grant to any third party any license with respect to any Company Intellectual Property Rights, except in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property Rights jointly with any third party, except in the ordinary course of business consistent with past practice, (iv) disclose any confidential information or confidential Company Intellectual Property Rights to any Third

Party, except in the ordinary course of business consistent with past practice pursuant to a non-disclosure covenant protecting against further disclosure thereof, or (v) fail to notify Parent promptly of any material infringement, misappropriation or other violation of or conflict with any Company Intellectual Property Rights of which the Company or any of its Subsidiaries becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property Rights;

(o) cancel any material debts owed to, or waive any material claims or rights held by, the Company or any of its Subsidiaries that involve Third Parties and have a value, individually or in the aggregate, in excess of $2,000,000 (other than debts, claims and rights between the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries);

(p) (i) enter into any Contracts other than in the ordinary course of business consistent with past practices, which exceed $1,000,000, exclusive of those contemplated by this Agreement, (ii) amend or modify any Company Material Contract required to be listed on Schedule 4.20(a) of the Company Disclosure Schedules, or waive, release, assign or transfer any of its material rights or claims thereunder or (iii) enter into any Contract of the type described in Section 4.20(a)(ii);

(q) except as required by Applicable Law, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(r) fail to make any filings with the SEC required under the 1933 Act or the 1934 Act or the rules and regulations promulgated thereunder in the time permitted by such Acts, rules or regulations; or

(s) agree or commit to do, any of the foregoing.

Notwithstanding the foregoing, the Company shall be permitted to solicit proxies in opposition to the election of persons nominated by Steven G. Mihaylo or his Affiliates as directors of the Company and any proposal to the stockholders of the Company proposed by Steven G. Mihaylo or his Affiliates to be acted on, in each case, at the 2007 annual meeting or any special meeting of the stockholders of the Company; provided, however, that in no event shall the Company be permitted to take or propose to take any action enumerated in this Section 6.01 in connection with such solicitation in opposition unless such actions are reasonably related to such solicitation in opposition, such as retaining proxy solicitors and public relation firms.

Section 6.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable to allow the Company stockholders to vote on the adoption of this Agreement and the Merger. Subject to Section 6.03, the Special Committee and Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders and the Company Proxy Statement shall include such recommendation. Notwithstanding anything to the contrary contained herein, unless this Agreement is theretofore terminated in accordance with Section 10.01, the Company shall submit this Agreement to its stockholders for adoption at the Company Stockholder Meeting. In connection with such meeting, the Company shall (i) (A) promptly, in consultation with Parent, prepare and file the Company Proxy Statement with the SEC, (B) notify Parent promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Company Proxy Statement or for any additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement, (C) as promptly as practicable after comments are received from the SEC in respect of the Company Proxy Statement, in consultation with Parent, prepare and file with the SEC any required amendments to the Company Proxy Statement and (D) use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all related proxy materials for such, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

Section 6.03 No Solicitation; Other Offers.

(a) Subject to Section 6.03(b), from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms, neither the Company (whether acting through its Board of Directors, the Special Committee or otherwise) nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (w) solicit, initiate or take any action to facilitate or encourage any inquiries relating to (or which may reasonably be expected to lead to), or the submission of, any Acquisition Proposal, (x) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries to, or assist, facilitate, participate in or knowingly encourage any effort by, any Third Party that is seeking to make, has indicated an interest or intention in making, or has made or may reasonably be expected to make an Acquisition Proposal, (y) recommend a Superior Proposal or withdraw, qualify or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub (any of the foregoing in this clause (y), an “Adverse Recommendation Change”) or (z) enter into any (or amend or modify any existing) agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an Acquisition Proposal; provided, however, that the Company may extend the expiration of the confidentiality agreements currently in effect between the Company and each of Steven G. Mihaylo and Vector Capital Corporation. The Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by the Company, any Company Subsidiary or any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has executed a confidentiality agreement within 12 months prior to the date hereof (other than Steven G. Mihaylo or Vector Capital Corporation) in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its Subsidiaries, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any of its Subsidiaries and, if requested by Parent, to enforce such person’s obligation to do so. The Company shall not take any action to make the provisions of Section 203 of Delaware Law inapplicable to any transaction other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything in Section 6.03(a) (except as set forth in clause (i) below), but subject to Sections 6.03(c) and 6.03(e) below, from the date hereof and prior to the Company Stockholder Meeting, the Board of Directors of the Company may, directly or indirectly through advisors, agents or other intermediaries, (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Company, acting in good faith (after considering the advice of the Company’s outside legal advisor and financial advisor) has determined to be, or reasonably likely to lead to, a Superior Proposal, (ii) furnish to such Third Party information relating to the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (which shall be (i) with respect to Vector Capital Corporation, on the terms as set forth in the confidentiality agreement currently in effect between the Company and Vector Capital Corporation or (ii) with respect to any other Third Party, on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) and it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for an exclusive right to negotiate with such Third Party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and (iii) make an Adverse Recommendation Change but, in each case referred to in the foregoing clauses (i) through (iii), only if the Board of Directors of the Company determines in good faith by a majority vote (exclusive of any members of the Board of Directors of the Company that are not independent of the Third Parties making such Superior Proposal), after considering advice from outside legal counsel to the Company and the financial advisor to the Company, that such action is reasonably necessary to comply with its fiduciary duties under Applicable Law.

(c) The Company shall notify Parent as promptly as reasonably practicable following receipt by the Company (or any of its advisors) of any Acquisition Proposal (or any inquiry or contact with any Person with respect thereto), which notice shall include the identity of such Person and the material terms and conditions of any such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the material terms of any such proposal and whether such proposal has been withdrawn or rejected. The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b) or clauses (i) or (ii) of Section 6.03(e) unless the Company shall have first delivered to Parent written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Proposal (including material amendments or proposed material amendments). The Company shall provide to Parent any material information regarding the Company (not theretofore provided or made available to Parent) that it provides to any Third Party pursuant to Section 6.03(b)(ii) or Steven E. Mihaylo, his affiliates or his potential sources of debt or equity financing pursuant to Section 6.03(e) as promptly as reasonably practicable after the Company provides such information to such Person. The Company shall provide Parent with 24 hours’ prior notice (or such shorter prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which it is reasonably expected that an Acquisition Proposal will be considered. The parties hereto agree that, in the event that the Board of Directors of the Company determines it is reasonably necessary to take the action referred to in clause (iii) of Section 6.03(b), the Board of Directors of the Company may take such action, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board of Directors of the Company intends to effect an Adverse Recommendation Change, and (ii) if Parent does not, within four Business Days after Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines, in its good faith judgment (after considering the advice of its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(d) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to take any action necessary to comply with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal and to make any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel, such disclosure is required to comply with its fiduciary obligations to the stockholders of the Company or the Company’s public disclosure obligations under Applicable Law, and provided that such disclosure states that no action will be taken by the Board of Directors of the Company in violation of this Agreement; provided, however, that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action constitutes an Adverse Recommendation Change unless such disclosure has the effect of withdrawing, qualifying or modifying the Company Board Recommendation in a manner adverse to Parent or Merger Sub or recommending an Acquisition Proposal.

(e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.03 by any officer, director, employee, investment bankers, attorneys, accountants, consultants, intermediaries, or other agents or advisors of the Company (whether on behalf of or at the direction of the Board of Directors of the Company or otherwise) or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.03 by the Company or the Board of Directors of the Company, as the case may be. Notwithstanding anything in Section 6.03(b) or this Section 6.03(e) to the contrary, but subject to Section 6.03(c), in the event of a submission of an Acquisition Proposal by Steven G. Mihaylo or his Affiliates, from the date hereof and prior to the Company Stockholder Meeting, the Board of Directors of the Company may, directly or indirectly through advisors, agents or other intermediaries, (i) engage in negotiations or discussions with Mr. Mihaylo and his Affiliates concerning an Acquisition Proposal or (ii) furnish to Mr. Mihaylo, his Affiliates and his potential sources of debt and equity financing information relating to the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (which shall be either (i) on the terms as set forth in the confidentiality agreement currently in effect between the Company and Mr. Mihaylo, or (ii) on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) and it being understand that such confidentiality agreement and any related agreements shall not include any “standstill” provision or provision calling for an exclusive right to negotiate with Mr. Mihaylo or his Affiliates or having the effect of prohibiting the Company from satisfying its obligations under this Agreement in accordance with its terms).

(f) For the purposes of this Section 6.03 and the definition of “Company Triggering Event” in Section 1.01, the Board of Directors of the Company shall be deemed to include any committee thereof (including the Special Committee) authorized to act on behalf of the Board of Directors of the Company with respect to the matters set forth in this Section 6.03.

Section 6.04 Access to Information, etc. From the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor Merger Sub shall communicate with any customer of the Company or its Subsidiaries without the prior consent of the Company; provided, however, that nothing herein shall prohibit Parent or Merger Sub from communicating with its customers, including such customers that are also customers of the Company or its Subsidiaries. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, dated as of March 1, 2007, between the Company and Parent (the “Confidentiality Agreement”) and Section 8.06 of this Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, and after reasonable advance notice, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the executive officers, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries; provided, however, that the foregoing obligation shall not apply to information which would reasonably be expected to jeopardize any legally recognized privilege otherwise relating to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. The parties acknowledge and agree that any confidential or proprietary documents or information disclosed or provided pursuant to this Agreement shall be considered subject to and protected from improper or unauthorized use or disclosure by the terms of the Confidentiality Agreement.

Section 6.05 Nasdaq Global Market System and SEC Filings.

(a) The Company shall use reasonable best efforts to cause the continued trading and listing of the Company Stock on the Nasdaq Global Market System during the term of this Agreement; and

(b) The Company shall use reasonable best efforts to file with the SEC its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 in a form compliant with, and within the time period required by, the applicable rules and regulations of the SEC.

Section 6.06 Stockholder Litigation. Each party shall give the other party prompt notice of any actual or potential stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and the Company shall provide Parent with the opportunity to participate in the defense of any such litigation. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation without the prior consent of the Company.

ARTICLE VII

COVENANTS OF PARENT AND MERGER SUB

Section 7.01 Director and Officer Liability.

(a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(i) For six years after the Effective Time, the Surviving Corporation shall use its reasonable best efforts to maintain the Company’s current officers’ and directors’ liability insurance policy with respect to matters occurring prior to the Effective Time (provided that the Surviving Corporation may substitute for such current insurance policies replacement policies with financially sound and recognized insurance carriers so long as the scope of coverage, deductibles, and coverage amounts and exclusions are not materially less favorable to the officers and directors of the Company at the time of the Merger than those under the policies in effect on the date hereof); provided, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.01(a) more than an amount per year equal to 200% of the current annual premium paid by the Company for such insurance (which premiums the Company represents and warrants to be $496,300 in the aggregate per year, as of the date hereof). Without limiting the generality of the foregoing (and notwithstanding any other provision of this Agreement), prior to the Effective Time and with the prior consent of Parent, the Company shall be entitled to obtain prepaid (or “tail”) insurance policies providing for the coverage contemplated by this Section. If such prepaid (or “tail”) policies are obtained prior to the Effective Time, Parent and the Surviving Corporation shall not cancel, amend or otherwise change such policies or permit such policies to be canceled, amended or changed.

(ii) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary or appropriate, proper provision shall be made prior to such transaction so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.01.

(iii) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation and indemnification of directors and officers equivalent in all material respects to those set forth in the Company’s certificate of incorporation and bylaws in effect as of the date hereof, which provisions shall not be amended for a period of six years after the Effective Time except as required by changes in Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the indemnified persons’ indemnification rights thereunder.

(b) Parent hereby unconditionally and irrevocably covenants and agrees to guarantee the obligations of the Surviving Corporation under this Section 7.01. The officers and directors of the Company are intended as express third party beneficiaries of this Section 7.01, and shall be entitled to seek enforcement of such provisions the foregoing guarantee of Parent as if an express party hereto.

Section 7.02 Employee Benefits.

(a) Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each employee of the Company or any of its Subsidiaries (each, a “Company Employee” and together, the “Company Employees”) with base salary or wage rates, an annual cash bonus opportunity and employee benefits (other than benefits of the type described in clause (d) below) that are no less than those provided by Parent or its Subsidiaries to other similarly tenured and positioned employees of Parent and such Subsidiaries from time to time and, until the later of (i) December 31, 2007 and (ii) six months after the Closing Date, no less than what each Company Employee received in the past year (after giving effect to any increases in compensation in effect as of the Closing Date and made in compliance with Section 6.01).

(b) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan of Parent or any of its Subsidiaries (including the Company) in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of the Company or its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan, any equity incentive plan or where such credit would result in a duplication of benefits.

(c) Until the later of (i) December 31, 2007 and (ii) six months after the Closing Date, Parent shall maintain in effect all employee benefit plans of the Company providing medical, dental, health, pharmaceutical, vision or other similar benefits for Company Employees. Thereafter, Company Employees shall be entitled to participate in the benefit plans offered by or on behalf of Parent, and in effect subsequent to December 31, 2007, providing medical, dental, health, pharmaceutical, vision or other similar benefits, which participation shall be on the same basis as other similarly tenured and positioned employees of Parent and its Subsidiaries from time to time except that any replacement plan which is a welfare benefit plan (as defined in Section 3(1) of ERISA) shall not impose any pre-existing condition exclusions or limitations, eligibility waiting periods or required physical examinations with respect to any Company Employee and their eligible dependents to the extent waived (or inapplicable) under the corresponding Employee Plan in which the applicable Company Employees participated immediately prior to the date of replacement and provided that any covered expenses incurred on or before the date of replacement but within the current plan year of the replacement plan by any Company Employee and their eligible dependents shall be taken into account by the replacement plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions applicable for such plan year under the replacement plan.

(d) Parent shall make available up to an aggregate of $150,000 in cash retention bonuses to be paid to individuals and in amounts and upon the terms and conditions as to be mutually agreed by Parent and the Company.

(e) No Company Employee shall have any third party beneficiary rights under this Section 7.02 nor shall any part of this Section 7.02 be construed to constitute an amendment of any Employee Benefit Plan or plan of Parent or any of its Subsidiaries.

Section 7.03 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.04 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries, if any, in favor of adoption of this Agreement at the Company Stockholder Meeting.

ARTICLE VIII

COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating in responding to inquiries from, and making presentations to, any Governmental Authorities in connection with the foregoing; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to require (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof, and each of Parent and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and otherwise take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR

Act as soon as practicable. In addition, each party agrees to make promptly any filing that may be required with respect to the transactions contemplated by this Agreement under any applicable antitrust, competition or trade regulation law, and to promptly supply any additional information or documentary material that may be requested by any other Governmental Authority.

(c) In furtherance and not in limitation of the foregoing,

(i) Each of Parent and Merger Sub shall use their respective reasonable best efforts to arrange and consummate the Financing on substantially the terms and conditions set forth in the Commitment Letters, including using reasonable best efforts to (A) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent or Merger Sub in the Commitment Letters, (B) enter into definitive agreements with respect to the Financing as promptly as practicable but in any event at the Effective Time on terms and conditions no less certain than those contained in the Commitment Letters and (C) obtain the funds under the Commitment Letters.

(ii) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change or material delay with respect to the Financing. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within one Business Day, if at any time prior to the date of Closing (A) the Debt Commitment Letter or Equity Commitment Letter shall be breached in any material respect or expire or be terminated for any reason or (B) any financing source that is a party to the Commitment Letters notifies Parent or Merger Sub that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein. Without the prior written consent of the Company, neither Parent nor any of its Subsidiaries shall knowingly take any action or omit to take any action that reasonably would be expected to materially impair, delay or prevent Parent’s or Merger Sub’s ability to timely obtain the proceeds of the Financing or to enter into and timely consummate any alternate financing arrangement. Parent shall not, without the prior written consent of the Company, terminate, amend or alter, or agree to terminate, amend or alter, the Commitment Letters in a manner that reasonably would materially impair, delay or prevent the transactions contemplated by this Agreement.

(iii) The Company shall use its reasonable best efforts to provide Parent with such cooperation in connection with the arrangement of the Financing, including (A) reasonably participating in meetings, due diligence sessions and management presentation sessions and similar presentations with lenders, (B) providing and assisting with the preparation of financial statements (including pro forma financial statements) and other information (financial or otherwise) regarding the Company for the purpose of preparing offering memoranda, private placement memoranda and similar documents or complying with the Debt Disclosed Conditions relating to the Company, and (C) reasonably facilitating the pledge of collateral to secure the repayment of any indebtedness resulting from the Financing after the Effective Time.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the Financing prior to the Effective Time.

(iv) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Parent shall use its reasonable best efforts to (A) arrange alternate financing (on terms and conditions no less favorable in any material respect than those contained in the Commitment Letters) and, if obtained, shall promptly provide the Company with a copy of the new financing commitments, (B) enter into definitive agreements with respect to any such alternate financing arrangements as promptly as practicable but in any event prior to the Effective Time and (C) obtain funds under such alternate financing arrangements to the extent necessary to consummate the transactions contemplated by this Agreement without undue delay.

Section 8.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any automated quotation system or national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation, if practicable.

Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05 Notice of Certain Events. Each of the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall promptly notify the other if it receives or becomes aware of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles IV or V, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty that could reasonably be expected to cause any of the conditions set forth in Section 9.02 or 9.03 not to be satisfied; and

(e) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.06 Company Disclosure Schedule. A disclosure or statement in the Company Disclosure Schedule shall not be construed as indicating that such matter is material, has resulted in or could have resulted in a Company Material Adverse Effect or is necessarily required to be disclosed by the Company. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act or under any applicable foreign antitrust or competition laws, rules or regulations shall have been terminated or shall have expired; and

(d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger shall have been taken, made or obtained, except for any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the parties to consummate the Merger.

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or Company Material Adverse Effect, shall, in each case, be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), unless the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect;

(c) Parent shall have received a certificate signed by an executive officer of the Company attesting to the satisfaction of the conditions in subparagraphs (a) and (b) above;

(d) the Company shall have delivered to Parent certified copies of the resolutions duly adopted by the Special Committee and Board of Directors of the Company, as the case may be, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger;

(e) no Company Material Adverse Effect shall have occurred; and

(f) The Company and its Subsidiaries shall have, in the aggregate, no less than $179 million of Readily Available Cash.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following further conditions:

(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of each of Parent and Merger Sub contained in this Agreement (i) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct, at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), unless the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate signed by an executive officer of each of Parent and of Merger Sub attesting to the satisfaction of the conditions in subparagraphs (a) and (b) above.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2007 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) consummation of the Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Authority having competent jurisdiction; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof).

(c) by Parent, if a Company Triggering Event has occurred;

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 10.01(d) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by Parent to the Company;

(e) by the Company, to enter into a definitive agreement with respect to a Superior Proposal, provided, that the Company has complied in all material respects with all of its obligations under Section 6.03, the Company pays the Parent Termination Fee (as defined below) simultaneously with the termination of this Agreement and the Company immediately thereafter enters into a definitive agreement with respect to a Superior Proposal;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied

(“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Parent and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by the Company to Parent; or

(g) by the Company, if the conditions set forth in Sections 9.01 and 9.02 (excluding clauses (c) and (d) of Section 9.02) have been satisfied on or prior to August 15, 2007 and Parent has failed to consummate the Merger no later than five Business Days after satisfaction of such conditions.

The party desiring to terminate the Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, other than pursuant to Section 11.04, to the extent applicable; provided that, if a court of competent jurisdiction, pursuant to a trial and non-appealable judgment, determines that such termination resulted from (i) the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) the willful failure of either party to perform a covenant hereof or breach of a representation or warranty contained herein, such non-performing or breaching party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, however, that notwithstanding any other provision of this Agreement to the contrary, the Company’s sole and exclusive remedy for breach of this Agreement by Parent or Merger Sub shall be payment of the Company Termination Fee (as defined below) in accordance with the terms hereof.

(b) The provisions of this Section 10.02 and Article XI and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

Mitel Networks Corporation

350 Legget Drive

Kanata, Ontario

Canada K2K 2W7

Attention: Chief Financial Officer

Facsimile No.: 613-592-7807

with a copy to (which shall not constitute notice to Parent or Merger Sub):

Shearman & Sterling LLP

Commerce Court West

Suite 4405, P.O. Box 247

Toronto, Ontario M5L1E8

Canada

Attention: Christopher J. Cummings

Facsimile No.: 416-360-2958

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Peter D. Lyons

Facsimile No.: 212-848-7179

if to the Company, to:

Inter-Tel (Delaware), Incorporated

1615 S. 52nd Street

Tempe, Arizona 85281

Attention: Chief Executive Officer

Facsimile No.: 480-449-8929

with a copy to (which shall not constitute notice to the Company):

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attention: David Robbins

Facsimile No.: (213) 680-6499

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval and without the further approval of the stockholders of the Company, no such amendment or waiver shall reduce the amount or change the kind of consideration to be paid or received pursuant to Section 2.02, Section 2.03 or Sections 2.05 through 2.08.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Fees and Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Parent Payment Event occurs, the Company shall pay Parent a fee of $20,000,000 less the amount of Parent Expenses, if any, reimbursed by the Company to Parent in connection with a Parent Reimbursement Event (the “Parent Termination Fee”) on the earlier of (i) simultaneously with the Company’s termination of this Agreement pursuant to Section 10.01(e), (ii) immediately prior to the execution of a definitive agreement with respect to an Alternative Transaction in the event that this Agreement is terminated under the circumstances described in the proviso in the definition of “Parent Payment Event”, or (iii) within one Business Day after the Parent Payment Event relating to the termination of this Agreement pursuant to Section 10.01(c). If a Parent Reimbursement Event occurs, the Company shall reimburse Parent and Merger Sub within five Business Days after the Parent Reimbursement Event for all Parent Expenses in an amount not to exceed $6,000,000. In no event shall the Company pay more than one Parent Termination Fee hereunder and in no event shall the Company be obligated to reimburse Parent for Parent Expenses resulting from more than one Parent Reimbursement Event.

(c) If a Company Payment Event occurs, Parent shall within one Business Day following such Company Payment Event pay the Company (by wire transfer of immediately available funds) a fee of $20,000,000 (the “Company Termination Fee”). In no event shall Parent pay more than one Company Termination Fee hereunder.

(d) The parties hereto acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Parent Termination Fee or any Parent Expenses when due, the term “Parent Termination Fee” and “Parent Expenses”, as the case may be, shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 11.04, together with interest on such unpaid Parent Termination Fee and Parent Expenses, commencing on the date that the Parent Termination Fee or such Parent Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%. In the event that Parent shall fail to pay the Company Termination Fee when due, the term “Company Termination Fee” shall be deemed to include the costs and expenses actually incurred or accrued by the Company (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 11.04, together with interest on such unpaid Company Termination Fee, commencing on the date that the Company Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York as such bank’s Prime Rate plus 1.00%. The parties further acknowledge and agree that in the event of the circumstances giving rise to the payment of the Parent Termination Fee or any Parent Expenses or the Company Termination Fee, damages from such circumstances will be difficult to quantify. Therefore the parties have agreed that the payment of such amounts represents a reasonable estimate of the amount of such damages in such contexts and that such payments shall be deemed to constitute liquidated damages and not in the nature of a penalty. The parties acknowledge and agree that the sole and exclusive remedy in the circumstances giving rise to the payment of the Parent Termination Fee, any Parent Expenses or the Company Termination Fee, as the case may be, shall be the payment of such agreed amounts, and no party shall have any other or further liability to any other party arising out of the circumstances triggering payment of such fees and reimbursement of expenses.

(e) Payment of one-half the Company Termination Fee, to the extent due and payable hereunder, is and shall be separately guaranteed pursuant to the Limited Guarantee entered into by Francisco Partners II, L.P. on the date hereof.

Section 11.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the third party beneficiaries identified in Section 7.01 and their respective successors and assigns. Except as provided in Section 7.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be interpreted to amend any benefit plan or to limit any rights that any parties may have under a benefit plan to amend or terminate that plan.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) on or after the Effective Time, to any Person (including lenders in connection with the Financing for collateral security purposes); provided that no such transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder.

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law provisions thereof, provided that the Merger shall be effected in accordance with the applicable provisions of Delaware Law.

Section 11.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court or state court located in the City of New York in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided for notices in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder.

Section 11.09 Entire Agreement. This Agreement, the Confidentiality Agreement and any other written agreements executed and delivered by the parties hereto on the date hereof constitute the entire agreement between the parties with respect to their collective subject matter and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any obligation of the Company under provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Section 10.01 hereof, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof by the Company in any federal or state court located in the City of New York in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTER-TEL (DELAWARE), INCORPORATED:

By:	/s/ Norman Stout
	Name:	Norman Stout
	Title:	CEO

MITEL NETWORKS CORPORATION:

By:	/s/ Steve Spooner
	Name:	Steve Spooner
	Title:	Chief Financial Officer

ARSENAL ACQUISITION CORPORATION:

By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Secretary & Treasurer

(Signature Page to Agreement and Plan of Merger)

Annex B

UBS Securities LLC 555 California Street, 36th Floor San Francisco, CA 94104 www.ubs.com

April 26, 2007

The Board of Directors

Inter-Tel, Incorporated

1615 South 52nd Street

Tempe, Arizona 85281

Dear Members of the Board:

We understand that Inter-Tel, Incorporated, a Delaware corporation (“Inter-Tel” or the “Company”), is considering a transaction whereby Mitel Networks Corporation, a corporation duly organized under the laws of Canada (“Parent”), will effect a merger in which the Company will be acquired by Parent. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of April 25, 2007 (the “Agreement”), among Parent, the Company and Arsenal Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the”Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Agreement, in the Merger all of the issued and outstanding shares of the common stock of the Company, par value of $0.001 per share, (“Company Common Stock”), will be converted into the right to receive, for each share of Company Common Stock, $25.60 in cash (the “Consideration”).

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (excluding Steven G. Mihaylo and his affiliates) of the Consideration to be received by the holders of the Company Common Stock in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to the Company unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or the publicly traded portfolio companies of Francisco Partners II, L.P., Parent’s financial partner and a source of equity financing for Parent with respect to the Merger, and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement does not differ in any material respect from the draft dated April 25, 2007 that we have examined, (ii) Parent, Merger Sub and the Company will comply with all the material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Parent, or the Transaction. In connection with the Merger we have not been authorized to solicit, and have not solicited, indications of interest in a business combination with the Company from any party; however, we assisted the Company in contacting parties regarding a potential business combination with the Company during 2006, in connection with its proxy contest and exploration of strategic alternatives.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies that are generally in the industry in which the Company operates; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions involving certain companies that are generally in the industry in which the company operates; (vii) reviewed current and historical market prices of the Company’s Common Stock; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

As you are aware, the financial and operating characteristics of the Company cause its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions that we have reviewed and, accordingly, we have relied primarily on discounted cash flow analysis of such forecasts and estimates for purposes of our opinion.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock (excluding Steven G. Mihaylo and his affiliates) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/    UBS SECURITIES LLC

UBS SECURITIES LLC

Annex C

APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PRELIMINARY COPY

INTER-TEL (DELAWARE), INCORPORATED

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Inter-Tel (Delaware), Incorporated common stock for the upcoming Special Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-849-9670, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1348. Please follow the simple instructions provided.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/intl, and follow the simple instructions provided. Please note you must type an “s” after http.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Inter-Tel (Delaware), Incorporated, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

ê TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ê

INTER–TEL (DELAWARE), INCORPORATED

The Board of Directors Recommends a Vote “FOR” Items 1 and 2.

1. To adopt the Merger Agreement.	☐	For	☐	Against	☐	Abstain

2. To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional

proxies, if there are not sufficient votes in favor of

adoption of the Merger Agreement at the special meeting.

	☐	For	☐	Against	☐	Abstain

Inter-Tel will transact such other business as may properly come before the meeting or any adjournment thereof.

Date:	, 2007

Signature

Signature

Title(s)

Please sign exactly as your name(s) appear hereon. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PRELIMINARY COPY

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

ê TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ê

INTER–TEL (DELAWARE), INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS

            ,             , 2007,     :00 A.M.

Tempe, Arizona

This proxy is solicited by the Board of Directors

for use at the Special Meeting on             , 2007.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If you return the proxy, but no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Norman Stout, John Gardner and Kurt R. Kneip, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF ITEMS 1 AND 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)